Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292666

PROSPECTUS

PICARD MEDICAL, INC.

17,000,000 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of up to 17,000,000 shares of our common stock, par value $0.0001 per share (“common stock”), by HT Investments MA LLC and High Trail Special Situations LLC (or the “Selling Stockholders”).

The shares included in this prospectus consist of shares of common stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Stockholders, from time to time as set forth in the securities purchase agreement we entered into with the Selling Stockholders on December 24, 2025 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the shares of common stock registered for resale pursuant to this prospectus consist of (i) shares issuable upon conversion, redemption, amortization, make-whole, or other share settlement of our senior secured notes due December 24, 2028 (the “Notes”), and (ii) up to 7,009,346 shares issuable upon exercise of warrants (the “Warrants”), all originally issued in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

We are not selling any shares of common stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholders. However, we may receive proceeds from any cash exercise of the Warrants, which Warrants have an initial exercise price of $2.675 per share, subject to adjustments as described herein. We intend to use any such proceeds for general corporate purposes.

The Selling Stockholders may sell or otherwise dispose of the common stock described in this prospectus in different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholders may sell or otherwise dispose of the common stock being registered pursuant to this prospectus.

We will pay the expenses of registering under the Securities Act the offer and sale of the common stock to which this prospectus relates by the Selling Stockholders, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is listed on the NYSE American (“NYSE”) under the symbol “PMI.” On February 2, 2026, the closing price of our common stock was $2.07.

Investing in our securities involves a high degree of risk. These risks are described in the “Risk Factors” section on page 9 of this prospectus. You should also consider the risk factors described in this prospectus, and in any applicable prospectus supplement to this prospectus, before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 10, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”). Under this prospectus, the Selling Stockholders may, from time to time, sell shares of our common stock described in this prospectus in one or more transactions, as described herein. This prospectus provides you with a general description of the securities offered by the Selling Stockholders. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

For investors outside of the United States: Neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed as exhibits to the registration statement of which this prospectus is a part. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” before making your investment decision.

You should rely only on the information provided in this prospectus, any prospectus supplement and the registration statement. Neither we nor the Selling Stockholders have authorized anyone else to provide you with different or additional information in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, our common stock are being made only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus and any prospectus supplement, is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, the information set forth under the heading “Risk Factors” and our financial statements and the related notes thereto in this prospectus.

Overview

This prospectus relates to the offer and resale from time to time of our securities by the Selling Stockholders. We are not offering any securities under this prospectus, and we will not receive any proceeds from the sale of securities by the Selling Stockholders. The Selling Stockholders will bear the selling commissions and discounts, if any, attributable to their respective sales of the securities registered hereby.

We are Picard Medical, Inc., a holding company that owns 100% of SynCardia Systems, LLC (“SynCardia”). Our business is conducted through SynCardia, a medical technology company that manufactures and sells the SynCardia total artificial heart (the “STAH”)—the only implantable total artificial heart approved by the U.S. Food and Drug Administration and Health Canada as a bridge to heart transplantation for patients with biventricular heart failure. To date, more than 2,100 STAHs have been implanted in 27 countries. Our platform includes the SynCardia 50cc and 70cc TAHs, external drivers and ancillary hardware, supported by surgeon and center training and clinical support.

Our customers are major medical centers operating heart transplant and mechanical circulatory support programs. In the United States, we sell directly; in Europe and other international markets, we utilize specialized distributors, including an arrangement with SynCardia Medical (Beijing), Inc. for the Chinese market. We maintain more than 30 certified centers and a network of additional centers that have completed at least one implant within the last 36 months. We believe our installed base, clinical experience and distribution partnerships position us to capture a growing share of the advanced heart failure market.

Our strategy, consistent with our prior filing, is to advance product innovation, expand our commercial reach and deepen customer engagement while driving scale and operating leverage. Key priorities include developing a next generation, driver-less and fully implantable version of the STAH referred to as “Emperor”, next-generation portable and hospital drivers, continuing surgeon and center training to support safe adoption to expand our sales and channel presence in existing and new geographies. We operate an ISO 13485-certified quality management system and manufacture implants and drivers at our Tucson, Arizona facility, which we can scale to approximately 450 total artificial hearts per year, subject to demand.

Purchase Agreement with the Selling Stockholders

On December 24, 2025, we entered into the Purchase Agreement with the Selling Stockholders, pursuant to which we agreed to issue and sell, in a private placement exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D, senior secured notes due 2028 and warrants to purchase shares of our common stock, par value $0.0001 per share. At the initial closing on December 26, 2025, we issued an aggregate principal amount of $15,000,000 of notes as the first draw under a facility that permits, subject to specified conditions and the Selling Stockholder’s written consent, up to an additional $35,000,000 of notes to be issued in subsequent closings prior to December 15, 2028. In connection with the initial closing, we also issued to the Selling Stockholders warrants to purchase up to 7,009,346 shares of our common stock with an initial exercise price of $2.675 per share.

In accordance with the Purchase Agreement, we agreed to file a resale registration statement covering the shares of common stock underlying the notes and the warrants within 15 days after the initial closing and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable, and in any event within 30 days after filing (or 60 days if reviewed by the SEC). The securities were issued with appropriate restrictive legends, and the Selling Stockholders represented that it is an accredited investor acquiring the securities for investment purposes.

The notes are senior secured obligations bearing interest as set forth therein and provide, among other things, for scheduled monthly amortization that may be paid in cash or, at our election and subject to specified conditions, in kind via shares of our common stock, an optional redemption right permitting us to redeem the notes at 105% of the principal amount upon 15 business days’ notice, customary events of default and remedies (including acceleration), ranking and collateral provisions, and limitations related to stock exchange rules and beneficial ownership for any share settlement. The notes are secured by a first-priority security interest in substantially all of our tangible and intangible assets (and certain assets of our U.S. subsidiaries), subject to permitted liens and exceptions, pursuant to a security agreement and related intellectual property security agreement entered into at closing.

Under the Purchase Agreement, the Selling Stockholders were granted certain rights customary for a transaction of this nature, including a right to participate for up to 25% of future financings during a specified period, and we agreed to seek stockholder approval for the issuance of shares underlying the notes and warrants and an increase in authorized common stock to at least 300,000,000 shares at our next annual meeting. We also agreed to certain additional covenants, including maintaining a minimum cash balance while the notes remain outstanding.

Issuances of shares of our common stock upon conversion, exchange or other settlement of the notes (to the extent permitted by their terms) and/or upon exercise of the warrants will dilute the economic and voting interests of our existing stockholders, as the number of shares of common stock outstanding will increase upon any such issuances.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition and results of operations. You should carefully consider the risks discussed in the section titled “Risk Factors,” including the following risks, before investing in our common stock:

Risks Related to Our Business and Industry

●	We have a history of significant losses. If we do not achieve and sustain profitability, our financial condition could suffer.

●	All of our revenue is generated from a limited number of products, and any decline in the sales of these products or failure to gain market acceptance of these products will negatively impact our business.

●	The manufacturing process of the SynCardia TAH requires highly specialized knowledge and operator skills, which could affect our ability to manufacture the SynCardia TAH on a timely basis. If we are unable to manufacture the SynCardia TAH on a timely basis consistent with our quality standards, our results of operations will be adversely impacted

●	We rely on specialized suppliers and service providers for components of the SynCardia TAH and do not have second-source suppliers for the majority of components.

●	The future demand for our current products and future products is unproven. Our current products and future products may not be accepted by hospitals, surgeons or patients, and may not become commercially successful.

●	Once SynCardia TAH has been proven either safe and with probable benefit (through an approved HDE) or safe and effective (through an approved PMA), If SynCardia is unable to educate physicians on the safe and effective use of the SynCardia TAH and the procedure to implement the SynCardia TAH, we may be unable to achieve our expected growth.

●	If we fail to develop and retain a direct sales force and effective network of international distributors, we may be unable to achieve expected growth targets and our business could suffer.

●	Reliance on distributors and third parties to market and sell our products could negatively impact our business.

●	We operate in a market segment that is subject to rapid technological change. If our competitors are able to develop and market technologies or products that are safer, more effective, less costly, easier to use or otherwise more attractive than our products, our business will be adversely impacted.

●	SynCardia has significant customer concentrations, and economic difficulties or changes in the purchasing policies or patterns of our key customers could have a significant impact on our business and operating results. We have no long-term exclusive agreements with our customers and, as a result, generally operate on an invoice and purchase order basis to meet our customers’ needs.

●	Our future success depends on our ability to develop, receive regulatory approval (including long term indication) for, and introduce new products or product enhancements that will be accepted by the market in a timely manner.

●	If we are unable to successfully complete the pre-clinical studies or clinical trials necessary to support premarket approval applications or PMA supplements, our ability to obtain approvals for new products will be limited.

●	Premarket approvals for our therapeutic medical devices could be denied or significantly delayed.

●	We are subject to extensive post-marketing regulation by the FDA and comparable authorities in other jurisdictions, which could impact the sales and marketing of our products and could cause us to incur significant costs to maintain compliance. In addition, we may become subject to additional regulation in other jurisdictions as we increase our efforts to market and sell our products outside of the U.S.

●	If third-party payors do not continue to provide adequate coverage and reimbursement for the use of our products, it is unlikely that our products will be widely used, and our revenues will be negatively impacted.

●	Our manufacturing operations, research and development activities, and corporate headquarters are currently based at a single location, which may subject us to a variety of risks.

●	Product liability claims could damage our reputation or adversely affect our business.

●	Product deficiencies could result in field actions, recalls, substantial costs and write-downs; these could also lead to the delay or termination of planned studies or future clinical trials, if any, and harm our reputation and our business and financial results.

●	Any claims related to improper handling, storage or disposal of hazardous chemicals and biomaterials could be time-consuming and costly to address.

●	Our international operations subject us to certain operating risks, which could adversely impact our results of operations and financial condition.

●	Changes in U.S. and international trade policies, particularly with respect to China, may adversely impact our business and operating results.

●	We are subject to credit risk from our accounts receivable related to our product sales, which include sales within foreign countries that have recently experienced economic turmoil.

●	We are subject to risks associated with currency fluctuations, and changes in foreign currency exchange rates could impact our results of operations.

●	Changes in U.S. and foreign tax laws could have a material adverse effect on our business, cash flow, results of operations or financial conditions.

●	Our ability to use net operating loss carryforwards and certain other tax attributes may be subject to limitations.

●	The industry and market-related estimates included in this prospectus are based on various assumptions and may prove to be inaccurate.

●	Our ability to maintain our competitive position depends on our ability to attract and retain highly qualified personnel.

●	If we acquire other companies or businesses, we will be subject to risks that could hurt our business.

●	Failure to protect our information technology infrastructure against cyber-based attacks, network security breaches, service interruptions, or data corruption could significantly disrupt our operations and adversely affect our business and operating results.

●	Failure to protect the product and patient from cybersecurity risks associated with using the device could endanger patient safety and our ability to market the product.

●	The demand for total artificial hearts depends on a variety of factors. In particular, medical advances, that would either provide a better alternative or replace the use of a SynCardia TAH, which would ultimately result in the demand for SynCardia TAHs to decrease and would adversely affect our business, prospects, financial condition, and operating results.

Risks Related to Regulation of Our Industry

●	Our business is subject to extensive governmental regulation that could make it more expensive and time-consuming to introduce new or improved products.

●	The off-label use or misuse of our products may harm our image in the marketplace, result in injuries that lead to product liability suits, which could be damaging to our reputation and costly to our business, and/or result in costly investigations and regulatory agency sanctions or even civil or criminal penalties if we are deemed to have engaged in such promotion.

●	We are required to comply with medical device reporting, or MDR, requirements and must report certain malfunctions, deaths, and serious injuries associated with our products, which can result in voluntary corrective actions or agency enforcement actions.

●	Our employees, independent contractors, principal investigators, consultants, commercial partners, and suppliers may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

●	We are subject to various federal, state, and foreign healthcare laws and regulations, and a finding of failure to comply with such laws and regulations could have a material adverse effect on our business.

●	The SynCardia TAH is currently approved in the U.S. for bridge to transplant indications. We plan to seek approval for long-term indications of 2 years, or more, in the future. If we do not receive that approval within the next year, we may need to undertake additional clinical trials, which could cost significant funds and adversely affect our business.

●	In Europe, we voluntarily withdrew our CE certificate under CE MDD in 2022 and terminated our relationship with our CE notified body to migrate from CE MDD to CE MDR, and failure to reinstate our CE certificate under CE MDR or could have a material adverse effect on our business.

●	Prior weaknesses in our CE MDD regulatory regime and compliance with developing European Union medical device regulations, including the CE MDD, may limit our ability to market or sell products in European markets or to introduce new products into European markets.

Risks Related to Our Intellectual Property

●	Many aspects of the SynCardia TAH are no longer protected by patents, and we may be unable to, in the long term, protect our products from competition through other means.

●	The medical device industry is characterized by extensive patent and other intellectual property litigation, and we could become subject to litigation that could be costly, result in the diversion of management’s attention, require us to pay significant damages or royalty payments, or prevent us from marketing and selling our existing or future products.

●	If we cease our commercial ties or contractual arrangements with either Bimba or Heitek Automation, we will be required to source crucial components for the C2 and Freedom Driver from an alternative supplier, which could have a negative impact on our business and operations if one is not found.

●	We may be subject to claims that we or our employees have inadvertently or intentionally used or disclosed trade secrets or other proprietary information of former employers of our employees.

Risks Related to Ownership of Our Securities and this Offering

●	Our share price may be volatile, and purchases of our securities could incur substantial losses.

●	Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this Registration Statement for the fiscal year ended December 31, 2024.

●	We do not intend to pay cash dividends for the foreseeable future.

●	We incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which may adversely affect our business, results of operations, and financial condition.

●	If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of common stock may decrease.

●	If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our common stock share price and trading volume could decline.

●	Our Charter designates specific courts as the exclusive forum for substantially all stockholder litigation matters, which could limit the ability of our stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.

●	The resale of shares of our common stock by the Selling Stockholders, including shares issuable upon conversion of our senior secured notes and upon exercise of our warrants, may depress the market price of our common stock, and the potential issuance of additional shares in connection with these securities will dilute existing stockholders.

●	It is not possible to predict the actual number of shares of common stock we may sell to the Selling Stockholders under the Purchase Agreement or the actual gross proceeds resulting from those sales.

●	Investors who buy shares at different times will likely pay different prices.

●	Our management will have broad discretion over the use of the net proceeds, if any, from our sale of shares of common stock to the Selling Stockholders, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

●	We may not have access to the full amount available under the Purchase Agreement with the Selling Stockholders. We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

Corporate Information

Our principal executive offices are located at 1992 East Silverlake, Tucson, Arizona 85713, and our telephone number is (520) 545-1234. Our website is www.picardmedical.com. Information contained in, or accessible through, our website does not constitute part of this prospectus supplement and is not incorporated by reference in this prospectus supplement.

THE OFFERING

Securities Offered by the Selling Stockholders

17,000,000 shares of our common stock, par value $0.0001 per share, consisting of: (i) 7,009,346 shares issuable upon exercise of warrants issued in the private placement at an initial exercise price of $2.675 per share, subject to adjustment as provided in the Warrants; and (ii) 9,990,654 shares issuable from time to time upon conversion, redemption, or other settlement of our outstanding senior secured notes due December 24, 2028. See “The Institutional Investor Transaction.”

Selling Stockholders	HT Investments MA LLC and High Trail Special Situations LLC. See “Selling Stockholders.”

Shares of Common Stock Outstanding Prior to This Offering	73,701,176 shares of common stock.

Shares of Common Stock Outstanding After This Offering	90,701,176 shares of common stock, assuming the sale of a total of 17,000,000 shares of common stock to the Selling Stockholders under the Purchase Agreement and assuming the exercise of 7,009,346 warrants and issuance of the 9,990,654 shares issuable from time to time upon conversion, redemption, or other settlement of our outstanding senior secured notes due December 24, 2028. The actual number of shares outstanding after this offering will vary depending upon the actual number of shares we issue to the Selling Stockholders under the Purchase Agreement after the date of this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of securities by the Selling Stockholders. We may receive proceeds only from the cash exercise of the Warrants, if and when exercised, which, if all such Warrants were exercised for cash at the initial exercise price, would result in gross proceeds to us as described under “Use of Proceeds.” The holders of the Warrants are not obligated to exercise the Warrants, and we cannot predict if or when any Warrants will be exercised. See “Use of Proceeds.”

Market for Our Shares of Common Stock	Our common stock is listed on the NYSE American under the symbol “PMI.”

Risk Factors	Any investment in our common stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors”, commencing on page 9 of this prospectus, as well as all other information contained in this prospectus.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options and warrants or any issuance of shares under outstanding restricted stock units, in each case as described above.

RISK FACTORS

An investment in our shares of common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the information contained in this prospectus, including our financial statements and the related notes, before making an investment decision regarding the shares of common stock. If any of the following risks are realized, our business, financial condition, results of operations or prospects could be materially and adversely affected. In that event, the market price of our securities could decline, and you could lose part or all of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”.

Risks Related to Our Business and Industry

We have a history of significant losses. If we do not achieve and sustain profitability, our financial condition could suffer.

We have experienced significant net losses, and we expect to continue to incur losses for the foreseeable future while we expand our sales and marketing capabilities, increase manufacturing, pursue additional regulatory approvals for our products and continue our research and development activities. We have incurred a net loss of $21.1 and $15.6 million for the years ended December 31, 2024, and 2023, respectively and $22.7 million and $12.2 million for the nine months ended September 30, 2025, and 2024, respectively. As of September 30, 2025, our accumulated deficit was $72.6 million. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ deficit and working capital for the foreseeable future. We do not anticipate being profitable in the near future. Even if we are successful in marketing existing products and launching additional products into the market, we expect to continue to incur substantial losses for the foreseeable future as we continue to sell and market, research, and develop and seek regulatory approvals for existing and future products.

If sales revenue is insufficient, if we are unable to develop and commercialize product candidates, or if product development is delayed, we may never become profitable. Even if we do become profitable, we may be unable to sustain or increase profitability on a quarterly or annual basis.

All of our revenue is generated from a limited number of products, and any decline in the sales of these products or failure to gain market acceptance of these products will negatively impact our business.

We have focused heavily on the development and commercialization of a limited number of products for the treatment of irreversible biventricular heart failure, also referred to as end-stage heart failure. These products consist of the SynCardia 50cc TAH, SynCardia 70cc TAH, external “drivers” used to power and operate the SynCardia TAH and other ancillary, external hardware. For sales in the United States, we also recognize revenue when we train and certify new transplant centers or recertify dormant centers. From our inception in 2001 through September 30, 2025, substantially all revenue has been derived from sales of the SynCardia TAH and related services and ancillaries. We expect substantially all revenue to be derived from or related to sales of the SynCardia TAH for the immediate future. We expect that over time an increasing percentage of revenues will be derived from monthly rentals of our drivers, which is expected to result in longer, consistent revenue streams. If we are unable to achieve and maintain significantly greater market acceptance of the total artificial heart in general, and do not achieve sustained positive cash flow, we will be severely constrained in our ability to fund our operations. In addition, if we are unable to market our products as a result of a quality problem, shortage of components, failure to maintain or obtain regulatory approvals, unexpected or serious complications or other unforeseen negative effects, we would lose our only source of revenue, and our business will be adversely affected.

The manufacturing process of the SynCardia TAH requires highly specialized knowledge and operator skills, which could affect our ability to manufacture the SynCardia TAH on a timely basis. If we are unable to manufacture the SynCardia TAH on a timely basis consistent with our quality standards, our results of operations will be adversely impacted.

Manufacturing total artificial hearts entails a variety of risks, including:

●	the inability to meet product specifications and quality requirements consistently;

●	a delay or inability to procure or expand sufficient manufacturing capacity to meet additional demand for our products;

●	manufacturing and product quality issues related to the scale-up of manufacturing;

●	the inability to produce a sufficient supply of products to meet product demands;

●	the disruption of our manufacturing facility due to equipment failure, public health emergencies such as COVID-19, natural disaster or failure to retain key personnel;

●	an inability to ensure compliance with regulations and standards of the FDA including QSR and corresponding state and international regulatory authorities;

●	concentration of manufacturing activity in a single location, which risks loss of manufacturing capacity and continuity of production in the event of a fire or other disruption; and

●	the shell and diaphragm portions of the SynCardia TAH are constructed with a proprietary formulation of Segmented Polyurethane Solution (“SPUS”) with raw chemicals from qualified suppliers, and we may not obtain FDA approval for our efforts to source these raw chemicals from different suppliers.

Any of these events could lead to a reduction in product sales, product launch delays, or failure to obtain regulatory clearance or approval or impact our ability to successfully sell products and commercialize product candidates. Some of these events could be the basis for adverse actions by regulatory authorities, including injunctions, recalls, seizures, or total or partial suspension of production.

The SynCardia TAH is currently manufactured by hand by highly trained technicians who cannot be quickly or easily replaced. The length of time required to obtain the skill necessary to build the SynCardia TAH is long, and each technician is subject to sickness, accident or life changes. The loss of any such personnel could result in production delays that could adversely affect our results of operations.

To achieve revenue goals, we must successfully continue to increase production output to meet projected customer demand and product inventory requirements that are attendant to serving a global market. It is not certain that we will be able to increase output on anticipated timelines, or at all.

We rely on specialized suppliers and service providers for components of the SynCardia TAH and do not have second-source suppliers for the majority of components.

We rely on third party suppliers for materials and components necessary for the manufacture and assembly of our SynCardia TAH and components thereof. Several of our suppliers rely on proprietary processes and/or perform customized processes. While we aim to have secondary suppliers for our critical suppliers, this may not be feasible for all due to the nature of materials used and/or processes applied. We have entered into quality agreements with most of our critical suppliers. Issues arising from production stoppages, adverse business conditions, and failure to meet agreed production and quality standards may have an adverse effect on our performance.

We have second-source suppliers for some, but not all, of our components. In particular, we do not have second-source suppliers for many of our driver components or for the SynHall Valves, which are a component of the SynCardia TAH. Even if we engage a second-source supplier for our valve discs, we would need to obtain regulatory approvals in order to sell SynCardia TAHs with valve discs manufactured by a backup supplier.

Additionally, we have not currently sourced a backup supplier for the housings that are used in the SynHall Valves. Our reliance on third-party suppliers also subjects us to other risks that could harm our business, including:

●	suppliers may give the needs of other customers higher priority than us or discontinue or modify components based on demand from other customers;

●	inability to obtain adequate supply in a timely manner or on commercially reasonable terms;

●	some components must be manufactured to extremely tight tolerances and specifications with the result that our suppliers, especially new suppliers, may make errors in manufacturing or conduct unauthorized rework that could negatively affect the efficacy or safety of the products or cause components not to be delivered on time or at all or to be delivered outside of our specifications;

●	the availability of second-source suppliers may be extremely limited or their implementation as a supplier may be lengthy due to the tight tolerances and specifications in which we typically operate;

●	switching components or changes to components, specifications or designs may require product redesign and submission to the FDA of a post market approval supplement, which can lead to production interruptions;

●	suppliers manufacture products for a range of customers, and fluctuations in demand for the products these suppliers manufacture for others may affect their ability to deliver products to us in a timely manner; and

●	suppliers may encounter financial hardships unrelated to our demand, which could inhibit their ability to fulfill orders and meet requirements.

In the event that any of our suppliers decreases or discontinues production of any components, or in the event we encounter quality issues or other problems with components provided by suppliers, we may not be able to quickly establish additional or alternative suppliers in part because of the FDA approval process. Furthermore, we have experienced production delays associated with selecting and engaging alternative suppliers for certain components. Any interruption or delay in obtaining products from third-party suppliers, or an inability to obtain products from qualified alternate sources at acceptable prices in a timely manner, could impair our ability to meet customer demand and cause customers to switch to competing products.

Additionally, we may experience problems or delays in our own manufacturing and assembly processes, which may be harmful to our financial status or reputation and, therefore, make it more difficult or expensive for us to continue with or enter into relationships with specialized suppliers. Our business plan is predicated on maintaining strong relationships and favorable supply arrangements with a series of external parties to manufacture components of the SynCardia TAH and related drivers. If we are unsuccessful in this regard or are unable to secure or maintain agreements with these manufacturers on favorable terms or at all, then our ability to commercialize our technology and expand our operations will be dramatically impaired.

The future demand for our current products and future products is unproven. Our current products and future products may not be accepted by hospitals, surgeons or patients, and may not become commercially successful.

Physicians and hospitals may not perceive the benefits of our products and may be reluctant or unwilling to adopt using the SynCardia TAH as a treatment option, particularly in light of existing treatment options. For example, LVADs are currently the MCS devices most commonly used by physicians to bridge the time between when a transplant is needed for a heart failure patient and when a donor heart becomes available. While we believe that the SynCardia TAH is a complementary treatment alternative to LVADs on the continuum of care, physicians who are accustomed to using LVADs or other ventricular assist devices, or “VADs”, to treat patients with heart failure may be reluctant to adopt broad use of the SynCardia TAH.

Physicians and hospitals may be slow to change their practices because of perceived risks arising from the use of new products or due to specific operational characteristics related to the use of the SynCardia TAH and its related drivers. For example, physicians and hospitals have reported that the noise level generated by the Freedom Portable Driver has impacted their willingness to use the Freedom Portable Driver in the hospital setting. In addition, unlike VADs, implanting the SynCardia TAH involves the removal of the patient’s native heart. While we believe that replacement of the native heart with the SynCardia TAH provides many benefits over VADs, the concept of removing a patient’s native heart may cause a negative emotional reaction from certain physicians, patients and their families, and make them reluctant to use our products.

We must establish markets for our products and build those markets through appropriate and compliant physician education and awareness programs. Publication in peer-reviewed medical journals of results from studies using the SynCardia TAH will be an important consideration in its adoption by physicians and in reimbursement decisions of third-party payors. The process of publication in leading medical journals is lengthy and subject to a peer review process. Peer reviewers may not consider the results of studies of the SynCardia TAH and any future products sufficiently novel or worthy of publication. Failure to have our studies published in peer reviewed journals may adversely affect adoption of our products.

Once our products have been proven either safe and with probable benefit (through an approved HDE) or safe and effective (through an approved PMA), educating physicians and hospitals on the safety and benefits of our products requires significant commitment by our marketing team and sales organization. We cannot predict when, if ever, the SynCardia TAH will become widely accepted by physicians and hospitals. If we are unable to adequately educate physicians and hospitals about the advantages of the SynCardia TAH, do not achieve significantly greater market acceptance of our products, do not gain momentum in our sales activities, or fail to significantly grow our market share, we will not be able to grow revenue, and our business and financial condition will be adversely affected.

Once SynCardia TAH has been proven either safe and with probable benefit (through an approved HDE) or safe and effective (through an approved PMA), If SynCardia is unable to educate physicians on the safe and effective use of the SynCardia TAH and the procedure to implement the SynCardia TAH, we may be unable to achieve our expected growth.

It is critical to the success of our commercialization efforts that we educate physicians on proper implantation and aftercare techniques for the SynCardia TAH and provide them with adequate product support during clinical procedures. There is a learning process for physicians to become proficient in the use of the SynCardia TAH, and it typically takes several procedures for a physician to become comfortable implanting the SynCardia TAH. If a physician experiences difficulties during a procedure involving the SynCardia TAH, that physician may be less likely to continue to use our products or to recommend them to other physicians. It is important for our growth that these physicians advocate for the benefits of our products in the broader marketplace. If physicians are not properly trained, they may misuse or ineffectively use our products. This may also result in unsatisfactory patient outcomes, patient injuries, negative publicity, or lawsuits against us, any of which could have an adverse effect on our business.

If we fail to develop and retain a direct sales force and effective network of international distributors, we may be unable to achieve expected growth targets and our business could suffer.

We employ two sales specialists and three clinical support specialists who together cover the United States and Canadian markets, and we utilize a network of independent distributors and agents for sales outside of the United States. We work, or plan to work with distributors in Europe, India, China, Saudi Arabia, and Serbia. As we launch new products, increase our current sales efforts and expand into new geographies and increase our efforts in each geography, we will need to retain, grow, and develop our community of direct sales personnel, distributors, and agents. There is significant competition for sales personnel experienced in relevant medical device sales. In addition, the training process is lengthy because it requires significant education for new sales representatives to achieve an acceptable level of clinical competency with SynCardia TAH. Upon completion of training, sales representatives typically require lead time in the field to develop or expand their network of accounts and achieve the productivity levels they are expected to reach in any individual territory. If we are unable to attract, motivate, develop, and retain a sufficient number of qualified sales and clinical support personnel, and if they do not achieve the expected productivity levels, our revenue will not grow at the rate that we expect, and financial performance will suffer.

In addition, we cannot assure investors that we will succeed in entering into and maintaining productive arrangements with an adequate number of distributors that are sufficiently committed to selling the SynCardia TAH in international markets. The establishment and maintenance of a distribution network is expensive and time consuming. Even if we engage and maintain suitable relationships with an adequate number of distributors, they may not generate revenue as quickly as expected, commit the necessary resources to effectively market and sell the products, or ultimately succeed in selling the products. Moreover, if our sales force and distributors are unable to recruit new medical centers to become SynCardia Certified Centers, we may be unable to achieve expected growth, and our business could suffer.

Reliance on distributors and third parties to market and sell our products could negatively impact our business.

Reliance on distributors and third parties to market and sell our products could negatively impact our business because we may not be able to find suitable distributors for our products on satisfactory terms, agreements with distributors may prematurely terminate, our future distributor relationships or contracts may preclude us or limit us from entering into arrangements with other distributors, and we may not be able to negotiate new or renew existing distributing agreements on acceptable terms, or at all.

We operate in a market segment that is subject to rapid technological change. If our competitors are able to develop and market technologies or products that are safer, more effective, less costly, easier to use or otherwise more attractive than our products, our business will be adversely impacted.

The medical device industry is highly competitive and subject to technological change. Our success depends, in part, upon our ability to maintain a competitive position in the development of technologies and products for use in the treatment of advanced heart failure. We face significant competition in the United States and internationally, and we expect the intensity of competition to increase over time. For example, our products are likely to compete against future products offered by larger public companies such as Abbott. In addition to these potential competitors, we may also face competition from smaller companies with active MCS device development programs. Other competitors may emerge in the future. Many of the companies developing or marketing competing products enjoy several advantages relative to us, including:

●	greater financial and human resources for product development, sales and marketing;

●	greater name recognition;

●	long-established relationships with physicians and hospitals;

●	the ability to offer rebates or bundle multiple product offerings to offer greater discounts or incentives;

●	more established distribution channels and sales and marketing capabilities; and

●	greater experience in resources for conducting research and development, clinical studies, manufacturing, preparing regulatory submissions, obtaining regulatory clearance or approval for products and marketing approved products.

The SynCardia TAH is currently the only total artificial heart that is commercially available in the United States and Canada for use as a bridge to transplantation. The SynCardia TAH is also used under compassionate use/special dispensation regimes in several countries outside of North America. Although we believe that the SynCardia TAH is a complementary treatment alternative to LVADs on the continuum of care, we cannot assure investors that hospitals, physicians and investors will not view our products as competitive with LVADs that are marketed and sold by much larger and more established companies. Our competitors may develop, and patent processes or products earlier than we do, obtain regulatory clearance or approvals for competing products more rapidly than us or develop more effective, more convenient or less expensive products or technologies that render our technology or products obsolete or less competitive. In addition, our ability to increase gross margins is dependent in part upon product development, including increasing service intervals for drivers. We also face competition in recruiting and retaining qualified sales, scientific and management personnel, establishing clinical trial sites and enrolling patients in clinical studies. If our competitors are more successful than we are in these matters, our business may be harmed.

SynCardia has significant customer concentrations, and economic difficulties or changes in the purchasing policies or patterns of our key customers could have a significant impact on our business and operating results. We have no long-term exclusive agreements with our customers and, as a result, generally operate on an invoice and purchase order basis to meet our customers’ needs.

A small number of customers or key surgeons account for a substantial portion of our revenues. There are also a limited number of hospitals and surgical centers with heart transplant centers and MCS programs. Sales of products to our customers are not based on long-term, committed-volume purchase contracts, and we may not continue to receive significant revenues from any customer. Because of this significant customer concentration, our revenue could fluctuate significantly due to changes in economic conditions, the use of competitive products, or the loss of, reduction of business with, or less favorable terms with our significant customers. A reduction or delay in orders from significant customers, or a delay or default in payment by any significant customer, could materially harm our business and results of operations. For the years ended December 31, 2023, and 2024, customer A accounted for revenue of $1,876,000 or 37%, and $1,796,000 or 41%, respectively, customer B accounted for revenue of $737,000 or 15%, and $494,000 or 11%, respectively, and customer C accounted for revenue of $536,000 or 11%, and $150,000 or 3%, respectively. For the nine months ended September 30, 2025 and 2024, customer A accounted for revenue of $1,944,000 or 49% and $1,796,000 or 51%, respectively, Customer C accounted for revenue of $546,000 or 14% and $5,000 or 0%, respectively, and customer E accounted for revenue of $485,000 or 12% and $494,000 or 14%, respectively.

Our future success depends on our ability to develop, receive regulatory approval (including long term indication) for, and introduce new products or product enhancements that will be accepted by the market in a timely manner.

It is important to our business that we continue to build a pipeline of product offerings for the treatment of heart failure in order to remain competitive. As such, our success will depend in part on our ability to develop and introduce new products. However, we may not be able to successfully maintain our regulatory approvals for existing products, or develop, obtain, and maintain regulatory clearance or approval for product enhancements, or long-term indication for our products, or new products, or these products may not be accepted by physicians or the payors who financially support many of the procedures performed with our products.

The success of any new product offering or enhancement to an existing product will depend on several factors, including our ability to:

●	identify and anticipate physician and patient needs properly;

●	develop and introduce new products or product enhancements in a timely manner;

●	avoid infringing the intellectual property rights of third parties;

●	demonstrate the safety and efficacy of new products with data from preclinical studies and clinical studies;

●	obtain the necessary regulatory approvals for new products or product enhancements;

●	comply fully with FDA and applicable foreign government agencies’ regulations on marketing of new devices or modified products;

●	provide adequate training to potential users of our products; and

●	receive coverage and adequate reimbursement for procedures performed with our products.

If we do not develop new products or product enhancements in time to meet market demand, if there is insufficient demand for these products or enhancements, or if our competitors introduce new products with enhanced functionalities that are superior to our products, our results of operations will suffer.

If we are unable to successfully complete the pre-clinical studies or clinical trials necessary to support premarket approval applications or PMA supplements, our ability to obtain approvals for new products will be limited.

In some cases, where we develop new products, we may be able to engage in limited use of such products via emergency or compassionate use provisions prior to completion of clinical trials and receipt of regulatory approval. However, before broadly using medical devices in the United States, we must apply for and obtain approval for either a Humanitarian Device Exemption, or “HDE,” or a premarket approval, or PMA, from the FDA. Before submitting an HDE or PMA application, we must successfully complete pre-clinical studies and clinical trials to demonstrate that the product is safe and either provides probable benefit (for an HDE) or is effective (for a PMA). Product development, including pre-clinical studies and clinical trials, is a long, expensive, and uncertain process and is subject to delays, and failure may occur at any stage. Furthermore, the data obtained from the trial may be inadequate to support approval of a PMA application. The commencement or completion of any clinical trials may be delayed or halted, or be inadequate to support approval of a PMA application, for numerous reasons, including, but not limited to, the following:

●	the FDA, institutional review boards or other regulatory authorities do not approve a clinical study protocol, require a modification to a previously approved protocol, or place a clinical study on temporary hold;

●	sites do not apply to participate in a clinical study, or apply at a lower rate than expected;

●	there are difficulties or delays in the process of qualifying sites to participate in a clinical study;

●	patients do not enroll in, or enroll at a lower rate than expected, or do not complete a clinical study;

●	patients or investigators do not comply with study protocols;

●	patients do not return for post-treatment follow-up at the expected rate;

●	patients experience serious or unexpected adverse side effects, whether because of the product or because of serious co-morbidities that may exist at the time of treatment, causing a clinical study to be put on hold;

●	sites participating in an ongoing clinical study withdraw, requiring us to engage new sites;

●	difficulties or delays associated with establishing additional clinical sites;

●	third-party clinical investigators decline to participate in clinical studies, do not perform the clinical studies on the anticipated schedule, or are inconsistent with the investigator agreement, clinical study protocol, good clinical practices, and other FDA and institutional review board requirements;

●	third-party organizations do not perform data collection and analysis in a timely or accurate manner;

●	regulatory inspections of clinical studies or manufacturing facilities require us to undertake corrective action or suspend or terminate our clinical studies;

●	changes in federal, state, or foreign governmental statutes, regulations or policies;

●	interim results are inconclusive or unfavorable as to immediate and long-term safety or efficacy; or

●	not meeting the statistical endpoints.

The results of clinical studies do not necessarily predict future clinical trial results, and predecessor clinical trial results may not be repeated in subsequent clinical trials. Additionally, the FDA may disagree with our interpretation of the data from our pre-clinical studies and clinical trials, or may find the clinical trial design, conduct or results inadequate to prove safety or efficacy, and may require us to pursue additional pre-clinical studies or clinical trials, which could further delay the approval of our products. If we are unable to demonstrate the safety and efficacy of our products in our clinical trials, we will be unable to obtain regulatory approval to market our products. The data collected from INTERMACS database, or our clinical trials may not be sufficient to support FDA approval of product upgrades or indication expansions. Moreover, if the results of any post-market clinical studies are not favorable, our existing clearances or approvals may be impacted.

The risks described above also apply to foreign clinical trials and regulatory approvals. If we cannot timely conduct foreign trials in our major target markets (to the extent required in order to market our device in such locations) and receive timely approval in those jurisdictions to market our device for a variety of indications, our business will suffer.

Premarket approvals for our therapeutic medical devices could be denied or significantly delayed.

Under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and FDA regulations, unless exempt, a new medical device may only be commercially distributed after it has received the requisite clearance or approval. We expect that all our products will require approval of PMAs in order to be marketed. The PMA process in the U.S. and other jurisdictions can vary substantially, based on the type, complexity and novelty of the product involved and is typically costly, lengthy, and uncertain, and usually requires substantial clinical studies. The PMA process, including the gathering of clinical and pre-clinical data and the submission to and review by the FDA, involves a rigorous premarket review during which the applicant must prepare and provide the FDA with reasonable assurance of the device’s safety and effectiveness and information about the device and its components regarding, among other things, device design, manufacturing, and labeling. Preclinical testing and clinical trials must comply with the regulations of the FDA and other government authorities in the U.S. and similar agencies in other countries. A PMA is not guaranteed and may take considerable time, and the FDA may ultimately respond to a PMA submission with a “not approvable” determination and require additional clinical trial or other data that may be expensive and time-consuming to generate and that can substantially delay approval. Such delays or refusals, regardless of the cause, could have a material adverse effect on our business, financial condition, and results of operations. The FDA may also change its approval policies, adopt additional regulations, or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our products.

The FDA can delay, limit, or deny PMA approval of a device for many reasons, including, but not necessarily limited to:

●	Similarly, regulators may determine that our financial relationships with our principal investigators resulted in a perceived or actual conflict of interest that may have affected the interpretation of a study, the integrity of the data generated at the applicable clinical trial site or the utility of the clinical trial itself. Even if we are granted regulatory approval, they may include significant limitations on the indicated uses for the product, which may limit the market for the product.

●	As a condition of approving a PMA application, the FDA may also require some form of post-approval study or post-market surveillance, whereby the applicant conducts a follow-up study or follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional safety and effectiveness data for the device. Failure to conduct a post-approval study in compliance with applicable regulations or to timely complete required post-approval studies or comply with other post-approval requirements could result in withdrawal of approval of a PMA, which would harm our business.

We are subject to extensive post-marketing regulation by the FDA and comparable authorities in other jurisdictions, which could impact the sales and marketing of our products and could cause us to incur significant costs to maintain compliance. In addition, we may become subject to additional regulation in other jurisdictions as we increase our efforts to market and sell our products outside of the U.S.

We will market and sell our products, if approved, subject to extensive regulation by the FDA and numerous other federal, state, and governmental authorities in other jurisdictions. These regulations are broad and relate to, among other things, the conduct of pre-clinical and clinical studies, product design, development, manufacturing, labeling, testing, product storage and shipping, premarket clearance and approval, conformity assessment procedures, premarket clearance and approval of modifications introduced in marketed products, post-market surveillance and monitoring, reporting of adverse events and incidents, pricing and reimbursement, interactions with healthcare professionals, interactions with patients, information security, advertising and promotion and product sales and distribution. The ability to market our products for new indications will require additional FDA approval, such as a new PMA or PMA supplemental application for modifications made to our products. This approval process is costly and uncertain, and it could take one to three years, or longer, from the time the application is submitted to the FDA. We may make modifications in the future that we believe do not or will not require additional approvals. If the FDA disagrees, and requires new PMAs or PMA supplemental applications for the modifications, we may be required to recall and to stop marketing the modified versions of our products.

In addition, before our products can be marketed in the EU, our products must obtain a CE Certificate from a notified body. New intended uses of CE marked medical devices falling outside the scope of the current CE Certificate require a completely new conformity assessment before the device can be CE marked and marketed in the EU for the new intended use. The process required to gather necessary information and draw up documentation in order to obtain CE Certification of a medical device in the EU can be expensive and lengthy and its outcome can be uncertain. We may make modifications to our products in the future that we believe do not or will not require notifications to our notified body or new conformity assessments to permit the maintenance of our current CE Certificate. If the competent authorities of the EU member states or our notified body disagree and require the conduct of a new conformity assessment, the modification of the existing CE Certificate or the issuance of a new CE Certificate, we may be required to recall or suspend the marketing of the modified versions of our products.

In the U.S. and other jurisdictions, we also are subject to numerous post-marketing regulatory requirements, which include regulations under the QSR related to the manufacturing of our products, labeling regulations, MDR regulations and recordkeeping requirements. In addition, these regulatory requirements may in the future change in a way that adversely affects us. If we fail to comply with present or future regulatory requirements that are applicable to us, we may be subject to enforcement action by the FDA or comparable regulatory authorities in other jurisdictions and notified bodies, which may include any of the following sanctions:

The occurrence of any of these events could have a material adverse effect on our business, prospects, financial condition and results of operations and cause our stock price to decline.

If third-party payors do not continue to provide adequate coverage and reimbursement for the use of our products, it is unlikely that our products will be widely used, and our revenues will be negatively impacted.

Our success in marketing our products depends in large part on whether U.S. and international government health administrative authorities, private health insurers and other organizations will adequately cover and reimburse customers for the cost of the products. The SynCardia 70cc and 50cc TAH are currently reimbursed by Medicare as part of a DRG payment pursuant to CMS’ revised National Coverage Determinations, which are routinely followed by private insurers in the United States. We generally understand from our interactions with hospitals that they are reimbursed and this, together with the fact that we have been regularly repaid for our SynCardia TAH implants since 2008, supports our conclusion that private reimbursement in the United States is provided to substantially all hospitals that have implanted the SynCardia TAHs. In the United States, the commercial success of our existing products and any future products will depend, in part, on the extent to which governmental payors at the federal and state levels, including Medicare and Medicaid, private health insurers and other third-party payors provide coverage for and establish adequate reimbursement levels for procedures utilizing our products. The existence of coverage and adequate reimbursement for our products and related procedures by government and private payors is critical to market acceptance of our existing and future products. Neither hospitals nor surgeons are likely to use our products if they do not receive adequate reimbursement for the procedures utilizing our products.

Some private payors in the United States may base their reimbursement policies on the coverage decisions determined by the Centers for Medicare and Medicaid Services, or CMS, which administers the Medicare program. Others may adopt different coverage or reimbursement policies for procedures performed using the SynCardia TAH, while some governmental programs, such as Medicaid, have reimbursement policies that vary from state to state, some of which may not pay for the SynCardia TAH in an amount that supports its selling price, if at all. A Medicare national or local coverage decision denying coverage for the SynCardia TAH or any other products could result in private and other third-party payors also denying coverage. For example, in 1986, CMS issued a non-coverage policy regarding the use of artificial hearts under the Medicare program. Most private payors followed this determination and denied coverage for products similar to ours. As a result, hospitals in the United States generally were unable to obtain reimbursement through Medicare or most private insurers for the use of our products until 2008 when CMS issued a Coverage Decision Memorandum stating that CMS reimbursements of the SynCardia TAH would only be provided to hospitals enrolled in approved studies with evidence development. Following the issuance of this Coverage Decision Memorandum, private payors began to provide reimbursement coverage for the SynCardia TAH, including for hospitals not enrolled in such studies.

Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. In many international markets, a product must be approved for reimbursement before it can be approved for sale in that country. Further, many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government-managed systems. We cannot assure investors that the SynCardia TAH will be considered cost-effective by international third-party payors, that reimbursement will be available or, if available, that the third-party payors’ reimbursement policies will not adversely affect our ability to sell the SynCardia TAH profitably. If sufficient coverage and reimbursement are not available for our current or future products, in either the United States or internationally, the demand for our products and our revenues will be adversely affected.

Our manufacturing operations, research and development activities, and corporate headquarters are currently based at a single location, which may subject us to a variety of risks.

We currently conduct all manufacturing, development, and management activities at a single location in Tucson, Arizona. We have taken precautions to safeguard our facilities, including insurance, secure access and health and safety protocols. However, vandalism, terrorism, or a natural or other disaster such as a flood or fire could cause substantial delays in operations, damage or destroy our equipment or inventory, and cause us to incur additional expenses. The insurance coverage maintained by us may not be adequate to cover losses in any particular case.

Product liability claims could damage our reputation or adversely affect our business.

The design, manufacture and marketing of human medical devices, particularly implantable life-sustaining medical devices, carries an inherent risk of product liability claims and other damage claims. In addition to the exposure we may have for defective products, physicians may misuse our products or use improper techniques, regardless of how well trained, potentially leading to injury and an increased risk of product liability. A product liability or other damages claim, product recall or product misuse could require us to spend significant time and money in litigation, regardless of the ultimate outcome, or to pay significant damages and could seriously harm our business. We maintain limited product liability insurance. We cannot be certain that insurance will be sufficient to cover all claims that may be made against us. Our insurance policies generally must be renewed on an annual basis. We may not be able to maintain or increase insurance on acceptable terms or at reasonable costs. A successful claim brought against us in excess, or outside of, our insurance coverage could seriously harm our financial condition or results of operations. Generally, our clinical trials will be conducted in (and our commercial sales will be made to sites in respect of) patients with serious life-threatening diseases for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists. During the course of treatment, these patients could suffer adverse medical effects or die for reasons that may or may not be related to our medical devices. Any of these events could result in a claim of liability.

Product deficiencies could result in field actions, recalls, substantial costs and write-downs; these could also lead to the delay or termination of planned studies or future clinical trials, if any, and harm our reputation and our business and financial results.

Our products are subject to various regulatory guidelines and involve complex technologies. The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture that could affect patient safety. Manufacturers may, under their own initiative, conduct a product notification or recall to inform physicians of changes to instructions for use or if a deficiency in a device is found or suspected.

Identified quality problems, such as failure of critical components including batteries or controllers, or the failure of third parties to supply us with sufficient conforming quantities of these products or components, could impact the availability of our products in the marketplace or lead to adverse clinical events that could cause us to amend, repeat or terminate clinical trials. In addition, product improvements, product redundancies or failure to sell a product before its expiration date could result in scrapping or expensive rework of products, and our business, financial condition or results of operations could suffer. Product complaints, quality issues and necessary corrective and preventative actions could result in communications to customers or patients, field actions, the scrapping, rework, recall or replacement of products, substantial costs and write-offs, and harm to our business reputation and financial results. Further, these activities could adversely affect our relationships with our customers or affect our reputation, which could materially adversely affect our earnings, results, and financial viability.

On February 17, 2023, we issued an urgent field safety notice (the “Notice”) to health care providers of patients implanted with the SynCardia TAH to alert the providers of the potential for a hole or tear that may occur in the pneumatic cannula of the SynCardia TAH and what actions should be taken in the event of occurrence, as part of the FDA Class 2 recall under Part 806. The Notice stated that although we have received 93 complaints regarding cannula tears as of October 24, 2022, there have been zero reported Serious Adverse Events associated with a cannula hole or tear. To date, there have been 11 additional complaints regarding cannula tears, and there continue to have been zero reported Serious Adverse Events associated with a cannula hole or tear as of March 20, 2025. Corrective action to address this issue is currently undergoing process validation and is expected to be completed by the third quarter of 2025.

A future field action or recall announcement could harm our reputation with customers, negatively affect sales, and subject SynCardia to FDA enforcement actions. Moreover, depending on the corrective action taken to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new approvals or clearances for the device before we may market or distribute the corrected device. Seeking such approvals or clearances may delay our ability to replace the recalled devices in a timely manner. If we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizures, injunctions, administrative penalties, or civil or criminal fines.

Any identified quality issue can therefore both harm our business reputation and result in substantial costs and write-offs, which in either case could materially harm our business and financial results.

Any claims related to improper handling, storage or disposal of hazardous chemicals and biomaterials could be time-consuming and costly to address.

Our operations require the use of hazardous materials, including chemicals and biomaterials. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. We could be subject to both criminal liability and civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue us for injury or contamination that results from the use or the use by third parties of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development or production efforts or harm our operating results.

Our international operations subject us to certain operating risks, which could adversely impact our results of operations and financial condition.

Sales of our products outside the United States represented approximately 26% and 28% of our revenue in the years ended December 31, 2024, and 2023, respectively and 10% and 25% of our revenue in the nine months ended September 30, 2025 and 2024, respectively. From our inception through September 30, 2025, we have sold products in United States, France, Germany, Canada, Italy, Turkey, United Kingdom, Slovakia, Australia, Slovenia, Sweden, Austria, Macedonia/Yugoslavia, Spain, Kuwait, Croatia, Lithuania, Poland, Saudi Arabia, Serbia, Finland, Greece, Israel, Lebanon, and the Russian Federation. The sale and shipment of products across international borders, as well as the purchase of components from international sources, subjects us to U.S. and foreign governmental trade, import and export, and customs regulations and laws. Compliance with these regulations and laws is costly and exposes us to penalties for non-compliance. Other laws and regulations that can significantly impact us include various anti-bribery laws, including the U.S. Foreign Corrupt Practices Act and anti-boycott laws, as well as export controls laws. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities and exclusion or debarment from government contracting. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of shipping and sales activities.

In addition, several of the countries in which we sell our products are, to some degree, subject to political, economic, or social instability, and certain of such countries are or may in the future become the subject of U.S. or international sanctions.

Our international operations expose us and our distributors to risks inherent in operating in foreign jurisdictions. These risks include:

●	difficulties in enforcing or defending intellectual property rights;

●	pricing pressure that we may experience internationally;

●	a shortage of high-quality salespeople and distributors;

●	third-party reimbursement policies that may require some of the patients who receive our products to directly absorb medical costs or that may necessitate the reduction of the selling prices of such products;

●	disadvantage to competition with established business and customer relationships;

●	the imposition of additional U.S. and foreign governmental controls or regulations;

●	economic or political instability;

●	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

●	the imposition of restrictions on the activities of foreign agents, representatives, and distributors;

●	potentially adverse tax consequences, including in respect of transfer pricing, value added and other tax systems, double taxation, and/or taxation on repatriation of earnings, which could result in significant fines, penalties and additional taxes being imposed on us;

●	laws and business practices favoring local companies;

●	difficulties in maintaining consistency with our internal guidelines;

●	the imposition of costly and lengthy new export licensing requirements;

●	the imposition of U.S. or international sanctions against a country, company, person, or entity with whom we do business that would restrict or prohibit continued business with the sanctioned country, company, person, or entity;

●	negative publicity or public sentiment towards a country, company, person, or entity with whom we do business that would result in continued business with the sanctioned country, company, person, or entity to bring unfavorable publicity to us; and

●	the imposition of new trade restrictions.

If any of these events or circumstances were to occur, our sales in foreign countries may be harmed and our results of operations would suffer.

Changes in U.S. and international trade policies, particularly with respect to China, may adversely impact our business and operating results.

The U.S. government has recently made statements and taken certain actions that may lead to potential changes to U.S. and international trade policies, including imposing several rounds of tariffs and export control and sanctions restrictions affecting certain products manufactured in China. Both China and the United States have each imposed tariffs indicating the potential for further trade barriers, including the U.S. Commerce Department adding numerous Chinese entities to its Unverified List, which requires U.S. exporters to go through more procedures before exporting goods to such entities. It is unknown whether and to what extent new tariffs, export controls, or other new laws or regulations will be adopted, or the effect that any such actions would have on us or our industry.

If any new tariffs, export controls, sanctions, legislation, and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if either the U.S. or Chinese government takes retaliatory trade actions due to the recent trade tensions, such changes could have an adverse effect on our business, financial condition and results of operations.

We are subject to credit risk from our accounts receivable related to our product sales, which include sales within foreign countries that have recently experienced economic turmoil.

We had receivable balances from foreign customers of approximately $249,000, and $174,000 as of December 31, 2024, and September 30, 2025, respectively. Our accounts receivable in the United States are due from both third-party hospitals and private hospitals. In contrast, our accounts receivable outside of the United States are primarily due from third-party distributors, and to a lesser extent, public government-owned and private hospitals, which present a greater risk of uncollectible accounts. Our historical write-offs of accounts receivable have not been significant.

We are subject to risks associated with currency fluctuations, and changes in foreign currency exchange rates could impact our results of operations.

A portion of our business is located outside the United States and, as a result, we generate revenue and incur expenses denominated in currencies other than the U.S. dollar, a majority of which is denominated in Euros. For the years ended December 31, 2024, and 2023, approximately 26% and 28% of our total revenue was denominated in foreign currencies. For the nine months ended September 30, 2025, and 2024, approximately 10% and 25% of our total revenue was denominated in foreign currencies. As a result, changes in the exchange rates between such foreign currencies and the U.S. dollar could materially impact our results of operations and distort period-to-period comparisons. Fluctuations in foreign currency exchange rates also impact the reporting of our receivables and payables in non-U.S. currencies. As a result of such foreign currency fluctuations, it could be more difficult to detect underlying trends in our business and the results of operations.

Although we do not currently hedge our foreign currency exchange rate risks, we may engage in exchange rate hedging activities in the future in an effort to mitigate the impact of exchange rate fluctuations. If the hedging activities are not effective, changes in currency exchange rates may have a more significant impact on our results of operations.

Changes in U.S. and foreign tax laws could have a material adverse effect on our business, cash flow, results of operations or financial conditions.

The tax regimes to which we are subject or operate under, including income and non-income tax laws, are constantly under review and may be subject to significant change. Changes in tax laws, regulations, or rulings, or changes in interpretations of existing laws and regulations, could materially affect our financial position and results of operations. For example, the 2017 Tax Cuts and Jobs Act, or (“Tax Act”), made broad and complex changes to the U.S. tax code, including changes to U.S. federal tax rates, additional limitations on the deductibility of interest, both positive and adverse changes to the utilization of future net operating loss (“NOL”) carryforwards, allowance for the expensing of certain capital expenditures. In addition, for tax years beginning in 2022 and later, the Tax Act eliminates the currently available option to deduct research and development expenditures and requires taxpayers to amortize them generally over five years (or, in certain cases, fifteen years). The 2020 Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, modified certain provisions of the Tax Act. In addition, on August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”), among other provisions, imposes a 15% minimum tax on the adjusted financial statement income of certain large corporations and a 1% excise tax on corporate stock repurchases by U.S. publicly traded corporations and certain U.S. subsidiaries of non-U.S. publicly traded corporations. The exact impact of the Tax Act, the CARES Act and the IR Act for future years is difficult to quantify, but these changes could materially affect our effective tax rate in future periods, in addition to any changes made by new tax legislation.

Our ability to use net operating loss carryforwards and certain other tax attributes may be subject to limitations.

Under current law, unused federal NOLs generated for tax years beginning before January 1, 2018, may be carried forward 20 years, and unused federal NOLs generated for taxable years beginning after December 31, 2017, may be carried forward indefinitely. The deductibility of post-2017 NOL carryforwards generally is limited to 80% of taxable income. In addition, under Sections 382 and 383 of the Code, federal NOL carryforwards and other tax attributes may become subject to an annual limitation in the event a company undergoes an “ownership change”, generally defined as a greater than 50 percentage point change (by value) in our equity ownership by certain stockholders over a rolling three-year period. Our ability to utilize NOL carryforwards and certain other tax attributes to offset future taxable income or tax liabilities may be subject to limitations as a result of previous or future ownership changes. Similar rules may apply under state tax laws. If any of the above-described limitations were applicable, it could result in increased future income tax liability to us and our future cash flows could be adversely affected.

The industry and market-related estimates included in this prospectus are based on various assumptions and may prove to be inaccurate.

Industry and market-related estimates in this prospectus, including estimates related to market size and industry data, are subject to uncertainty and are based on assumptions which may not prove to be accurate. This may have negative consequences, such as overestimating potential market opportunity. For more information, see the subsection entitled “Cautionary Note Regarding Forward-Looking Statements.”

Our ability to maintain our competitive position depends on our ability to attract and retain highly qualified personnel.

Our future success depends on our ability to attract and retain our executive officers and other key employees. We may not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among companies in the medical device business and related industries, particularly in the Tucson, Arizona area, where we are headquartered. We may be required to spend significant time and expend significant financial resources in our employee recruitment and retention efforts. Many of the other medical device companies with whom we compete for qualified personnel have greater financial and other resources and different risk profiles than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what we have to offer. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly our ability to implement our business strategy and achieve our business objectives.

If we acquire other companies or businesses, we will be subject to risks that could hurt our business.

We may in the future acquire complementary businesses, products, or technologies. Any such acquisition may not produce the revenues, earnings, or business synergies that we anticipate, and any acquired business, product or technology might not perform as we expect. Our management could spend a significant amount of time, effort, and money on identifying, pursuing, and completing acquisitions. If we complete an acquisition, we may encounter significant difficulties and incur substantial expenses in integrating the operations and personnel of the acquired company into our operations. In particular, we may lose the services of key employees of the acquired company, and we may make changes in management that impair the acquired company’s relationships with employees, vendors, and customers. Additionally, we may acquire development-stage companies that are not yet profitable and require continued investment, which could decrease our future earnings or increase our futures losses.

Any of these outcomes could prevent us from realizing the anticipated benefits of an acquisition. To pay for an acquisition, we might use stock or cash. Alternatively, we might borrow money from a bank or other lender. If we use stock, our stockholders would experience dilution of their ownership interests. If we use cash or debt financing, our financial liquidity would be reduced. Any acquisition could result in us recording significant amounts of goodwill or other intangible assets, some of which could result in significant quarterly amortization expenses. Moreover, if we determine during annual reviews or otherwise that an intangible asset has been impaired, we may need to write off some or all of its carrying value, resulting in large charges to expense. Amortization charges and write-downs or write-offs of intangibles would decrease our future earnings or increase our future losses.

Failure to protect our information technology infrastructure against cyber-based attacks, network security breaches, service interruptions, or data corruption could significantly disrupt our operations and adversely affect our business and operating results.

We rely on information technology and telephone networks and systems, including the Internet, to process and transmit sensitive electronic information and to manage or support a variety of business processes and activities, including sales, billing, customer service, procurement and supply chain, manufacturing, and distribution. We use enterprise information technology systems to record, process, and summarize financial information and results of operations for internal reporting purposes and to comply with regulatory financial reporting, legal, and tax requirements. Our information technology systems, some of which are managed by third parties, may be susceptible to damage, disruptions or shutdowns due to computer viruses, attacks by computer hackers, failures during the process of upgrading or replacing software, databases, or components thereof, power outages, hardware failures, telecommunication failures, user errors or catastrophic events. Despite the precautionary measures we have taken to prevent breakdowns in our information technology and telephone systems, if our systems suffer severe damage, disruption or shutdown and we are unable to effectively resolve the issues in a timely manner, our business and operating results, and our reputation, may suffer. Such security incidents may increase the risk of regulatory scrutiny, enforcement and civil litigation, and associated costs, fines, and judgements, including increased costs associated with investigating and remediation our systems. Such costs may not be adequately covered by existing insurance.

Failure to protect the product and patient from cybersecurity risks associated with using the device could endanger patient safety and our ability to market the product.

Under the Protecting and Transforming Cyber Health Care Act of 2022 (the “PATCH Act”), all new medical device submissions will have to demonstrate that the medical device under review is safe and reliable in the face of cybersecurity threats. There are similar regulations for cybersecurity in the EU and elsewhere, one such example being MDCG 2019-16: Guidance on Cybersecurity for Medical Devices. We anticipate that our new products, including expanded indications of our current products and upgrades to our products, will be subject to review in accordance with the PATCH Act. Our quality and regulatory affairs routinely monitor the FDA and ISO standard organizations for new rules and guidance. The current C2 and Freedom Driver product designs do not rely on the internet, Bluetooth, or other connectivity application to communicate or operate the C2 or Freedom Drivers. The current C2 and Freedom Driver configurations’ cybersecurity risks are managed using the software bill of materials to identify the software and connectivity tools used on the on-market design. The post-market surveillance monitors for issues in the field. The Freedom Driver has been reviewed by the FDA for a recent software update, with no concerns related to the current state of cybersecurity with the SynCardia TAH. Moving to future designs with more connectivity tools, like Bluetooth interacting with applications on patient cell phones, would require the manufacturer to demonstrate the risk controls put into place to prevent unauthorized access or control. Security features and design plans will be discussed with both the FDA and the EU Notified Bodies to ensure a robust and compliant cybersecurity plan is in place, with periodic safety updates and surveillance reporting, before the product is brought to market.

The demand for total artificial hearts depends on a variety of factors. In particular, medical advances, that would either provide a better alternative or replace the use of a SynCardia TAH, which would ultimately result in the demand for SynCardia TAHs to decrease and would adversely affect our business, prospects, financial condition, and operating results.

We believe that the present and projected demand for SynCardia TAHs depends on a variety of factors. These factors include, but are not limited to, (i) a rising trend in heart related disorders and failures, (ii) a market need for both a short-term and long-term alternative to heart transplants, (iii) industry competition within the total artificial heart space, and (iv) medical advances that could provide permanent solutions to the heart related problems currently addressed by total artificial hearts. Any development in the aforementioned factors could positively or adversely affect the demand for total artificial hearts and subsequently our business and operations. In particular, a variety of medical advances (e.g., new medications or new surgical techniques) could result in an alternative, more cost effective or less invasive, manner to address heart failure and heart disorders currently addressed by a total artificial heart. In the event that demand for total artificial hearts decreases, and consequently no market exists for SynCardia TAHs, our business, prospects, financial condition, and operating results would be severely and adversely affected.

Risks Related to Regulation of Our Industry

Our business is subject to extensive governmental regulation that could make it more expensive and time-consuming to introduce new or improved products.

Our products must comply with regulatory requirements imposed by the FDA, the U.S. Department of Health and Human Services and other governmental agencies in the United States, and similar agencies in foreign jurisdictions. These requirements involve lengthy and detailed laboratory and clinical testing procedures, sampling activities, an extensive agency review process, and other costly and time-consuming procedures. It often takes several years to satisfy these requirements, depending on the complexity and novelty of the product. We are also subject to numerous additional licensing and regulatory requirements relating to safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. Some of the most important requirements include:

●	FDA Regulations;

●	EU CE mark requirements;

●	Health Canada requirements;

●	Regulations under the Drug Administration Law of China;

●	Medical Device Quality Management System requirements; and

●	Occupational Safety and Health Administration requirements.

Government regulation may impede our ability to conduct clinical studies and to manufacture existing and future products. Government regulation also could delay the marketing of new products for a considerable period of time and impose costly procedures on our activities. The FDA and other regulatory agencies may not approve any future products on a timely basis, if at all. Any delay in obtaining, or failure to obtain, such approvals could negatively impact the marketing of any future products and reduce our product revenues. Regulatory bodies may review our products once they are on the market and determine that they do not satisfy applicable regulatory requirements. Failure to comply with applicable requirements in the future may lead to EEA regulatory bodies ordering the suspension or withdrawal of our products from the EEA market, or as discussed below, notified bodies withdrawing certificates of conformity for devices and/or the underlying quality systems.

Even after receiving pre-market approval, our products remain subject to strict regulatory controls on manufacturing, marketing, and use. We may be forced to modify or recall a product after release in response to regulatory action or unanticipated difficulties encountered in general use. To satisfy U.S. FDA requirements, our facilities and associated quality systems are required to comply with FDA regulations, including but not limited to, 21 CFR 820 and we are subject to periodic inspections by the FDA or an FDA-accredited third party. To satisfy EU CE mark requirements our facilities and associated quality systems are required to comply with ISO 13485:2016, and we are subject to periodic audits by a third-party notified body. Our certificate of compliance with ISO 13485:2016 is subject to a three-year renewal period. Failure to maintain an adequate quality system could lead to interruption of the supply of our products until our quality system is deemed compliant. Any such action could have a material effect on the reputation of our products and on our business and financial position.

Further, regulations may change, and any additional regulation could limit or restrict our ability to use any of our technologies, which could harm our business. We could also be subject to new international, federal, state or local regulations that could affect our research and development programs and harm our business in unforeseen ways.

The off-label use or misuse of our products may harm our image in the marketplace, result in injuries that lead to product liability suits, which could be damaging to our reputation and costly to our business, and/or result in costly investigations and regulatory agency sanctions or even civil or criminal penalties if we are deemed to have engaged in such promotion.

Medical devices may only be marketed for the indications for which they are approved. The products we currently market in the United States have been approved by the FDA for specific indications. For example, the SynCardia 70cc TAH is approved only for patients with a specific cardiac condition, and then only as a bridge to transplantation rather than for destination therapy. Our clinical support staff and marketing and sales force have been trained not to promote the products for uses outside of the approved indications for use, known as “off-label uses.” We cannot, however, prevent a physician from using the products in a manner determined by the physician, in the exercise of medical judgment, to be appropriate. There may be increased risk of injury to patients if physicians attempt to use our products off-label. Furthermore, the use of our products for indications other than those approved by the FDA may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients.

If the FDA or other federal, state, or foreign enforcement authorities determine that we have promoted an off-label or other improper use, they could subject us to significant regulatory or enforcement actions, and this could significantly harm our reputation, business, and results of operations, and potentially subject us to civil and/or criminal penalties.

We are required to comply with medical device reporting, or MDR, requirements and must report certain malfunctions, deaths, and serious injuries associated with our products, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA MDR regulations (21 CFR 803), medical device manufacturers are required to submit information to the FDA when they receive a report or become aware that a device has or may have caused or contributed to a death or serious injury or has or may have a malfunction that would likely cause or contribute to death or serious injury if the malfunction were to recur. All manufacturers placing medical devices on the market in the EEA are legally bound to report any serious or potentially serious incidents involving devices they produce or sell (MEDDEV 2.12-1) to the regulatory agency in whose jurisdiction the incident occurred.

Malfunction of our products could result in future voluntary corrective actions, such as recalls, including corrections, or customer notifications, or agency action, such as inspection or enforcement actions. If malfunctions do occur, we may be unable to correct the malfunctions adequately or prevent further malfunctions, in which case we may need to cease manufacture and distribution of the affected products, initiate voluntary recalls, and redesign the products. Regulatory authorities may also take action against us, such as ordering recalls, imposing fines, or seizing the affected products. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, will distract management from operating our business, and may harm our reputation and financial results.

Our employees, independent contractors, principal investigators, consultants, commercial partners, and suppliers may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud, misconduct, or other improper activities. Misconduct by employees and independent contractors could include failure to comply with FDA regulations, failure to provide accurate information to the FDA, failure to comply with manufacturing standards we have established, failure to comply with federal and state healthcare fraud and abuse laws, failure to report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and other business arrangements in the healthcare industry are subject to extensive laws intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws may restrict or prohibit a wide range of business activities, including, but not limited to, research, manufacturing, distribution, pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee and independent contractor misconduct could also involve the improper use of individually identifiable patient information, including, without limitation, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee and independent contractor misconduct, and any precautions we take to detect and prevent improper activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate.

We are subject to various federal, state, and foreign healthcare laws and regulations, and a finding of failure to comply with such laws and regulations could have a material adverse effect on our business.

Our operations are, and will continue to be, directly and indirectly affected by various federal, state, and foreign healthcare laws, including, but not limited to, those described below.

We are subject to the federal Anti-Kickback Statute (42 U.S. Code § 1320a-7b), which prohibits any person or entity from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, in cash or in kind, in return for or to induce the referring, ordering, leasing, purchasing or arranging for or recommending the referring, ordering, purchasing or leasing of any good, facility, item or service, for which payment may be made, in whole or in part, under federal healthcare programs, such as the Medicare and Medicaid programs.

We are also subject to the federal “Sunshine” (42 U.S. Code § 1320a-7h) law, which imposes a duty to track and report annually to CMS information related to certain payments and other “transfers of value” provided to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals and to report annually to CMS ownership and investment interests held by physicians, as defined above, and their immediate family members in the Company. We are also subject to similar foreign “sunshine” laws or codes of conduct, which vary country by country.

In addition, we are subject to the federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, persons, or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim to, or the knowing use of false records or statements to obtain payment from, or approval by, the federal government. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. When an entity is determined to have violated the False Claims Act (31 U.S. Code § 3729–3733), it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim.

We are also subject to the federal Health Insurance Portability and Accountability Act of 1996, or “HIPAA”, statute, which, among other things, created federal criminal laws that prohibit knowingly and willfully executing, or attempting to execute, a scheme or artifice to defraud any healthcare benefit program and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statements in connection with the delivery of or payment for health care benefits, items or services. Additionally, HIPAA imposes certain requirements relating to the privacy, security, and transmission of individually identifiable health information without appropriate authorization on entities subject to the law, such as health plans, clearinghouses, and healthcare providers and their business associates. Internationally, substantially every jurisdiction in which we operate has established its own data security and privacy legal framework with which we must comply, including the General Data Protection Regulation (“GDPR”) and its national implementation in the member states of the European Union.

Many states have also adopted laws similar to each of the above federal laws, such as anti-kickback and false claims laws, which may be broader in scope and apply to items or services reimbursed by any third-party payor, including commercial insurers, as well as laws that restrict our marketing activities with health care professionals and entities, and require us to track and report payments and other transfers of value, including consulting fees, provided to healthcare professionals and entities. We are also subject to foreign fraud and abuse laws, which vary by country. We can provide no assurance that we are, or will remain in, compliance with the diverse requirements in all jurisdictions in which we do business.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us now or in the future, we may be subject to penalties, including administrative, civil and criminal penalties, damages, fines, disgorgement, individual imprisonment, contractual damages, reputational harm, exclusion from governmental health care programs, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results.

The SynCardia TAH is currently approved in the U.S. for bridge to transplant indications. We plan to seek approval for long-term indications of 2 years, or more, in the future. If we do not receive that approval within the next year, we may need to undertake additional clinical trials, which could cost significant funds and adversely affect our business.

The SynCardia TAH is currently approved in the U.S. for bridge to transplant indications. We plan to seek approval for a long-term indication of 2 years, or more which involves additional time and resources of management and our employees. If we do not receive that approval within the next year, we may need to undertake additional clinical trials to continue pursuing long-term indication, which could cost significant funds and adversely affect our business.

In Europe, we voluntarily withdrew our CE certificate under CE MDD in 2022 and terminated our relationship with our CE notified body to migrate from CE MDD to CE MDR, and failure to reinstate our CE certificate under CE MDR or could have a material adverse effect on our business.

The European Union Medical Device Directive (“CE MDD”) and the European Union Medical Device Regulation (“CE MDR”) are different regulatory frameworks that govern medical devices in the European Union. The CE MDR was adopted by the EU in 2017 and has a phased implementation process, with the first deadline for compliance occurring on May 26, 2021, and full implementation expected in 2027 for Class III devices. The CE MDR replaces the CE MDD and other directives that were previously in place. The CE MDR is a more comprehensive and stringent regulatory framework than the CE MDD. For example, the CE MDR places a greater emphasis on clinical evaluation, requiring more extensive clinical data and evidence to demonstrate the safety and efficacy of a medical device. The CE MDR also requires more stringent oversight and auditing of notified bodies, which are non-governmental organizations responsible for assessing the conformity of medical devices to the applicable regulatory regime.

While we are in the process of transitioning to the CE MDR, there can be no assurance that we will be able to comply with all of the new requirements in a timely manner or in a manner that will not be an undue burden on our management. Specifically, due to our change of control in 2021 and the installation of new management, our managers have identified significant issues with our regulatory compliance regime and are actively working to solve these issues. We cannot guarantee that we will be able to obtain CE MDR certification or that our regulatory compliance regime will meet the standards in the jurisdictions in which we operate, including the EU.

We and our predecessors have had clearance under CE MDD since 1998. In June 2022, we voluntarily withdrew our CE MDD certificate so that we could address post market surveillance reporting requirements, expected as part of compliance with CE MDR. We are in the advanced phase of working with a notified body, TUV SUD, to file a CE mark for our 70cc SynCardia TAH under MDR, and we expect to file our submission for clearance under CE MDR in the second half of 2025. Relevant EU authorities and authorized representatives will be notified as needed, and in accordance with applicable EU regulations.

Any delay or failure to obtain CE MDR certification, or mistakes made by management in the process of obtaining CE MDR certification, could have a material adverse effect on our business, financial condition, and results of operations. Investors are encouraged to inquire with our officers for more detailed information about our transition to CE MDR certification and our regulatory compliance regime.

Prior weaknesses in our CE MDD regulatory regime and compliance with developing European Union medical device regulations, including the CE MDD, may limit our ability to market or sell products in European markets or to introduce new products into European markets.

Prior weaknesses in our compliance with our post-market surveillance reporting obligations under CE MDD may limit our ability to market or sell products in European markets or to introduce new products into European markets. If we are unable to maintain compliance, we could lose potential market share in Europe resulting in adverse effects to our business and results of operations.

Risks Related to Our Intellectual Property

Many aspects of the SynCardia TAH are no longer protected by patents, and we may be unable to, in the long term, protect our products from competition through other means.

Our success depends in part on our ability to develop and protect intellectual property rights relating to key aspects of the technology employed in the SynCardia TAH, maintain our licenses to use intellectual property owned by third parties, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and other proprietary rights of third parties. Although the original inventions underlying the total artificial heart were previously protected by patents, such patents have now expired. Therefore, many aspects of the SynCardia TAH are no longer protected by any patents, and we rely primarily on a combination of non-patented proprietary technology, trade secrets, processes and procedures, technical knowledge and know-how accumulated or acquired since our inception. To the extent that aspects of the SynCardia TAH and/or any new products are protected by patents, if we attempt to enforce those patents against a competitor, we may not be successful in doing so. For example, the competitor may be found not to infringe our patents. Or, for example, although patents in the United States and other jurisdictions are presumed to be valid, our patents may be held to be unenforceable and/or invalid. To the extent that aspects of the SynCardia TAH and/or any new products are protected by trade secrets and/or know-how, if those trade secrets and/or know-how are misappropriated or become publicly known their value may be diminished or lost. Indeed, any of our intellectual property rights could be challenged, invalidated, circumvented, or misappropriated. We generally seek to protect this information by confidentiality, non-disclosure, and assignment of invention agreements with our employees, consultants, scientific advisors and third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors. The intellectual property owned by us affords only limited protection and may not provide any commercial benefit.

In addition, the laws of some of the countries in which our products are or may be sold may not protect our products and intellectual property to the same extent as U.S. laws, if at all. We may be unable to protect our rights in trade secrets and unpatented proprietary technology in these countries.

The medical device industry is characterized by extensive patent and other intellectual property litigation, and we could become subject to litigation that could be costly, result in the diversion of management’s attention, require us to pay significant damages or royalty payments, or prevent us from marketing and selling our existing or future products.

Our success depends in part on not infringing the patents or violating the other proprietary rights of others. Significant litigation regarding patent rights occurs in the medical device industry, including among companies focused on artificial transplants. It is possible that U.S. and foreign patents and pending patent applications controlled by third parties may be alleged to cover the SynCardia TAH and related technologies, including our drivers. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for and obtain, patents that will prevent, limit, or otherwise interfere with our ability to make, use, and sell our products.

We may receive, in the future, communications from patent holders alleging infringement of patents or other intellectual property rights, or misappropriation of trade secrets, or offering licenses to such intellectual property. At any given time, we may be involved as either a plaintiff or a defendant in patent infringement actions, the outcomes of which may not be known for prolonged periods of time.

For example, in July 2013, we and Medtronic entered into a License Agreement for non-patented intellectual property relating to the design and production of Med-Hall Valves, including as used in the SynCardia TAH. Although the License Agreement expired by its terms in July 2023, as of September 30, 2025, we owed Medtronic approximately $492,000 in outstanding royalty payments. Pursuant to the License Agreement, and as security for our obligations thereunder, we granted Medtronic a security interest of first priority in a non-exclusive license to use, sell, import, or distribute SynCardia TAHs that incorporate the Med-Hall Valves as a component part and to use certain other documentation, among other terms. So long as our balance under the License Agreement remains outstanding, Medtronic could foreclose on such security interest, and we could potentially face litigation in connection with Medtronic’s recovery of the amounts owed under the License Agreement, which could materially harm our reputation, business, financial condition and results of operation. See the section entitled “Business—Our Components” for additional information regarding the License Agreement and the various components composing the SynCardia TAH.

The large number of patents, the rapid rate of new patent applications and issuances, the complexities of the technologies involved and the uncertainty of litigation (including the possibility of a finding or non-finding of patent infringement, validity, and/or enforceability) significantly increase the risks related to any patent litigation. Any potential intellectual property litigation also could force us to do one or more of the following:

●	stop selling, making, or using products that use the disputed intellectual property;

●	obtain a license from the intellectual property owner to continue selling, making, licensing, or using products, which license may require substantial royalty payments and may not be available on reasonable terms, or at all;

●	incur significant legal expenses;

●	pay substantial damages or royalties to the party whose intellectual property rights we may be found to be infringing;

●	pay the attorney fees and costs of litigation to the party whose intellectual property rights we may be found to be infringing; or

●	redesign those products that contain the allegedly infringing intellectual property, which could be costly, disruptive and/or infeasible.

If any of the foregoing occurs, we may have to withdraw existing products from the market or may be unable to commercialize one or more of our products, all of which could have a material adverse effect on our business, results of operations and financial condition. Any litigation or claim against us, even those without merit, may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. Further, as the number of participants in the artificial heart industry grows, the possibility of intellectual property infringement claims against us increases.

In addition, we may indemnify our customers and international distributors with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our customers or distributors. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers or distributors, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or distributors or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products.

If we cease our commercial ties or contractual arrangements with either Bimba or Heitek Automation, we will be required to source crucial components for the C2 and Freedom Driver from an alternative supplier, which could have a negative impact on our business and operations if one is not found.

If Bimba, a part of Norgren and the sole source supplier of components for our drivers, ceases business operations or terminates commercial ties with its distributor Heitek Automation, or with us, or if Heitek Automation ceases business operations or terminates commercial ties with us, we might not be able to procure components to produce the C2 and Freedom Drivers.

Bimba owns the drawing of and manufactures the Piston Cylinder Assembly (the “PCA”) used in the assembly of the Freedom Driver. Bimba also manufactures the pneumatic manifold used in the Freedom Driver while Heitek Automation owns the drawings. Heitek Automation distributes the PCA and the pneumatic manifold, and we purchase both components from Heitek Automation. Bimba and Heitek are thus material for our continued success, and, if Bimba and/or Heitek Automation cease business operations or terminate commercial ties with us, we will have to source the component from alternative suppliers or develop it internally.

We currently do not have an agreement with either Bimba or Heitek Automation covering the supply of PCA or access to the drawings of PCA. We have an ongoing commercial relationship with Bimba and Heitek wherein we place orders through Heitek, the distributor for Bimba manufactured parts and assemblies, including the PCA for the Freedom Driver and the Pneumatic Manifold Assembly for the C2 Driver. There are no commercial agreements with Bimba and Heitek beyond the purchase orders that we place, and we depend on Bimba and Heitek for certain technical drawings. Additionally, on June 7, 2022, Heitek Automation and we entered into a purchase order, which covers the terms for purchasing the pneumatic manifold drawings for the C2 Driver. Under such purchase order, Heitek Automation credits $500 for every PCA that we purchase from Heitek Automation towards the cost of the C2 manifold drawings. When we have purchased a total of 400 PCA units totaling $200,000 worth of credits, Heitek Automation will transfer to us the C2 pneumatic manifold drawings. We can then use these drawings to make new C2 pneumatic manifold assemblies. In addition, we have started the development of the C3 Driver, which will not need this pneumatic manifold and is expected to be approved by the end of 2026. The regulatory approval processes of the FDA are lengthy, time-consuming and inherently unpredictable. There is no guarantee that we will receive regulatory approval on our expected timeline or at all, and approval may take longer than planned.

We may be subject to claims that we or our employees have inadvertently or intentionally used or disclosed trade secrets or other proprietary information of former employers of our employees.

We employ individuals who were previously employed at other medical device companies, including competitors or potential competitors. To the extent that the employees are involved in research areas that are similar to those in which they were involved with their former employers, we may be subject to claims that such employees have inadvertently or intentionally used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims.

Risks Related to Ownership of Our Securities and this Offering

Our share price may be volatile, and purchasers of our securities could incur substantial losses.

Our share price is likely to be volatile. The securities markets in general, and the market for biotechnology and medical device companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The Selling Stockholder may not be able to sell our shares at an attractive price due to a number of factors, including the following:

●	our ability to successfully commercialize, and realize revenues from sales of, the SynCardia TAH;

●	the success of competitive products or technologies;

●	results of clinical studies of the SynCardia TAH or other current or future products or those of our competitors;

●	regulatory or legal developments in the U.S. and other countries, especially changes in laws or regulations applicable to our products;

●	introductions and announcements of new products by us, our commercialization partners, or our competitors, and the timing of these introductions or announcements;

●	actions taken by regulatory agencies with respect to our products, clinical studies, manufacturing processes or sales and marketing terms;

●	variations in our financial results or those of companies that are perceived to be similar to us;

●	the success of our efforts to acquire or in-license additional products or planned products;

●	developments concerning our collaborations, including but not limited to those with our sources of manufacturing supply and our commercialization partners;

●	developments concerning our ability to bring our manufacturing processes to scale in a cost-effective manner;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and our ability to obtain and maintain patent protection for our products;

●	our ability or inability to raise additional capital and the terms on which we raise it;

●	the recruitment or departure of key personnel;

●	changes in the structure of health care payment systems;

●	market conditions in the medical device and biotechnology sectors;

●	actual or anticipated changes in earnings estimates or changes in securities analyst recommendations regarding common stock, other comparable companies or our industry generally;

●	trading volume of common stock;

●	guidance or projections, if any, that we provide to the public, any changes in this guidance or projections or our failure to meet this guidance or projections;

●	sales of common stock by us or our stockholders;

●	general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), currency fluctuations and acts of war or terrorism;

●	the effects of natural disasters, terrorist attacks and the spread and/or abatement of infectious diseases, such as COVID-19, including with respect to potential operational disruptions, labor disruptions, increased costs, and impacts to demand related thereto; and

●	the other risks described in this “Risk Factors” section.

These broad market and industry factors may harm the market price of common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could adversely affect our business, financial condition, results of operations and growth prospects.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this Registration Statement for the fiscal year ended December 31, 2024.

The report from our independent registered public accounting firm for the years ended December 31, 2023, and 2024 includes an explanatory paragraph stating that we have significant working capital deficiency, and have incurred operating losses since inception, including net losses of 15.6 million, and $21.1 million respectively. These conditions raise substantial doubt about our ability to continue as a going concern. We believe that our existing cash and cash equivalents as of December 31, 2024, and our anticipated expenditures and commitments for the next twelve months, will not enable us to fund our operating expenses and capital expenditure requirements for the twelve months from December 31, 2024. Our recurring losses from operations since inception and required additional funding to finance our operations raise substantial doubt about our ability to continue as a going concern. These conditions could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. There is no assurance that sufficient financing will be available when needed, or at all, to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations. There is no assurance that sufficient financing will be available when needed, or at all, to allow us to continue as a going concern.

If we are unable to secure additional capital, we may be required to curtail our clinical and research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our clinical and regulatory efforts, which is critical to the realization of our business plan. The consolidated financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern. It is not possible for us to predict at this time the potential success of our business. The revenue and income potential of our proposed business and operations are currently unknown. If we cannot continue as a viable entity, you may lose some or all of your investment.

We do not intend to pay cash dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Board and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as the Board deems relevant.

We incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which may adversely affect our business, results of operations, and financial condition.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), the listing standards of the NYSE American, and other applicable securities rules and regulations. The requirements of these rules and regulations have increased, and will continue to increase, our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

As a result of our public company disclosure obligations, our business and financial condition are visible to the public, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of common stock may decrease.

Although we have implemented internal controls over financial reporting, we continue to evaluate and improve these controls, which is time-consuming, costly and complicated. We cannot provide assurances that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal control over financial reporting is effective or, once required, if our independent registered public accounting firm is unable to attest that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of common stock could decrease. We could also become subject to stockholder or other third-party litigation as well as investigations by NYSE American, the SEC or other regulatory authorities, which could require additional financial and management resources and could result in fines, trading suspensions or other remedies.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our common stock share price and trading volume could decline.

The trading market for our common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. If securities or industry analysts do not publish research about us, or if they cease coverage of us, the trading price for our common stock could be negatively impacted. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our share price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our share price and trading volume to decline.

Our Charter designates specific courts as the exclusive forum for substantially all stockholder litigation matters, which could limit the ability of our stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.

Our Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers or other employees for breach of fiduciary duty, any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), the Charter or the Bylaws, or any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, confer jurisdiction to the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware), unless we consent in writing to the selection of an alternative forum. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The Charter also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Proposed Charter is inapplicable or unenforceable. In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it. If a court were to find the exclusive forum provision contained in the Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, prospects, financial condition and operating results.

The resale of shares of our common stock by the Selling Stockholders, including shares issuable upon conversion of our senior secured notes and upon exercise of our warrants, may depress the market price of our common stock, and the potential issuance of additional shares in connection with these securities will dilute existing stockholders.

The securities covered by this resale registration statement include shares of our common stock issuable upon conversion or settlement of our senior secured notes due 2028 and upon exercise of our warrants issued in a private placement under the Purchase Agreement. On December 26, 2025, we issued an initial $15.0 million aggregate principal amount of senior secured notes due 2028, and we may issue up to an additional $35.0 million principal amount of notes in one or more subsequent closings prior to December 15, 2028, in each case together with warrants to purchase our common stock. In connection with the initial closing, we issued warrants exercisable for up to 7,009,346 shares at an initial exercise price of $2.675 per share, which are exercisable beginning on the earlier of six months after issuance or the date we obtain requisite stockholder approval for the transactions under applicable NYSE American rules. If the Selling Stockholders resells a substantial number of shares into the public market, or if the market anticipates that such sales could occur, the trading price of our common stock could decline.

If and when we sell shares to the Selling Stockholders, the Selling Stockholders may then resell all, some or none of those shares at any time or from time to time in its discretion. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information. Therefore, our sales to the Selling Stockholders could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to the Selling Stockholders, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

It is not possible to predict the actual number of shares of common stock we may sell to the Selling Stockholders under the Purchase Agreement or the actual gross proceeds resulting from those sales.

We generally have discretion, subject to the terms and conditions of the Purchase Agreement, the Notes and the Warrants, to determine if and when to issue shares of our common stock in connection with monthly amortization payments made in stock, conversions of the Notes, or exercises of the Warrants. The Purchase Agreement provides for our issuance of senior secured notes initially in the aggregate principal amount of $15.0 million and related warrants to purchase shares of our common stock, with the potential for us, subject to specified conditions and the investor’s consent, to issue up to an additional $35.0 million aggregate principal amount of notes and related warrants at one or more subsequent closings prior to December 15, 2028.

Any such issuances of our common stock are subject to the conditions contained in the transaction documents, including, among others, exchange limitations, beneficial ownership caps, and stockholder approval requirements. Further issuances of our common stock, if any, in connection with the Notes and the Warrants will depend upon market conditions and other factors to be determined by us and, in the case of subsequent closings, the Selling Stockholder’s consent. We may ultimately decide to issue all, some or none of the shares of our common stock that may be available for issuance pursuant to the Purchase Agreement, the Notes and the Warrants.

Because the number of shares of common stock that may be issued upon conversions of, or amortization share settlements under, the Notes or upon exercises of the Warrants will fluctuate based on the market price of our common stock at the time of any such issuances and other variables specified in the transaction documents, it is not possible for us to predict, as of the date of this prospectus and prior to any such issuances, the number of shares of common stock that we will ultimately issue, the effective price per share, or the aggregate proceeds (if any) that we may receive from warrant exercises.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and number of shares sold to the Selling Stockholders. If and when we do elect to sell shares of our common stock to the Selling Stockholders pursuant to the Purchase Agreement, the Selling Stockholders may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholders in this offering at different times will likely pay different prices for those shares, and may therefore experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholders in this offering as a result of future sales made by us to the Selling Stockholders at prices lower than the prices such investors paid for their shares in this offering.

Our management will have broad discretion over the use of the net proceeds, if any, from our sale of shares of common stock to the Selling Stockholders, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to the Selling Stockholders, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

We may not have access to the full amount available under the Purchase Agreement with the Selling Stockholders. We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may not be able to access the full amount of financing capacity contemplated by the Purchase Agreement, including any subsequently purchased notes and associated warrants, because draws after the initial closing are subject to the Selling Stockholder’s consent and the satisfaction or waiver of specified closing conditions, and we has no right to compel subsequent closings. For example, while we issued an aggregate principal amount of $15,000,000 of senior secured notes at the initial closing, any additional issuances of up to $35,000,000 in subsequently purchased notes require the Selling Stockholder’s written consent and the satisfaction of conditions to closing before December 15, 2028, and there is no assurance that we will meet those conditions or that the Selling Stockholders will consent. In addition, our ability to issue equity in lieu of cash for certain obligations or to settle conversions is subject to stock exchange limitations and beneficial ownership caps that may limit share issuances unless and until requisite stockholder approval is obtained, further constraining our ability to access non-cash settlement mechanics. Specifically, the notes and warrants include a 9.99% beneficial ownership limitation, which renders any issuance above such cap null and void, and, until stockholder approval is obtained, aggregate share issuances pursuant to the notes are capped by stock exchange rules, each of which may delay or prevent share-settled financings or redemptions.

Moreover, the Purchase Agreement and related transaction documents impose restrictions that could limit our ability to pursue alternative equity-linked financing while the notes remain outstanding or while subsequent closings could occur, including prohibitions on variable rate transactions and limitations on subsequent placements absent compliance with specified participation rights and procedures in favor of the Selling Stockholders. These restrictions could constrain our flexibility to raise capital when needed or on acceptable terms, particularly if market conditions deteriorate or our share price declines.

Even if we fully utilize the currently available financing capacity under the Purchase Agreement, we may still require additional capital to fund our business plan and working capital needs, which could require raising additional debt or equity securities that may be senior in right of payment, secured by our assets, or dilutive to existing stockholders. For instance, the notes are senior secured obligations supported by first-priority security interests in substantially all of our and certain subsidiaries’ assets, which could adversely affect stockholders by placing the noteholder’s claims ahead of equity in a downside scenario and by restricting our operational and financing activities through covenants and collateral arrangements.

If additional financings are unavailable, delayed, or only available on prohibitive terms, we may need to curtail, delay or reduce the scope of our operations, which could materially and adversely affect our business, operating results, financial condition and prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	the risk that this prospectus disrupts our current plans and operations as a result of the announcement and consummation of the transactions described herein;

●	our ability to recognize the anticipated benefits of the transactions described herein, which may be affected by, among other things, competition and our ability to grow and manage growth profitably;

●	costs related to this prospectus and the transactions described herein;

●	our ability to acquire additional working capital on reasonable terms, as needed and on a timely basis.

●	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;

●	the effects of market conditions on our stock price and operating results;

●	our ability to maintain our competitive technological advantages against competitors in our industry;

●	our ability to maintain, protect and enhance our intellectual property;

●	the effects of increased competition in our market and our ability to compete effectively;

●	costs associated with defending intellectual property infringement and other claims;

●	our expectations concerning our relationships with suppliers, partners and other third parties; and

●	our ability to comply with evolving legal standards and regulations, particularly concerning requirements for being a public company and environmental regulations.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond our control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

THE INSTITUTIONAL INVESTOR TRANSACTION

General

On December 24, 2025, we entered into the Purchase Agreement with the Institutional Investor pursuant to which we agreed to issue and sell senior secured notes due 2028 and warrants to purchase shares of our common stock. An initial $15,000,000 aggregate principal amount of notes was issued at the initial closing on December 26, 2025, and we may issue up to an additional $35,000,000 aggregate principal amount of notes in one or more subsequent closings, in each case subject to the terms and conditions set forth in the Purchase Agreement. The warrants issued at the initial closing are exercisable for up to 7,009,346 shares of our common stock at an initial exercise price of $2.675 per share, subject to adjustment as provided in the warrants.

Also on December 24, 2025, in connection with the Purchase Agreement, we agreed to file with the SEC one or more registration statements to register for resale under the Securities Act the shares of our common stock issuable upon conversion or settlement of the notes and upon exercise of the warrants within the time periods specified in the Purchase Agreement (the “Underlying Shares”).

We have not yet held the required stockholder meeting. We expect to submit to our stockholders, at a special meeting to be held after the initial closing, proposals to approve, to the extent required by applicable NYSE American rules, the issuance of shares of our common stock upon conversion or settlement of the notes and upon exercise of the warrants and to approve an increase in our authorized common stock; such approvals had not been obtained as of the date of this prospectus.

The notes provide for scheduled monthly amortization and may, subject to the terms and conditions in the notes, be repaid in cash or, at our election and if the conditions specified therein are satisfied, in shares of our common stock. The warrants are exercisable beginning on the earlier of (i) the date that is six months after December 26, 2025 and (ii) the date on which the requisite stockholder approval is obtained (and, as of the date of this prospectus, such stockholder approval has not yet been obtained), and expire on the fifth anniversary of their initial exercise date.

We will control the timing and method of any elections we may make to satisfy our obligations under the notes, including any share-settled payments if and as permitted by the notes, and the Selling Stockholders will determine the timing and manner of any resales of Underlying Shares in its sole discretion. The number of Underlying Shares that may become issuable will depend on the principal amounts outstanding, any share-settled amortization or conversion mechanics under the notes, market prices of our common stock at the relevant times, and the exercise of the warrants, in each case as provided in the applicable instruments.

The warrants, and any share settlement or conversion features of the notes, contain beneficial ownership limitations, including an initial 9.99% cap, that prohibit the Selling Stockholders and its attribution parties from acquiring shares if such acquisition would result in beneficial ownership of more than the specified percentage of our outstanding common stock immediately after the acquisition, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder.

We will control the timing and manner of any elections we may make under the notes and warrants in accordance with their terms. The Selling Stockholders do not have any right to require us to issue shares except as permitted or required by the notes and warrants, and we are not obligated to issue shares other than in accordance with the terms and conditions of those instruments.

We may not assign or transfer our rights and obligations under the Purchase Agreement without the consent of the required holders as provided therein. The Selling Stockholder’s rights and obligations under the Purchase Agreement, notes and warrants are subject to the assignment and transfer provisions set forth in those instruments. No provision of the Purchase Agreement or any related agreement may be modified or waived except as provided therein.

Actual sales of shares of common stock by us to the Selling Stockholders under the Purchase Agreement will depend on a variety of factors determined by us from time to time, including, among others, market conditions, the trading price and volume of our common stock, and our capital needs and other funding considerations.

In consideration for the transactions contemplated by the Purchase Agreement, we issued the warrants described above to the Selling Stockholders at the initial closing.

As of December 24, 2025, we announced the issuance of an initial $15,000,000 principal amount of notes and the issuance of warrants to purchase up to 7,009,346 shares of common stock, with the ability to issue up to an additional $35,000,000 principal amount of notes in subsequent closings, in each case as described above. The number of Underlying Shares being registered for resale under this prospectus includes the shares issuable upon exercise of the warrants and shares that may be issued upon conversion or settlement of the notes, in each case as permitted by the terms of such instruments.

Notes and Warrants; Issuable Shares

Notes

On December 26, 2025, we issued the initial notes in an aggregate principal amount of $15,000,000, which are senior secured obligations due December 24, 2028. The notes include scheduled monthly amortization payments and provide customary events of default, covenants and remedies. Subject to the Selling Stockholder’s consent and specified conditions, we may issue up to an additional $35,000,000 aggregate principal amount of notes in one or more subsequent closings before December 15, 2028. Under specified conditions, certain payments on the notes may be settled in shares of our common stock at prices and in amounts determined in accordance with the terms of the notes.

Warrants

At the initial closing, we issued warrants exercisable for up to 7,009,346 shares of our common stock at an initial exercise price of $2.675 per share. The warrants become exercisable on the earlier of (i) six months after December 26, 2025, and (ii) the date on which the requisite stockholder approval is obtained and expire five years after the initial exercise date. The warrants are subject to customary anti-dilution, adjustment and beneficial ownership limitation provisions.

Issuable Shares

The Underlying Shares registered for resale under this prospectus include (i) shares of our common stock issuable upon exercise of the warrants and (ii) shares of our common stock that may be issued upon conversion or settlement of the notes, including in connection with any share-settled amortization or other share-settled payments, in each case as provided in the notes and warrants.

Pricing; Adjustments

Any prices or conversion/exercise rates applicable to the issuance of Underlying Shares will be determined pursuant to the pricing and calculation provisions in the notes and warrants, which may reference market prices during specified periods and include customary anti-dilution adjustments for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction, in each case as provided in the notes and warrants.

Other Terms

Other than as described in this prospectus or as set forth in the Purchase Agreement, notes and warrants, there are no minimum trading volume requirements or similar restrictions that obligate us to issue shares, and we retain discretion over any elections we may make to settle amounts in shares if and as permitted under the notes.

Suspension Events

The Purchase Agreement includes customary provisions regarding the effectiveness and availability of a resale registration statement covering the Underlying Shares, including the Company’s obligations to file, cause effectiveness of, and maintain the availability of such registration, subject to limited permitted suspension periods. If the resale registration statement of which this prospectus forms a part is not effective or the related prospectus is unavailable for resales as permitted therein, the Selling Stockholders will be unable to use this prospectus to resell the Underlying Shares during such periods. In addition, our principal market listing and trading status, transfer agent performance, and our compliance with covenants in the transaction documents may affect our ability to issue Underlying Shares pursuant to the notes and warrants.

Termination; Amendments

The Purchase Agreement, notes and warrants may be terminated, amended or modified only in accordance with their terms and, where applicable, with the consent of the required holders as provided therein.

No Underwriter Designation; Other Covenants

We have agreed not to identify the Selling Stockholders as an “underwriter” or as potentially being an underwriter in any registration statement or related disclosure, and the Selling Stockholders are not required to make any underwriter-related representations to the SEC in connection with any such registration. The Purchase Agreement also includes customary lock-up, financing restrictions for specified periods and participation rights, as well as our obligations to file and maintain the effectiveness of resale registration statements for the Underlying Shares.

Prohibitions on Certain Transactions

During specified restricted periods following the initial closing and following any subsequent closings, we agreed not to issue or sell certain equity or equity-linked securities, subject to customary exceptions, and we granted the Selling Stockholders a right to participate in certain future financings, in each case as described in the Purchase Agreement.

Effect of the Transaction on Our Stockholders

All Underlying Shares being registered for resale hereunder that may be issued by us to the Selling Stockholders pursuant to the notes and warrants are expected to be freely tradable under the Securities Act, subject to any applicable transfer restrictions under state securities laws or by contract. It is anticipated that Underlying Shares registered in this offering may be resold from time to time by the Selling Stockholders following issuance.

The number of Underlying Shares ultimately issued will depend on multiple factors, including the amounts outstanding under the notes, any share-settled amortization or conversion mechanics, market prices of our common stock at the time of any share issuance, and the extent to which the warrants are exercised. Because any prices or conversion/exercise rates are based, in part, on market prices and other variables at the time of issuance, we cannot, as of the date of this prospectus, predict the total number of Underlying Shares that will be issued, the effective price per share, or the aggregate proceeds we may receive upon any warrant exercises.

Following issuance, the Selling Stockholders may resell any Underlying Shares in its discretion and at varying prices and times, and investors who purchase shares from the Selling Stockholders at different times may pay different prices and experience different levels of dilution. Any issuance by us of a substantial number of additional shares of common stock, whether pursuant to the notes and warrants or otherwise, could result in additional dilution to our existing stockholders.

USE OF PROCEEDS

The Selling Stockholders will receive all of the net proceeds from the sale of the securities offered by them pursuant to this prospectus, including any shares of common stock issuable upon conversion of the notes and/or exercise of the warrants, as applicable. We will not receive any proceeds from the resale of such securities by the Selling Stockholders.

We may receive proceeds from the exercise of warrants if and to the extent any such warrants are exercised for cash (and not pursuant to any cashless exercise provisions). We cannot predict when or if any warrants will be exercised and, accordingly, the amount and timing of any proceeds, if any, from such exercises are not determinable at this time. We intend to use any proceeds we receive from the exercise of warrants, if any, for general corporate purposes, including working capital.

We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE American or other national securities exchange fees, printing expenses, and fees and expenses of our counsel and independent registered public accounting firm. The Selling Stockholders will bear all discounts, commissions, transfer taxes and other selling expenses incurred by them in connection with their sales of the securities covered hereby.

DIVIDEND POLICY

Our board of directors will determine our future dividend policy based on our result of operations, financial condition, capital requirements and other circumstances. We have not previously declared or paid any cash dividends on our common stock. We anticipate that we will retain earnings to support operations and finance the growth of our business, as described in this prospectus. Accordingly, it is not anticipated that any cash dividends will be paid on our common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and accompanying notes and the information contained in other sections of this prospectus, particularly under the heading “Risk Factors.” It contains forward-looking statements that involve risks and uncertainties, and is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Our actual results could differ materially from those anticipated by our management in these forward-looking statements as a result of various factors, including those discussed below and in this prospectus, particularly under the heading “Risk Factors.”

Overview

We are a holding company that is the sole owner of SynCardia. The business of our company is carried out by SynCardia, and thus most of the information set forth in this prospectus relates to the business of SynCardia.

Our long-term mission is to build a portfolio of medical technology companies active in the cardiovascular space. We intend to achieve this goal by acquiring, developing, or by in-licensing of promising technologies or assets with a focus on approved devices, or devices close to being approved. We manufacture and sell an FDA approved implantable Total Artificial Heart designed to temporarily replace the full function of a human heart in patients suffering from advanced heart failure. Our product development roadmap is focused on developing, manufacturing, and commercializing successive generations of the SynCardia TAH to further improve clinical outcomes, usability, and patient quality of life.

The SynCardia TAH is the only total artificial heart that is approved and commercially available in the United States as a bridge to heart transplant, and it is also available in a number of other countries around the world under special exemptions or compassionate use. The system is comprised of an implant which is surgically placed inside the human body, and which is powered by an external driver. The SynCardia TAH replaces the functionality of both the left and right ventricles of the heart as well as all four heart valves. Almost all other commercially available devices that claim to be an “artificial heart” are VADs which do not replace the heart. To date, over 2,100 SynCardia TAHs have been implanted in 27 countries globally, including the US, France, Germany, Australia, United Kingdom, Canada, Italy, Turkey, Kuwait, and Saudi Arabia.

Components of Our Results of Operations

Revenues

We generate revenue from the sale of our total artificial heart for patients, rental of Freedom drivers, and from training and certification services, which are required before the first time a transplant center may deploy a SynCardia TAH. Revenue includes sales and services to appropriate patient aftercare (“Centers”) located in the United States as well as Centers domiciled in foreign countries.

Cost of Revenues

Cost of revenues includes product costs, labor, overhead, inbound freight, and other product-related costs including excess inventory and obsolescence charges.

Research and Development Costs

Included in research and development costs are wages, stock-based compensation and benefits of employees performing research and development, and other operational costs related to our research and development activities, including facility-related expenses, allocation of corporate costs, and external costs of outside contractors. While research and development supply expense are isolated by product, personnel are not. Research and Development personnel do not work on current product production, therefore labor expense is not isolated by product.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of personnel-related expenses for executives, human resources, finance, and other general and administrative employees, including salary and stock-based compensation, professional services costs and allocation of facility and overhead costs.

Our general and administrative expenses increased as a result of one-time costs associated with our becoming a public company and continue to reflect the ongoing costs of operating as a public company. We expect to incur significant costs to comply with corporate governance, internal controls, and similar requirements applicable to public companies. Additionally, we expect to incur increased costs associated with establishing sales, marketing, and revenue growth.

Other Income (Expenses), net

Other income (expenses), net, primarily consists of various immaterial income and expense items.

Provision for Income Taxes

We are subject to U.S. federal and state income taxes and foreign taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax laws.

Provision for income taxes primarily relates to state income taxes.

Results of Operations

Comparison of Year Ended December 31, 2024 and 2023

The following table summarizes our results of operations (in thousands, except percentages):

	Year ended December 31		Change
	2024	2023	$	%
Revenues, net:
Products	$4,254	$4,941	$(687)	(14)%
Rentals	137	102	35	34%
Total revenues	$4,391	$5,043	$(652)	(13)%

Cost of revenues:
Products	2,494	4,945	(2,451)	(50)%
Rentals	2,009	2,409	(400)	(17)%
Total cost of revenues	4,503	7,354	(2,851)	(39)%

Gross profit (loss)	(112)	(2,311)	2,199	(95)%

Operating expenses:
Research and development costs	3,380	2,213	1,167	53%
Selling, general and administrative expenses	10,220	10,978	(758)	(7)%
Total operating expenses	13,600	13,191	409	3%

Operating loss	(13,712)	(15,502)	1,790	(12)%

Other income and expense:
Interest income	-	2	(2)	(100)%
Interest expense	(3,067)	(140)	(2,927)	2,091%
Other income (expense), net	(4,291)	69	(4,360)	(6,319)%
Total other expenses, net	(7,358)	(69)	(7,289)	10,564%
Loss before income tax provision	(21,070)	(15,571)	(5,499)	35%
Provision (benefit) for income taxes	(15)	(2)	(13)	650%
Net loss	$(21,055)	$(15,569)	$(5,486)	35%

Revenues

Total revenues decreased by $0.7 million or 13% for the year ended December 31, 2024, as compared to the year ended December 31, 2023. This decrease is due to a decline in U.S. sales of $0.4 million and foreign sales of $0.3 million. Furthermore, in year ended December 31, 2023, we terminated our U.S. distributor and began establishing in-house sales personnel. The US distributor contributed sales of $0.7 million in prior year which we lost due to the termination; this was offset by sales generated by our in-house sales team of $0.3 million resulting to the $0.4 million decrease in U.S. sales in 2024.

Cost of Revenues

Total cost of revenues decreased by $2.9 million, or 39%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The decrease in cost of revenues for the year ended December 31, 2024, was mainly due to a decrease of $1.5 million in overhead costs for the Freedom drivers, $1.0 million in overhead costs for the TAH, and $0.4 million in material usage for the drivers.

Overhead includes full capacity costs related to rent, utilities, and wages for engineers, quality, warehouse, and purchasing departments. The primary cause of the reduction in overhead costs was the reduction of headcount in related departments. In 2024 the Company was not operating at full capacity for TAH production, which resulted in this change.

The cost of products pertains to the various components of the SynCardia TAH system. These may include, but are not limited to, the following: (i) TAH Kit 70cc, (ii) TAH Kit 50cc, (iii) C2 driver and handpump (“C2 driver”), (iv) Companion Cart Hospital (“Cart”), and (v) Companion Caddy (“Caddy”). Revenue is solely earned upon the sale of a TAH Kit 70cc or a TAH Kit 50cc to the hospital. The C2 driver, Cart, and Caddy are equipment used within the hospital to operate and calibrate the TAH and do not represent a distinct performance obligation, as the customer cannot benefit from the TAH Kit without the C2 driver, Cart, or Caddy. This equipment is not rented but is provided free of charge to the hospital. The C2 driver, caddy and cart remain in the hospital and are used for multiple patients before maintenance is required. The C2 driver maintenance costs, as well as labor costs of the C2 driver technicians, are included in the Cost of revenues: Products and are expensed as incurred.

If a patient is discharged from the hospital with a Freedom driver, the rental revenue is earned over the period of usage. Rental Revenue is recognized when it becomes likely that we will receive payment from our customer, a third party MCS equipment management and distribution company. The timing differences between usage and payment receipt generally do not correlate to the cost of rental, resulting in negative gross margins. Rental costs are related to Freedom driver maintenance costs, which include labor costs of Freedom driver technicians. Freedom driver maintenance costs are incurred on a time schedule that is dependent on the amount of time the Freedom driver is used by a patient. The Freedom driver may be used by multiple patients before maintenance service is required.

Our total cost of revenue as a percentage of total sales for the years ended December 31, 2024, and 2023 was 103% and 146%, respectively. This difference is due to decreased costs related to overhead for the Freedom drivers and TAH Kits as discussed above, and the decreased revenues related to U.S. distribution changes as discussed in Results of Operations - Revenues above.

Research and Development Expenses

Research and development expenses increased by $1.2 million, or 53%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The increase was primarily attributable to the increase of $0.5 million research and development supplies and the increase of $0.4 million of research and development cost for a preliminary technology study related to driver product development. We do not track expenses by product candidate. While research and development supply expense are isolated by product, personnel are not. Research and Development personnel do not work on current product production, therefore labor expense is not isolated by product.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $0.8 million, or 7%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The decrease was primarily attributable to a $2.2 million decrease in professional fees, $0.5 million decrease in SOTA termination fee, offset by $0.7 million increase in stock-based compensation, $0.9 million increase in clinical support, and $0.3 million increase in personnel costs.

Total Other Expenses

Total other expenses increased by $7.3 million, or 10,564%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The increase was attributed to interest expense and derivative (non-cash) accounting for the issued Convertible Notes.

Results of Operations

Comparison of Nine Months Ended September 30, 2025, and 2024

The following table summarizes Picard’s results of operations (in thousands, except percentages) (unaudited):

	Nine Months Ended
	September 30,
	(unaudited)		Change
	2025	2024	$	%
Revenues, net:
Products	$3,859	$3,498	$361	10%
Rentals	72	57	15	26%
Total revenues	$3,931	$3,555	$376	11%

Cost of revenues:
Products	2,999	2,374	625	26%
Rentals	1,547	1,429	118	8%
Total cost of revenues	4,546	3,803	743	20%

Gross loss	(615)	(248)	(367)	148%

Operating expenses:
Research and development costs	2,502	2,591	(89)	-3%
Selling, general and administrative expenses	7,137	7,301	(164)	-2%
Total operating expenses	9,639	9,892	(253)	-3%

Operating loss	(10,254)	(10,140)	(114)	1%

Other income and expense:
Interest expense	(5,386)	(1,636)	(3,750)	229%
Derivative loss	(7,040)	(441)	(6,599)	1,496%
Total other expenses, net	(12,426)	(2,077)	(10,349)	498%
Loss before income taxes	(22,680)	(12,217)	(10,463)	86%
Provision for income tax	(31)	-	(31)	100%
Net loss	$(22,711)	$(12,217)	$(10,494)	86%

Revenues

Total revenues increased by $0.4 million or 10% for the nine months ended September 30, 2025, as compared to nine months ended September 30, 2024. This increase is due to an increase in US product sales of $0.87 million, offset by decreases in Europe and the rest of the world of $0.35 million, and $0.14 million, respectively.

Cost of Revenues

Total cost of revenues increased by $0.7 million, or 20%, for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. The increase in the nine months ended September 30, 2025, is due to increased product manufacturing cost. Our total cost of revenue as a percentage of total sales for the nine months ended September 30, 2025 and 2024 was 116% and 107%, respectively.

Research and Development Expenses

Research and development expenses decreased by $0.09 million, or 3%, for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. The decrease was primarily attributable to the decrease of research and development personnel between the two periods.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $0.2 million, or 2%, for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. The increase was primarily attributable to increases in general legal expenses.

Total Other Expenses

Total other expenses increased by $10.4 million, or 498%, for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. The increase was attributed to derivative (non-cash) accounting for the issued convertible notes.

Comparison of Three Months Ended September 30, 2025, and 2024

The following table summarizes Picard’s results of operations (in thousands, except percentages) (unaudited):

	Three Months Ended
	September 30,
	(unaudited)		Change
	2025	2024	$	%
Revenues, net:
Products	$1,115	$881	$234	27%
Rentals	72	-	72	100%
Total revenues	$1,187	$881	$306	35%

Cost of revenues:
Products	880	1,077	(197)	-18%
Rentals	437	477	(40)	-8%
Total cost of revenues	1,317	1,554	(237)	-15%

Gross loss	(130)	(673)	543	-81%

Operating expenses:
Research and development costs	951	961	(10)	-1%
Selling, general and administrative expenses	2,406	2,810	(404)	-14%
Total operating expenses	3,357	3,771	(414)	-11%

Operating loss	(3,487)	(4,444)	957	-22%

Other income and expense:
Interest expense	(2,404)	(1,382)	(1,022)	74%
Other income (expense), net	(4,535)	(380)	(4,155)	1,093%
Total other expenses, net	(6,939)	(1,762)	(5,177)	294%
Loss before income taxes	(10,426)	(6,206)	(4,220)	68%
Provision for income tax	-	-	-	0%
Net loss	$(10,426)	$(6,206)	$(4,220)	68%

Revenues

Total revenues increased by $0.3 million or 35% for the three months ended September 30, 2025, as compared to the three months ended September 30, 2024. This increase is due to an increase in U.S. sales of $0.5 million, offset by a decrease in Europe and the rest of the world of $0.1million, and $0.1 million, respectively.

Cost of Revenues

Total cost of revenues decreased by $0.2 million, or 15%, for the three months ended September 30, 2025, as compared to the three months ended September 30, 2024. The decrease in cost of revenues for the three months ended September 30, 2025, was mainly due to $0.2 million in product costs. Rental revenue and rental cost are not directly correlated. Our total cost of revenue as a percentage of total sales for the three months ended September 30, 2025, and 2024 was 111% and 176%, respectively.

Research and Development Expenses

Research and development expenses decreased by $0.01 million, or 1%, for the three months ended September 30, 2025, as compared to the three months ended September 30, 2024. The decrease was primarily attributable to $0.01 million of labor costs. We do not track expenses by product candidate. While research and development supply expense are isolated by product, personnel are not. Research and Development personnel do not work on current product production, therefore labor expense is not isolated by product.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $0.4 million, or 14%, for the three months ended September 30, 2025, as compared to the three months ended September 30, 2024. The decrease was primarily attributable to decreases in general professional expenses.

Total Other Expenses

Total other expenses increased by $5.2 million, or 294%, for the three months ended September 30, 2025, as compared to the three months ended September 30, 2024. The increase was primarily attributed to derivative (non-cash) accounting for the issued convertible notes.

Liquidity and Capital Resources

Funding Requirements and Going Concern

We have incurred operating losses since inception, including net losses of $21.1 million and $22.7 million for the year ended December 31, 2024, and the nine months ended September 30, 2025, respectively. While we already have FDA-approved products that are generating commercial revenue, the business needs to scale up in order to offset a large, fixed overhead cost from our site in Tucson, AZ. Moreover, we are also investing heavily in the development of updates and next generation devices and therefore expect to continue to incur significant expenses and operating losses for the foreseeable future. Furthermore, we expect to incur additional expenses with transitioning to, and operating as, a public company.

Until such a time as we can sufficiently grow product and rental revenue, we expect to finance our cash needs through a combination of equity and debt financings, or other capital sources, including with related parties. To the extent that we raise additional capital through the future sale of equity or debt, the ownership interest of our stockholders will be diluted. The terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing common stockholders. If we are unable to raise sufficient funds through equity or debt financings, we may be required to delay, limit, curtail or terminate our product development or future growth efforts. Additionally, we may never become profitable, or if we do, may not be able to sustain profitability on a recurring basis.

We have considered that our long-term operations anticipate continuing net losses and the need for potential debt or equity financing. However, there can be no assurances that additional funding or other sources of capital will be available on terms acceptable to us, or at all. If additional capital is not secured when required, we may need to delay or curtail our operations until such funding is received. If we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, financial condition and results of operations could be materially adversely affected. As a result of these conditions, we have concluded that there is substantial doubt over our ability to continue as a going concern as conditions and events, considered in the aggregate, indicate it is probable we will be unable to meet our obligations as they become due within one year after the date that the financial statements included in this prospectus are issued. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The financial information and financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to increase sales and raise additional funds and financing including through the consummation of our Initial Public Offering (“IPO”). At the consummation of our IPO on September 2, 2025, we raised sufficient cash to fund our operations into 2025 based on our current business plan, and expectations and assumptions considering current macroeconomic conditions. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section of our in our registration statement on Form S-1 filed with the SEC on August 6, 2025, entitled “Risk Factors.”

Sources of Liquidity

Historically, we have funded our operations primarily with the proceeds from Series A-1 Preferred Stock, loans from related parties, and convertible notes issued to related parties and other investors. On September 2, 2025, the Company consummated our Initial Public Offering.

Cash Flows

The following table shows a summary of our cash flows (in thousands):

	Nine Months Ended
	September 30,
	2025	2024
Net cash used in operating activities	$(11,296)	$(8,722)
Net cash used in investing activities	$-	$-
Net cash provided by financing activities	$14,061	$8,508

Net cash used in operating activities

Net cash used in operating activities of $11.3 million for the nine months ended September 30, 2025, was primarily attributable to our net loss of $22.7 million, offset by $11.6 million in embedded derivative loss and amortization of the debt discount, $0.6 million increase in provision for excess and obsolete inventory, a $0.5 million increase in stock compensation, and $0.3.million increase in amortization of right-of-use assets expense.

Net cash used in operating activities of $8.7 million for the nine months ended September 30, 2024, was primarily attributable to our $12.2 million net loss, offset by $2.0 million in accounts payable, $1.2 million in amortization of debt discount and $0.7 million of stock-based compensation.

Net cash used in investing activities

Net cash used in investing activities was $0, and $0 for the nine months ended September 30, 2025, and 2024 respectively.

Net cash provided by financing activities

Net cash provided by financing activities was $14.1 million for the nine months ended September 30, 2025, which primarily consisted of net proceeds of $15.2 million, $2.0 million, $2.24 million, and $2.9 million from the issuance of common stock, convertible notes, stock subscriptions, and related party notes, respectively, offset by $8.2 million in repayments of related party loan notes.

Net cash provided by financing activities was $8.5 million for the nine months ended September 30, 2024, which consisted primarily of proceeds of $9.7 million from loans from related parties and convertible debt, offset by $1.2 million in repayments to related party loans.

Off-Balance Sheet Arrangements

As of September 30, 2025, and December 31, 2024, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires our management to make judgments, assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate these judgments, assumptions and estimates for changes that would affect the reported amounts. These estimates are based on management’s historical industry experience and on various other judgments and assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these judgments, assumptions and estimates. A discussion of recent accounting pronouncements and our significant accounting policies, including further discussion of the accounting policies described below, can be found in Note 2 “Summary of Significant Accounting Policies” to our consolidated financial statements included in this quarterly report. None of those policies are deemed to be critical accounting policies nor critical accounting estimates.

Emerging Growth Company Status

We are an emerging growth company, as defined in the JOBS Act and may remain an emerging growth company for up to five years following our IPO completed on September 2, 2025. For so long as we remain an emerging growth company, We are permitted and intend to rely on certain exemptions from various public company reporting requirements, including delaying adopting new or revised accounting standards issued until such time as those standards apply to private companies, not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

We are a “smaller reporting company,” as such term is defined in Rule 12b-2 of the Exchange Act, meaning that the market value of our common stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of the Initial Public Offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company following the closing of the Initial Public Offering if either (i) the market value of our common stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

BUSINESS

Overview

Our Business

We are a holding company that owns 100% of the membership interests of SynCardia. Our business is carried out by SynCardia, and thus most of the information set forth in this prospectus relates to the business of SynCardia.

We are a medical technology company that manufactures and sells the only U.S. FDA, and Health Canada approved implantable SynCardia TAH. To date, over 2,100 SynCardia TAHs have been implanted in patients in 27 countries and the SynCardia TAH is an established bridge to heart transplantation for patients with biventricular failure in the U.S., and around the world.

Our future vision is to develop the world’s first fully implantable SynCardia TAH as an alternative to heart transplantation for patients with biventricular heart failure in the U.S. and around the world. For near-term developments, we are committed to innovating our current driver technology, to expand the current indication for use of the SynCardia TAH from BTT, to Bridge to Candidacy BTC, and for long-term use of two years or more. BTT products are intended to support patients with end-stage heart failure who are already listed or deemed eligible for a heart transplant. The BTT indication includes patients who are transplant candidates but need MCS due to declining health or stabilizing them while waiting for donor heart. BTC products support patients while determining their eligibility for transplantation. This is typically for patients who need more time for medical optimization, evaluation, or stabilization before a final determination of transplant candidacy. The duration of support is typically longer than BTT if patients need extensive rehabilitation or additional workup to resolve contraindications to becoming transplant eligible. The BTC indication includes patients who are not immediately transplant-eligible due to reversible contraindications (e.g., organ dysfunction, infection, or need for psychosocial assessment) but may become transplant eligible after receiving MCS. The Long-term use indication includes patients who are ineligible for a heart transplant and need long-term heart replacements for 2 years or more. Finally, we plan to expand our product sales into more international markets

The currently available, FDA and Health Canada-approved, SynCardia TAH System consists of an implant (including left and right artificial ventricles), external pneumatic drivers to power the implant, and drivelines that connect the driver to the implant. The implantation procedure follows routine surgical techniques used by cardiothoracic surgeons performing heart transplants. The drivers powering the SynCardia TAH are available for in-hospital use (Companion 2) and or in-hospital and in-home use (“Freedom Driver”) and generate true pulsatile flow using a redundant pneumatic pump assembly. The core of our approved technology is our heart ventricles with blood contacting surfaces that already have over 2,100 implants’ worth of clinical experience. We intend to augment our heart ventricles to include an internal driver system to achieve a fully implantable TAH system that does not require use of an external pneumatic driver as our current product does. Our next generation, the fully implantable Emperor Total Artificial Heart (“Emperor”) is expected to be designed to provide pulsatile flow without requiring external pneumatic drivers. Emperor design prototypes are currently undergoing non-clinical bench testing. We have completed acute pre-clinical animal studies using selected Emperor design prototypes. In these studies, the Emperor Total Artificial Heart was successfully implanted in three animal models, and each model was taken off cardiopulmonary bypass without complication. During the observation periods the device provided full and stable circulatory support operated without technical issues and demonstrated efficient energy utilization. Hemodynamic performance showed stable blood flow physiologic preload sensitivity and afterload independence reflecting the Frank Starling response of the native human heart. These results were consistent with our internal laboratory performance objectives for the Emperor platform. We plan to continue additional nonclinical testing including further animal studies and bench testing during the remainder of 2026 and 2027. Depending on the outcomes of these and other non-clinical activities and subject to regulatory review we may be able to seek FDA approval for Emperor as early as 2028.

The SynCardia TAH remains the only approved total artificial heart in the United States and Canada for the BTT indication. Carmat SA recently obtained the CE mark for its Aeson device TAH in Europe. There are no other artificial hearts approved for commercial use in any market. BiVACOR, Inc. entered early-stage human clinical testing in July 2024 for its BiVACOR total artificial heart. While, to date, there are no head-to-head trials to compare total artificial hearts to each other, we believe that based on our technology, intellectual property, know-how, and extensive human clinical experience, we have significant advantages over other companies developing other TAH products.

Cardiologists in the United States and Europe have also been exploring the simultaneous use of two left ventricular assist devices (“LVADs”) simultaneously to provide fully implanted biventricular assistance to patients. More specifically, cardiologists have combined two Abbott HeartMate 3 LVADs, and - once combined - have referred to the assembly as “HeartMate 6” or as “total artificial heart replacement”. This practice is not currently approved by the FDA.

Cardiologists are also using LVADs and other temporary MCS, including extracorporeal membrane oxygenation (“ECMO”), or axial flow left ventricular assist devices to bridge patients with biventricular heart failure to transplantation. Both LVADs and temporary MCS only support the function of the left or right ventricle, are for in hospital use only (patients cannot be discharged), and they implanted using surgical or minimally invasive techniques. The SynCardia TAH, in contrast, replaces both the left and right ventricles, patients can be discharged, and it is implanted using surgical techniques.6,7

We believe that based on our technology, intellectual property, and extensive human clinical experience, we have significant advantages over other companies developing comparable other TAH products. The core of our approved technology is our heart ventricles, which we intend to augment with an internal driver system to achieve a fully implantable heart for which the blood-contacting surfaces already have over 2,100 implants’ worth of clinical experience. We intend to augment our products to include an internal driver system to achieve a fully implantable TAH system that does not require use of an external pneumatic driver as our current product does.

Our History and SynCardia TAH Development

Corporate

The commercial development of the SynCardia Total Artificial Heart was started by Symbion in 1985. In 1991, Symbion moved from Salt Lake City, Utah to Tucson, Arizona and the company became CardioWest, and later, SynCardia. SynCardia was incorporated in Delaware in August 2001 as SynCardia Systems, Inc., and we have maintained our headquarters in Tucson, Arizona since then. In July 2011, SynCardia Systems, Inc. organized a wholly owned German subsidiary, SynCardia Systems Europe GmbH, (“GmbH”) to facilitate the sale and distribution of our products throughout Europe. In July 2016, the assets of SynCardia Systems, Inc. were acquired by a newly formed limited liability company called SynCardia Systems, LLC. In September 2021, Hunniwell Picard I (“Hunniwell”), through its majority held investment vehicle, Picard Medical, Inc., purchased 85% of the ownership interest in SynCardia Systems, LLC. In July 2023, Picard Medical, Inc. agreed, contingent on us becoming publicly traded on a stock exchange, to purchase a majority ownership of SynCardia Medical (Beijing) Inc., a corporation established in China in 2022, which is responsible for the registration, sale, and distribution of the SynCardia TAH in China. On January 2, 2024, SynCardia Systems Australia Pty Ltd. was formed as a wholly owned Australian subsidiary to facilitate research and development in Australia. On September 2, 2025 Picard Medical, Inc. completed its initial public offering of 4,250,000 shares of its common stock.

Implants: The SynCardia TAH 70cc implant first obtained the CE mark in Europe in 1999 under the rules of the then-active MDD, followed by a Pre-Market Authorization (“PMA”) from the FDA in 2004 and Health Canada approval in 2005. Beginning in 2015, we began clinical trials on a smaller SynCardia TAH 50cc implant designed to fit in smaller patients to more comprehensively serve the patient population. This smaller implant received the CE Mark in 2014 and was approved by the MDD FDA in 2020, just as the COVID-19 pandemic began.

[6]	Lim HS, Ranasinghe A, Quinn D, Chue C, Mascaro J. Outcomes of temporary mechanical circulatory support in cardiogenic shock due to end-stage heart failure. J Intensive Care Soc. 2022 May;23(2):170-176.
[7]	Carrier M, Moriguchi J, Shah KB, Anyanwu AC, Mahr C, Skipper E, Cossette M, Noly PE. Outcomes after heart transplantation and total artificial heart implantation: A multicenter study. J Heart Lung Transplant. 2021 Mar;40(3):220-228.

During the period running up to December 2021, we, together with our notified body in the European Union (the “EU”), BSI Group (“BSI”), were working on the re-certification of the SynCardia TAH under MDD. During this process, BSI highlighted several post-market surveillance deficiencies and in December 2021, BSI suspended SynCardia’s CE mark pending completion of a post-market surveillance study needed to reinstate the CE mark under MDD. In June 2022, we asked BSI to cancel the MDD CE mark for the SynCardia TAH so that we could re-align resources and focus on the approval of a CE mark under Medical Device Regulation (“MDR”). Following this request, BSI cancelled the CE mark in July 2022. Between June 2022 and July 2022, we notified all our EU distributors that the SynCardia CE Mark registration had been cancelled. EU regulations require our distributors to communicate this information to customers and authorities. Since then, we have been building up resources and we have initiated efforts to address these deficiencies and all documentation to align with the requirements under MDR.

Drivers

The original “Big Blue,” and the current C2 Driver units were/are intended and designed for ICU and in-hospital use. The C2 Driver secured a CE Mark in Europe in 2011 and FDA approval in 2012 and it has replaced “Big Blue” which is no longer available for sale. Due to its considerable size and weight, the C2 Driver is mounted on a cart. While patient mobility in the ICU is not of concern, it becomes a key factor for patient quality of life as they leave the ICU. To address this need, in 2008, we began the development of the Freedom Driver, a 13-lb portable version of the C2 Driver. The Freedom Driver is designed to allow patients to move around freely in the hospital and to be discharged to their homes. The Freedom Driver is small enough to be carried by hand using a detachable handle, a shoulder bag, or a backpack. Like the C2 Driver, the Freedom Driver connects to the implant by means of drivelines. The Freedom Driver was approved by the FDA in 2014 and received the CE mark in 2014. SynCardia TAH patients supported by the Freedom Driver can enjoy common leisure activities such as golf, basketball, fishing, and hiking.

In 2022, to improve the quality of life of patients even further and to optimize driver performance, we began developing a next-generation portable driver, an even lighter and more compact version of the Freedom Driver. FDA approval of this product is expected in late 2026. The regulatory approval processes of the FDA are lengthy, time-consuming, and inherently unpredictable. There is no guarantee that we will receive regulatory approval on our expected timeline or at all, and approval may take longer than planned.

Reimbursement

In May 2008, the United States Centers for Medicare and Medicaid Services (“CMS”) approved implant procedures using the SynCardia TAH as eligible for DRG 001, the highest possible reimbursement under the Diagnosis Related Group (“DRG”) program. As of the date of this prospectus, the procedure for implanting the SynCardia TAH is approved by CMS under NCD 20.9.1. The amount of reimbursement varies for each facility in the United States and is based, among other factors, on the mix of privately insured to Medicare/Medicaid patients who are served by that facility. DRG 001 payments can range from $193,000 to $469,000. Hospitals who implant our product will obtain pre-approval from private pay insurers and can submit for reimbursement under DRG 001.

Cardiologists are also using LVADs and other temporary MCS, including extracorporeal membrane oxygenation (“ECMO”), or axial flow percutaneous left ventricular assist devices to bridge patients with biventricular heart failure to transplantation. For additional information relating to these products see “Prospectus Summary — Our Business”. Like the SynCardia TAH, LVADs are reimbursed under DRG 001 and payments to hospitals can range from $203,560 to $478,942 (mean: $296,685). ECMO devices are reimbursed under DRG 003 and the average payment to hospitals is approximately $170,000. Finally, temporary axial flow assist devices are reimbursed under DRG 215 or DRG 221 and average payments to hospitals are approximately $90,000 and $40,000, respectively. To the best or our knowledge, the average selling price of the Abbott HeartMate 3 (LVAD) is around $120,000, between $20,000 and 30,000 for the Abiomed Impella 2.5 and 5.0 devices (axial flow percutaneous left ventricular assist devices), and around $111,000 for the Getinge CardioHelp device and (ECMO).

As we do not receive payment from, nor do we directly bill insurance companies, we are unable to determine the exact number of private insurance companies that have approved reimbursement and the level of reimbursement in each case. However, hospitals have reported success in securing reimbursement from many private insurance carriers including but not limited to Aetna, Cigna, Anthem, United Health and Humana.

Our Products

The SynCardia TAH is a biventricular replacement device that consists of the SynCardia TAH implant, an external pneumatic driver that delivers precisely calibrated pulses of air to drive the implant and drivelines that connect the driver to the implant. The SynCardia TAH is the only total artificial heart that is approved and commercially available in the United States and Canada for use as a BTT. As a total artificial heart, the SynCardia TAH replaces the functionality of both the left and right ventricles of the heart as well as all four heart valves in a similar manner as a human heart transplant. The SynCardia TAH fully supports the patient’s circulation. In combination with an external driver that delivers precisely calibrated pulses of air, the SynCardia TAH generates a cardiac output of up to 10.5 liters per minute by the 70cc implant, and up to 7.5 liters per minute by the 50cc implant, through each ventricle, lowering central venous pressure and promoting the recovery of other vital organs. In comparison, a normal human heart provides an average cardiac output of 5.6 liters per minute.

SynCardia TAH Implant

The SynCardia TAH implant is a system that consists of two independent artificial ventricles which are powered by an external pneumatic driver (described below). Each artificial ventricle is made of a semi-rigid polyurethane housing and a rigid polyurethane base, with a four-layer flexible polyurethane diaphragm separating the blood chamber from the air chamber. The housing and diaphragms are manufactured using our proprietary material, SPUS.

When implanted, the left artificial ventricle is coupled to an outflow graft anastomosed to the aorta, and the right artificial ventricle is coupled to an outflow graft anastomosed to the pulmonary artery. The base of each artificial ventricle includes a cannula that traverses the chest wall to couple that ventricle to the pneumatic driver. The artificial ventricles’ diaphragms are pressurized by air from any of the FDA PMA-approved external drivers that allow the artificial ventricle to fill with blood, and then eject the blood from the ventricle through an outflow valve into the respective outflow graft anastomosed to the aorta or pulmonary artery. The SynCardia TAH fully supports the patient’s circulation. The figure immediately below illustrates the typical surgical attachment of the SynCardia TAH implant to the patient’s anatomy and the blood flow through the total artificial heart.

SynCardia TAH Positioning and Blood Flow

Mechanical valves, mounted in the inflow and outflow ports of each artificial ventricle, control the uni-directional flow of blood through the SynCardia TAH implant. The left artificial ventricle is connected via the left atrial inflow connector to the left atrium and via the aortic outflow connector to the aorta. The right artificial ventricle is connected via the right atrial inflow connector to the right atrium and via the pulmonary artery outflow connector to the pulmonary artery. The valves are precisely angled to eliminate stagnant pools that could result in blood clots.

50cc SynCardia TAH and 70cc SynCardia TAH

The principle of operation for the 50cc and 70cc SynCardia TAH is identical, and both implants are indicated for short-term support (i.e., bridge to transplant, “BTT”) for patients at risk of imminent death from biventricular failure who require cardiac replacement. The 70cc SynCardia TAH system is designed for implantation into adult patients and obtained the CE mark in Europe in 1999, followed by a Pre-Market Authorization (“PMA”) from the U.S. Food and Drug Administration (“FDA”) in 2004. As of today, the 70cc SynCardia TAH has supported 1,951 patients globally since 1985, including 311 patients who were supported as part of early feasibility studies and compassionate use. The 50cc version of the SynCardia TAH is for use in smaller adult patients and in the pediatric patient population. The 50cc SynCardia TAH obtained the CE mark in 2014, followed by a PMA approval in 2020. As of today, the 50cc SynCardia TAH has supported 122 patients globally since 2014.

Drivers

We currently have two approved external drivers for use with the SynCardia TAH implant: the Companion 2 (“C2”) Driver and the Freedom Driver. The C2 Driver, which secured a CE Mark in Europe in 2011 and obtained FDA approval in 2012, is a mobile, external pneumatic driver intended for in-hospital use. The C2 Driver has replaced the original “Big Blue”, which is no longer offered for sale. The C2 Driver includes a hospital cart/caddy, and drivelines connect the driver to the implant (see illustration below). Patients implanted with the SynCardia TAH are initially connected to a the C2 Driver during a period in which they are postoperatively stabilized. Once a patient becomes clinically stable and, in certain cases, ready to be discharged from the hospital, the patient is moved to the portable Freedom Driver.

SynCardia TAH with C2 Driver

The Freedom Driver received the CE mark in 2010 and was approved by the FDA in 2014. This driver was designed to allow patients to move around freely in the hospital and/or to be discharged to their homes. The Freedom Driver is a smaller, portable (13 pound) version of the C2 Driver, small enough to be carried by hand using a detachable handle, a shoulder bag, or a backpack (see illustration below). Like the C2 Driver, the Freedom Driver connects to the implant by means of drivelines. The Freedom Driver was first used clinically in the Freedom Driver System IDE Study that began in 2010.

SynCardia TAH with Freedom Driver

Our Components

The implanted ventricles of the SynCardia TAH implant have three principal components: the shell, the diaphragm, and the valves. The shell is the outer housing of the SynCardia TAH implant, and contains multiple layers of polymer intertwined with mesh. The diaphragm is a flexible component that is responsible for pumping blood using pressurized air from the pneumatic driver. The proprietary polymer that we use in the shell and diaphragm are made of a Segmented Polyurethane Solution, or SPUS. Fatigue resistance, strength and biocompatibility make SPUS ideally suited for the blood contacting and flexing components of the SynCardia TAH and other medical devices. We use our own formula, reactor and manufacturing equipment to make SPUS, to ensure that SynCardia TAHs have the same consistent material properties and specifications and are subject to the same manufacturing process. SPUS is approved by the FDA and has been used in over 2,100 patients worldwide. SPUS must be manufactured within precise specifications to meet FDA and other regulatory requirements, and with significant sufficient production yields for us to succeed in manufacturing enough SynCardia TAHs at a commercially viable level. We believe that our trade secrets protecting our SPUS, and the biocompatibility and other specifications of SPUS, are likely to present a major barrier to any potential competitor using similar material.

The valves (the “SynHall Valve”) have tilting discs made of titanium and pyrolytic carbon and they replace the four native heart valves. The SynHall Valves have the same design, are composed of nearly identical materials, and are made using the same manufacturing processes as the predecessor Med-Hall Valves which were made by Medtronic, Inc. (“Medtronic”). SynHall Valve components must be manufactured within precise specifications and with significant production yields for us to succeed in manufacturing enough SynCardia TAHs. As of the date of this prospectus, we are not aware of any reported valve failures.

On July 27, 2013, we and Medtronic entered a ten-year, non-exclusive, worldwide, perpetual, nonrevocable License Agreement (the “License Agreement”) for non-patented intellectual property relating to the design and production of the Med-Hall Valves, including as used in the SynCardia TAH. Pursuant to and during the term of the License Agreement, among other terms, we agreed to pay a royalty of $400 to Medtronic for each such valve manufactured by or on behalf of us. The License Agreement expired in July 2023, and as of December 31, 2024, we owed Medtronic approximately $492,000 in outstanding royalty payments. Additionally, until such outstanding balance is paid in full, Medtronic holds a security interest of first priority in a nonexclusive license to use, sell, import or distribute SynCardia TAHs that incorporate the Med-Hall Valves as a component part and to use certain other documentation. Other than the foregoing and the survival of provisions customary for transactions of this type, no terms of the License Agreement remain in effect.

The SynCardia pneumatic driver systems that operate the SynCardia TAH consist of the portable Freedom Driver and the hospital-only-use C2 Driver. We source crucial components for both the Freedom and C2 Drivers from Bimba Ltd (“Bimba”), a part of Norgren Ltd (“Norgren”), through its distributor Heitek Automation LLC (“Heitek Automation” or “Heitek”). If Bimba, the sole source supplier of components for our drivers, ceases business operations or terminates commercial ties with its distributor Heitek Automation, or with us, or if Heitek Automation ceases business operations or terminates commercial ties with us, we might not be able to procure components to produce the C2 Drivers and Freedom Drivers.

Bimba owns the drawing of and manufactures the Piston Cylinder Assembly (the “PCA”) used in the assembly of the Freedom Driver. Bimba also manufactures the pneumatic manifold used in the Freedom Driver while Heitek Automation owns the drawings. Heitek Automation distributes the PCA and the pneumatic manifold, and we purchase both components from Heitek Automation. Bimba and Heitek are thus material for our continued success, and, if Bimba and/or Heitek Automation cease business operations or terminate commercial ties with us, we will have to source the component from alternative suppliers.

We currently do not have an agreement with either Bimba or Heitek Automation covering the supply of PCA or access to the drawings of PCA. We have an ongoing commercial relationship with Bimba and Heitek wherein we place orders through Heitek, the distributor for Bimba manufactured parts and assemblies, including the PCA for the Freedom Driver and the Pneumatic Manifold Assembly for the C2 Driver. There are no commercial agreements with Bimba and Heitek beyond the purchase orders that we place and we depend on Bimba and Heitek for certain technical drawings.

Additionally, on June 7, 2022, Heitek Automation and we entered into a purchase order, which covers the terms for purchasing the pneumatic manifold drawings for the C2 Driver. Under such purchase order, Heitek Automation credits $500 for every PCA that we purchase from Heitek Automation towards the cost of the C2 manifold drawings. When we have purchased a total of 400 PCA units totaling $200,000 worth of credits, Heitek Automation will transfer to us the C2 pneumatic manifold drawings. We can then use these drawings to make new C2 pneumatic manifold assemblies. In addition, we have started the development of the C3 Driver, which will not need this pneumatic manifold and is expected to be approved by the end of 2026. The regulatory approval processes of the FDA are lengthy, time-consuming and inherently unpredictable. There is no guarantee that we will receive regulatory approval on our expected timeline or at all, and approval may take longer than planned.

Clinical Efficacy

A 2004 New England Journal of Medicine article published the results obtained from a study of 81 patients who received the SynCardia TAH compared to 35 control patients (“PMA FDA Study”)19. The control patients had not received a SynCardia TAH or mechanical circulatory support and were matched with the 81 patients who received the SynCardia TAH. The overall objective of this study was to generate data on the safety and efficacy of determine if the SynCardia TAH was safe and effective for in bridging of patients to cardiac transplantation (bridge to transplant, “BTT”). The primary efficacy endpoint of the study was treatment success. To be considered a success, a patient at 30 days post transplantation must have been: (1) alive; (2) NYHA” Class I or II; (3) ambulatory; (4) not ventilator dependent; and (5) not on dialysis. At 30 days post-transplant, 69.1% (56/81) of the core implant group met the criteria for treatment success. The primary safety endpoint included a clinical assessment of patients and an evaluation of adverse events (see table below for adverse event data). Secondary efficacy outcomes measures included the rate of survival to transplantation (79% for patients implanted with the SynCardia TAH as compared to 46% survival for the control group, p<0.00120), and 1-year survival rate among the patients who received the artificial heart (70%, as compared with 31% among the controls, as well as, 1-year and 5-year survival rates after transplantation among patients who had received a total artificial heart as a bridge to transplantation (86% and 64%, respectively). In all instances, survival measured how long patients who received the SynCardia TAH, and control patients lived. The study was supported from 1991 to 2001 by CardioWest Technologies and thereafter by SynCardia Systems with respect to the costs of data collection. Dr. Copeland reported owning equity in SynCardia Systems, the manufacturer of the CardioWest Total Artificial Heart. Mr. Smith and Dr. Slepian reported owning equity in SynCardia Systems and being paid for part-time employment by the company.

Patients included in this PMA FDA Study were selected according to the inclusion / exclusion criteria listed in the table below.

This publication also includes a list of adverse events observed over the course of the PMA FDA Study and the table below provides a listing of adverse events.

[19]	Copeland JG, Smith RG, Arabia FA, Nolan PE, Sethi GK, Tsau PH, McClellan D, Slepian MJ; CardioWest Total Artificial Heart Investigators. Cardiac replacement with a total artificial heart as a bridge to transplantation. N Engl J Med. 2004 Aug 26;351(9):859-67.
[20]	A p-value measures the probability of obtaining the observed results, assuming that the null hypothesis is true. The lower the p-value, the greater the statistical significance of the observed difference. A p-value of 0.05 or lower is generally considered statistically significant.

Adverse Events, Including Those That Affected Outcomes, from the Time of Study Entry to
30 Days after Transplantation (FDA PMA Study)

Adverse Event(1)	All Patients Who Received an Implant (N=95)(2)					Patients Who Received an Implant per Protocol (N=81)(3)
	All Events			Event Affecting Outcome		Event Delaying Transplantation		Event as Primary Cause of Death
	no. of events	no. of patients (%)		no. of patients (%)		number of patients (%)
Bleeding (loss of blood during or after implantation, some requiring blood transfusions)	102	59	(62)	15	(16)	8	(10)	1	(1)
Device malfunction (e.g., perforation of implant diaphragm at day 124)	19	16	(17)	1	(1)	1	(1)	1	(1)
Fitting complication (challenging placement of implant in patients’ chest, size / anatomical constrains)	5	5	(5)	2	(2)	2	(2)	0
Reduced cardiac index (cardiac output of < 2.2 L/min/m2)	13	9	(9)	2	(2)	0		0
Reduced blood pressure (< than 90/60 mm Hg)	27	18	(19)	8	(8)	5	(6)	2	(2)
Hemolysis (rupture / destruction of red blood cells)	5	4	(4)	0		0		0
Hepatic dysfunction (impaired liver function)	37	35	(37)	13	(14)	9	(11)	0
Infection (airway, urinary & genital, digestive tract, blood, and driveline infections)	172	73	(77)	18	(19)	13	(16)	1	(1)
Neurologic event (occurrence that affects nervous system such as strokes, see discussion below)	35	26	(27)	6	(6)	5	(6)	0
Operation (repeat surgery)	31	23	(24)	2	(2)	2	(2)	0
Peripheral thromboembolism (condition that occurs when a blot clot breaks free and blocks a blood vessel in another organ, except for the brain)	18	13	(14)	3	(3)	2	(2)	0
Renal dysfunction (impaired kidney function)	34	29	(31)	16	(17)	12	(15)	0
Respiratory dysfunction (difficulty to breathe; patient on ventilator)	61	34	(36)	15	(16)	11	(14)	0
Technical or procedural problems (e.g., valve obstruction by central venous catheter during ICU stay)	11	3	(3)	2	(2)	1	(1)	1	(1)
Other problem (other events not captured above, including sepsis)	10	9	(9)	6	(6)	3	(4)	1	(1)

(1)	An adverse event (“AE”) is any undesirable experience that occurs while a patient is using a medical product, while a serious adverse event (“SAE”) is a subset of AEs that meet certain criteria. A SAE is an AE that results in death, is life-threatening, requires hospitalization, or causes disability or permanent damage. There were seven reported SAEs in this study.
(2)	Category represents all patients who received an implant and includes 14 patients who were on a vascular assist device prior to receiving the implant. This group of patients was included in the safety analysis, but they were excluded from the efficacy analysis (being on a vascular assist device was an exclusion criteria (see table above)).
(3)	Category represents all patients who met all the inclusion / exclusion criteria and who were included in the efficacy analysis.

To the best of our knowledge there have been no prospective “head-to-head” clinical trials comparing the SynCardia TAH clinical outcomes to other therapies. Therefore, all studies performed since the approvals of the SynCardia TAH in Europe and the United States have examined clinical outcomes (survival) in patients who have been implanted with a SynCardia TAH using retrospective analyses; statistical analyses on survival vs. a comparator population, as performed in the prospective FDA PMA Study, have therefore not been performed.

The PMA FDA study results, which led to the FDA approval of the SynCardia TAH in 2004, were obtained in a highly controlled clinical study setting with carefully selected patients. Commencing with FDA approval, the SynCardia TAH was used in routine clinical practice in patients (“Real World Data”, “RWD”).

Below, we provide vignettes of recent studies examining the clinical outcomes of patients implanted with the SynCardia TAH. The vignettes contain essential published 1-year survival rates among patients who have received the SynCardia TAH in a RWD setting since 2004. Patients included in these studies have biventricular heart failure and need a heart transplant. One-year survival rates range from between 75% and 86.6%, depending on the experience of the center performing the procedures and on the INTERMACS patient profile, and confirm and expand upon the PMA FDA Study findings.

RWD clinical efficacy obtained with the SynCardia TAH

●

A retrospective analysis examining outcomes after SynCardia TAH implantation between January 2014 and May 2019 was published in 2020 in the Journal of Heart and Lung Transplantation. Data from 217 patients at six high-volume centers (greater than 10 SynCardia TAH implants) in North America was analyzed. All patients were deemed candidates for heart transplantation and underwent SynCardia TAH implantation as a BTT strategy. At the end of the study period, 138 of 217 (63.5%) patients had successfully undergone heart transplant, and the overall survival rate in the entire cohort was 75% at the one-year mark[21]. Funding for this study was provided by SynCardia Systems, LLC, Tucson, Arizona.

●	A retrospective analysis, published in 2022 in the Journal of Cardiac Surgery, studied adult patients listed for heart transplantation in the United Network for Organ Sharing (“UNOS”) system between 2004 and 2020 who received SynCardia TAH implants. The primary outcome was 1-year survival following heart transplantation following BTT with SynCardia TAH. Of the 433 patients on the waitlist who received a SynCardia TAH as BTT therapy, 375 (86.6%) underwent transplantation. Posttransplant survival for patients successfully bridged with a SynCardia TAH at 30 days was 90.9% and at 1 year was 80%[22]. The study was an institutional analysis. No external funding for this study was provided.

●

An institutional database was used to identify 100 patients who underwent 101 SynCardia TAH implantations between 2012 and 2022 at Cedars-Sinai Medical Center. Patients were stratified and compared according to INTERMACS profile 1 vs 2 or greater. 61 patients (61%) were successfully bridged to transplantation. 30-day survival after transplantation was 96.7%; survival at 6 months, 1 year, and 5 years after transplantation was 95.1%, 86.6%, and 77.5%, respectively. These results were published in 2023 by The Annals of Thoracic Surgery[23]. Two of the authors, Jad Malas and Qiudong Chen, were supported by grants from the National Institutes of Health for advanced heart disease research (T32HL116273).

[21]	Carrier M, Moriguchi J, Shah KB, Anyanwu AC, Mahr C, Skipper E, Cossette M, Noly PE. Outcomes after heart transplantation and total artificial heart implantation: A multicenter study. J Heart Lung Transplant. 2021 Mar;40(3):220-228.
[22]	Coyan GN, Huckaby LV, Diaz-Castrillon CE, Miguelino AM, Kilic A. Trends and outcomes following total artificial heart as bridge to transplant from the UNOS database. J Card Surg. 2022 May;37(5):1215-1221.
[23]	Malas J, Chen Q, Akhmerov A, Tremblay LP, Egorova N, Krishnan A, Moriguchi J, Kobashigawa J, Czer L, Cole R, Emerson D, Chikwe J, Arabia F, Esmailian F. Experience With SynCardia Total Artificial Heart as a Bridge to Transplantation in 100 Patients. Ann Thorac Surg. 2023 Mar;115(3):725-732.

●	A retrospective analysis examining outcomes after SynCardia TAH implantation between 2001 to 2021was published in 2024 in Artificial Organs. Data from patients at a single, high-volume center (greater than 10 SynCardia TAH implants) in Germany was analyzed and included a total of 196 patients. At implantation, 87.2% of patients were classified as INTERMACS profile 1 (“crash and burn” patients, in need life-saving interventions within hours) and the median duration of support was 96 days. Over one third (35.2%) of patients underwent successful heart transplants, with 1-, 5- and 10-year post-transplant survival rates of 65%, 58%, and 51%, respectively[24]. SynCardia Systems, LLC, Tucson, Arizona did not provide funding for this study.

●	A retrospective analysis examining outcomes in the United States after SynCardia TAH implantation between 2005 to 2018 was published in 2024 in the Journal of Thoracic and Cardiovascular Surgery. A total of 471 patients underwent SynCardia TAH implantation. Of 161 transplant centers, 11 centers had cumulative volume of 10 or more implants. The 6-month cumulative incidence of mortality on the total artificial heart was 24.6%. The 6-month cumulative incidence of transplant was 49.0%. The 1-year mortality post-transplantation was 20.0%. Cumulative center volume less than 10 implants were predictive of both mortality on the total artificial heart (hazard ratio, 2.2, 95% confidence interval, 1.5-3.1, P < .001) and post-transplant mortality after a total artificial heart bridge (hazard ratio, 1.5, 95% confidence interval, 1.0-2.2, p = .039)[25]. SynCardia Systems, LLC, Tucson, Arizona did not provide funding for this study.

RWD adverse event rates observed with the SynCardia TAH

INTERMACS is a North American registry in which data is collected for adults who were implanted with an FDA approved MCS system. The database was initiated in 2006 and became part of the Society of Thoracic Surgeons (“STS”) national database in 2018. It is an interagency collaboration including the National Heart, Lung, and Blood Institute, the Food and Drug Administration, the Centers for Medicare & Medicaid Services, and others. INTERMACS provides SynCardia with detailed quarterly reports and raw data on patients implanted with a SynCardia TAH. This includes characteristics and outcomes for patients receiving a SynCardia TAH.

In 2024, SynCardia conducted a review of adverse events reported for SynCardia TAH patients in the INTERMACS registry during the period from 2006 to the end of 1Q24. The RWD dataset of 585 SynCardia TAH patients contains data on 4,914 recorded adverse events (patients may have experienced no adverse events, or multiple adverse events) over the course of the whole observation period which are depicted in the figure below.

Neurological events, comprising strokes, asymptomatic central nervous system (“CNS”) injuries, and seizures, in this RWD population represent 5% of the total adverse events, highlighting a relatively low incidence in real world setting. This incidence also compares favorably to the neurological event rates seen in the PMA FDA study (27% for all patients who received an implant, and 5% for patients who received an implant per protocol; see Adverse Event table, above). Other adverse events, including the rates of bleeding, device malfunctions, and others also compare to event rates seen in the PMA FDA study. The figure below provides the percentages and total number of events. Patients may have experienced no adverse events or multiple adverse events.

[24]	Razumov A, Burri M, Zittermann A, Radakovic D, Lauenroth V, Rojas SV, Fox H, Schramm R, Gummert J, Deutsch MA, Morshuis M. Outcomes after SynCardia® temporary total artificial heart implantation: A 20-year single-center experience in 196 patients. Artif Organs. 2024 Sep 16.
[25]	Itagaki S, Toyoda N, Egorova N, Sun E, Lee T, Boateng P, Gibson G, Moss N, Mancini D, Adams DH, Anyanwu AC. Total artificial heart implantation as a bridge to transplantation in the United States. J Thorac Cardiovasc Surg. 2024 Jan;167(1):205-214.

Our Pipeline

We are working on new products, upgrades to existing products and regulatory approvals which would expand the indications of our approved products. We work closely with the FDA to plan design changes and submission pathways in advance to ensure there is alignment between the FDA and us. Our regulatory affairs team will have pre-submission meetings with the FDA or other regulatory authorities to discuss the clinical data strategy and product verification and validation. The exchange of information and data prior to submission helps to align both parties and speeds up the approval timeline. The regulatory approval processes of the FDA are lengthy, time-consuming, and inherently unpredictable. There is no guarantee that we will receive regulatory approval on our expected timeline or at all, and approval may take longer than planned.

Expanded Indications for Use of the SynCardia TAH

The 70cc SynCardia TAH received FDA approval for temporary use as a BTT in 2004, and the 50cc SynCardia TAH received FDA approval as a BTT in 2020. On November 25, 2024, FDA approved the removal of “temporary” and “-t” from the SynCardia TAH Indications for Use (“IFU”) and product name. We have also been in discussions with FDA to expand the SynCardia TAH IFU. These discussions have focused on the data, and data sources, we can use to support (1) removing “imminent death” from our IFU, (2) adding “bridge to candidacy” (BTC) to our IFU, and (3) adding “long-term” (2 years or more) use to our IFU.

We have had three Q-Sub meetings with the FDA covering these topics. Following these meetings, FDA has confirmed that retrospective INTERMACS data may be used for our analysis and FDA has asked us to submit data in support of (1), (2) and (3) above and, in January 2024, we submitted a 180-day PMA supplement to address (1) and (2). We expect to have an answer from the FDA regarding this submission in the second quarter of 2026. Regarding (3) above, the FDA has been clear that at least 50 patients that have been supported by the SynCardia TAH for 24 months or more will be needed. We presently have approximately 18 subjects who are registered in the INTERMACS database who have been supported by the SynCardia TAH for 24 months or more. Globally, this number is approximately 34. In January 2025 we submitted a 180-day PMA supplement to remove “imminent death” and to add BTC to our IFU. In March 2025, FDA notified us of the Agency’s decision to convert the 180-day PMA supplement to a Panel Track Submission. We expect to have an answer from the FDA regarding this submission in the second quarter of 2026. The regulatory approval processes of the FDA are lengthy, time-consuming and inherently unpredictable. There is no guarantee that we will receive regulatory approval on our expected timeline or at all, and approval may take longer than planned.

Product Upgrades

The FDA is currently reviewing PMA supplements covering an upgraded portable driver system called Freedom+. We anticipate FDA approval by the second half of 2025. We anticipate that the upgraded Freedom+ Driver will be more durable and will substantially reduce false alarm rates. The Freedom+ Driver also is expected to have the ability to read and report to a clinician all four of the patient’s vital pressures, namely the Right Atrial Pressure (RAP), Pulmonary Arterial Pressure (PAP), Left Atrial Pressure (LAP) and the Systolic/Diastolic Aortic Pressure (SYS/DIA). In the future, we anticipate that this information will support clinicians’ decision making. We are also working on next generation Freedom and C2 Drivers for which we expect to gain FDA approvals during the second halves of 2026 and 2027, respectively. The regulatory approval processes of the FDA are lengthy, time-consuming and inherently unpredictable. There is no guarantee that we will receive regulatory approval on our expected timeline or at all, and approval may take longer than planned.

We continue to develop upgraded driver systems for both hospital and home use. In addition to the Freedom+ Driver, we are in the process of further developing the Freedom Driver System to include improvements such as a quieter PCA, improved reliability, a smaller and lighter footprint, data export capabilities, and smaller, more efficient batteries. We are also developing an upgraded C2 hospital driver (Companion 3 Driver) to address obsolescence of components and to reduce its size and weight. We expect to submit supplemental PMAs covering each of these upgraded driver systems and anticipate releasing them in stages, starting with Freedom+ in 2025 and continuing throughout 2027.

New Product Development

In 2023, we began development of a next generation driver system codenamed “Unicorn”. To date, multiple prototype iterations of this system have been built and tested. These prototypes have been shown to achieve cardiac output exceeding the minimum requirement of 3.5 liters per minute, and meeting or exceeding the average cardiac output of 5.6 liters per minute, that match on-market SynCardia TAH utilizing our standard bench test techniques. ~2.5–3.0 liters per minute is generally considered the lowest viable cardiac output before perfusion becomes critically inadequate, potentially leading to shock.5,6 This higher minimum keeps the SynCardia TAH consistently above that range.

The Unicorn driver system builds on our extensive experience with our previous and current pneumatic driver systems. This new system is expected to introduce improvements including reductions in size, weight, noise, and power consumption, enabling improvements in battery life and patient quality of life. Future iterations of this design may be small and light enough to be implanted.

The next steps for the Unicorn driver will be to develop the working prototype into a testable commercial product, and then complete regulatory testing. We expect to complete the regulatory testing in the second half of 2026. Submission to FDA will be a 180 day PMA supplement, which gives an approval date of approximately the middle of 2027, however, there is no guarantee that we will receive regulatory approval on our expected timeline or at all, and approval may take longer than planned.

[5]	Kosaraju A, Pendela VS, Hai O. Cardiogenic Shock. [Updated 2023 Apr 7]. In: StatPearls [Internet]. Treasure Island (FL): StatPearls Publishing; 2025 Jan-. Available from: https://www.ncbi.nlm.nih.gov/books/NBK482255/
[6]	UCSF Hospitalist Handbook. (n.d.). 23. Cardiogenic shock. University of California, San Francisco. Retrieved March 3, 2025, from https://hospitalhandbook.ucsf.edu/23-cardiogenic-shock/23-cardiogenic-shock

Starting in 2023, we began the development of a fully implantable total artificial heart codenamed “Emperor”. The Emperor system will be powered by small mechanical drivers connected to the artificial ventricles and thus eliminate the need for external pneumatic drivers. Our new fully implantable system will utilize our FDA-approved artificial ventricles, which have been implanted in over 2,100 patients to date. Multiple prototype iterations of the Emperor have been built and the pulsatile flow rate has been tested using the same techniques and equipment that our on-market SynCardia TAH is tested with. These prototypes have been shown to achieve pulsatile flow with rates exceeding the minimum requirement of 3.5 liters per minute and meeting or exceeding the average flow rate of 5.6 liters per minute of cardiac output, as measured in liters per minute, that match our on-market SynCardia TAH. ~2.5–3.0 liters per minute is generally considered the lowest viable cardiac output before perfusion becomes critically inadequate, potentially leading to shock.7,8 This higher minimum keeps the SynCardia TAH consistently above that range. These early prototypes have also shown high durability and low energy consumption. This technology has extensive intellectual property coverage, including the newly awarded U.S. patents No. 11,918,798 and No. 12,121,711 B2 and, recently, the China National Intellectual Property Administration granted our patent CN 115279450 B covering this technology. We have completed initial animal studies of the Emperor system and expect to conduct additional animal studies during 2026 as part of our ongoing nonclinical development program.

In January 2026, SynCardia Systems LLC entered into a development collaboration agreement with Hydrix Services Pty Ltd to support the next phase of engineering development for Emperor. Under the agreement, Hydrix will provide development services through the end of 2026 as the initial phase of a multistage development program, with any continuation subject to technical progress and regulatory alignment.

Field Correction

The SynCardia TAH consists of two cannulas that extend from the ventricles inside the patient’s chest to the drivelines outside of the patient’s body. The cannula is attached to pneumatic drivelines that are connected to either the back of the external console or the pneumatic driver (C2 or Freedom). Users have reported tears in the cannula that occur over time from normal wear and tear as a result of stress on the cannula. Based on discussions with the FDA, we agreed to voluntarily initiate a customer notification under 21 CFR part 806. Pursuant to such notification, customers were informed of the potential failure mode and given instructions on what to do if the failure mode occurs. Failure investigation identified the root cause of breached cannula as wear caused by the stress placed on the cannula during use. Patients using a portable driver are more likely to place increased stress on the cannula during the day-to-day movement/motion. These stresses are concentrated where the effective stiffness of the cannula changes, specifically at the velour/cannula junction and driveline/cannula junction. This is attributable to the different material behaviors of the cannula when placed under flexural, rotational, or tensile stress; these increased stresses at the junctions can lead to a cannula tear. To date (March 20, 2025), we have received 104 reports regarding cannula tears but there have been zero reports of Serious Adverse Events associated with these tears. We have developed a design change to address the cannula tears, which will be submitted to the FDA via a 180 Day PMA Supplement when validation activities are completed. We expect to file this submission with the FDA in approximately the third quarter of 2025.

Industry Overview

Cardiovascular disease is the leading cause of death in the Unites States and globally. According to several studies published in 2024, 6.8 million people suffer from heart failure in the United States; globally there are 56.2 million people who suffer from the condition. One in four people is affected by heart failure in the United States, and heart disease accounted for 680,909 deaths in the United States in 2023. Worldwide, the death toll of heart failure is estimated at almost 18 million people. Although the overall prognosis for patients with heart failure has slightly improved in the past decades, the mortality rate for heart failure in the United States is around 10% at 30 days, 20–30% at one year, and 45–60% over five years. However, mortality rates vary by region and country and are highest in Africa and India, and lowest in China, South America, and the Middle East.

Heart transplantation (“HTx”) is the treatment of choice for carefully selected patients with advanced or end-stage heart failure. Although estimates of the prevalence of advanced heart failure vary anywhere from 5% to 25%, at least 300,000 patients in the United States are living with this condition. However, the demand for donor hearts exceeds the available supply. In the United States, the country with the highest number of HTx globally, there are over 7,500 patients waiting on the heart transplant list and over 4,000 patients are added to the list each year. Last year, 4,539 HTx were performed in the United States; worldwide, the number of HTx was estimated at just under 8,200 in 2020.

The global market of heart implants is substantially larger outside the United States. We estimate approximately 15 million people with heart failure per year in the EU, up to approximately 4.6 million in India, approximately 12 million in China, and approximately 3.75 million in the Middle East. While our ability to price our products varies in each market, we have identified global expansion as a key driver of our future success.

[7]	Kosaraju A, Pendela VS, Hai O. Cardiogenic Shock. [Updated 2023 Apr 7]. In: StatPearls [Internet]. Treasure Island (FL): StatPearls Publishing; 2025 Jan-. Available from: https://www.ncbi.nlm.nih.gov/books/NBK482255/
[8]	UCSF Hospitalist Handbook. (n.d.). 23. Cardiogenic shock. University of California, San Francisco. Retrieved March 3, 2025, from https://hospitalhandbook.ucsf.edu/23-cardiogenic-shock/23-cardiogenic-shock

International Presence

On July 20, 2022, SynCardia Medical (Beijing), Inc. was established in Beijing, China, with Jinhu Zhu as its legal representative. On July 2, 2023, Picard Medical, Inc. entered into a Capital Increase Agreement (the “Investment Agreement”) with SynCardia Medical (Beijing), Inc. and its shareholders, CICH (Beijing) Investment Fund Management Co. (CICH), Jinhu Zhu, and Binzhou Taige Shibei Venture Capital LLC to finance SynCardia Medical (Beijing), Inc. Under this Investment Agreement, we will invest $2.85 million for 60% of SynCardia Medical (Beijing), Inc.’s equity. A group of Chinese investors, which includes Binzhou Taige Shibei Venture Capital LLC, CICH (Beijing) Investment Fund Management Co., and Jinhu Zhu, will invest $2.85 million for 40% of SynCardia Medical (Beijing), Inc.’s equity. SynCardia Medical (Beijing), Inc. will then become our majority owned subsidiary. In addition to certain anti-dilution provisions in place for an up to $100 million valuation of SynCardia Medical (Beijing), Inc., we will have two of the three board seats on the SynCardia Medical (Beijing), Inc. Board of Directors. The Investment Agreement is contingent on us becoming publicly traded on a stock exchange.

Pursuant to the expected terms of the Investment Agreement, the Investment Agreement may be terminated (i) by either party thereto via mutual agreement in writing, (ii) in the event of a dispute that cannot be settled by the parties within thirty (30) days, either party may terminate by giving at least ten (10) working days’ notice to the other party before the effective date of termination (which date shall be stated in the notice), (iii) if the representations and warranties of a party to the Investment Agreement are untrue or were materially omitted at the time they were made, and (iv) if either party fails to perform its covenants, undertakings, obligations under the Investment Agreement and does not take remedial action within ten (10) days after written notice is provided by the other party. Upon the termination of the Investment Agreement, all rights and obligations of the parties shall cease immediately, and – to the extent reasonable – the parties shall return their respective investments and provide assistance to each other. The breaching party of the Investment Agreement shall indemnify the other party for expenses, liability or losses incurred. The total amount of compensation payable by the breaching party shall be the same as the loss incurred because of such breach.

SynCardia Medical (Beijing), Inc. will be responsible for the registration and distribution of the SynCardia TAH system in China. To this end, SynCardia Systems, LLC and SynCardia Medical (Beijing), Inc. on July 2, 2023, entered an exclusive Distribution Agreement and a Regulatory Affairs Service Agreement. Pursuant to the Exclusive Distributor Agreement (the “Distribution Agreement”), SynCardia Medical (Beijing), Inc. was appointed as the sole and exclusive distributor of the Products in the Territory (each as defined therein). SynCardia Medical (Beijing), Inc. acts as an agent and is responsible for all registration costs/activities, while SynCardia Systems, LLC holds all rights to registration certificates and licenses and retains full ownership of the SynCardia TAH and its accessories (including products in consignment) until sold. The scope and nature of the Products specified in the Distribution Agreement pertains to the various components of the SynCardia TAH system. These may include, but are not limited to, the following: (i) TAH Kit 70cc, (ii) TAH Kit 50cc, (iii) Companion 2 and handpump, (iv) Companion Cart Hospital, (v) Companion Caddy, (vi) Companion Filters, (vii) Freedom Portable Driver System, (viii) Freedom Battery Charger, (ix) Freedom Bag — Accessory, Backpack, and Shoulder, and (x) Demo TAH. The Territory specified in the Distribution Agreement includes greater China, including the Chinese mainland, Hong Kong, Macao and Taiwan.

Additional key material terms of the Distribution Agreement, include, but are not limited to (a) SynCardia Medical (Beijing), Inc.’s (i) acceptance of appointment as distributor and agreement to purchase, sell, promote, market, rent, or re-rent the Products, (ii) cooperation with SynCardia Systems, LLC to identify and coordinate with potential Eligible Hospitals (as defined therein), (iii) commitment to not promote or sell Products to anyone other than Eligible Hospitals (iv) commitment to not promote or sell products of any third party deemed by SynCardia Systems, LLC to be competitive with the Products, (iv) not allow the use of any Products in a manner inconsistent with the Products’ regulatory approval, and (v) not disclose confidential information of SynCardia Systems, LLC to any third party (except as stated therein).

Additionally, for each purchase order, the pricing and payment terms are included therein, which purchase orders are subject to acceptance and approval by SynCardia Systems, LLC. Under the terms of the Distribution Agreement, SynCardia Systems, LLC will use reasonable efforts to fill each purchase order, but will not be liable for any failure or delay in delivery of the Products, and will retain a security interest over the Products (as detailed therein). SynCardia Medical (Beijing) shall only distribute appropriate approved Drivers and Accessories (each as defined therein) to Eligible Hospitals in the Territory, if such Eligible Hospital comply with certain phase requirements; failure to adhere may result in the immediate termination of the Distribution Agreement by SynCardia Systems, LLC.

The Distribution Agreement has an initial term commencing on the effective date of the agreement, July 2, 2023, and continuing in effect for five (5) years after obtaining the import registration certificate. After the initial term, the Distribution Agreement automatically renews in one-year terms until either party gives notice of its intention to terminate the agreement at least thirty (30) days prior to the end of the applicable term. The Distribution Agreement may be terminated (i) by SynCardia Systems, LLC for cause (including but not limited to non-compliance by SynCardia Medical (Beijing), Inc. with the terms of the Distribution Agreement, disputes among SynCardia Medical (Beijing), Inc. and SynCardia Systems, LLC, and the transfer of any rights by SynCardia Medical (Beijing), Inc. to a third party without expressed written consent of SynCardia Systems, LLC) upon ten (10) or sixty (60) days’ written notice, as specified therein, (ii) by SynCardia Systems, LLC if SynCardia Medical (Beijing), Inc. (a) fails to provide evidence of regulatory approval within 6 months from the signing date, (b) fails to attain regulatory approval and complete market launches 5 years from the signing date, and (c) becomes insolvent (iii) in the event SynCardia Medical (Beijing) fails to pay SynCardia, LLC under the terms and conditions of the agreement, (iv) by either party for cause or if the other party defaults in the performance of any material provision of the agreement, (v) by mutual agreement, and (vi) by SynCardia Systems, LLC as a result of a change in control of SynCardia Systems, LLC. Upon termination or expiration of the Distribution Agreement, all rights to insurances or reimbursement, and all products will revert to SynCardia Systems, LLC.

The Regulatory Affairs Service Agreement will set forth the roles and responsibilities of SynCardia Medical (Beijing), Inc. and SynCardia Systems, LLC with respect to the registration of the SynCardia TAH and associated products with the NMPA in the People’s Republic of China. Pursuant to the Regulatory Affairs Agreement (the “Regulatory Affairs Service Agreement”) SynCardia Systems, LLC will retain certain regulatory affairs services from SynCardia Medical (Beijing), Inc. in connection with the NMPA SynCardia China Registration Service. The scope of the regulatory affairs services will include registration testing, registration dossiers, translation, clinical evaluation, and clinical trials (if any) (collectively, the “Services”). SynCardia Medical (Beijing), Inc. shall pay all of the fees associated with the registration service (except for the clinical trial fee), review fee, and testing fee in accordance with the requirements of the regulatory authorities. The Regulatory Affairs Service Agreement will have a term that begins on the effective date thereto and continues until the Services have been completed. Any extension of the term of the Regulatory Affairs Service Agreement will be subject to the prior written consent of the parties thereto. The Regulatory Affairs Service Agreement may be terminated on the occurrence of the following: (i) by the non-defaulting party when a material breach of contract has occurred and has not been remedied within thirty (30) days, (ii) by either party upon the occurrence of (a) bankruptcy, (b) insolvency or arrangement with creditors, and (c) cessation/disposal of business or threat to cease/dispose of business (or substantial part of business), (iii) by SynCardia Systems, LLC at any time by servicing sixty (60) days written notice, (iv) upon termination of the project by SynCardia Systems, LLC, (v) by mutual consent of parties, (vi) upon the determination by SynCardia Medical (Beijing), Inc. that its continued performance will violate legal or regulatory standards of integrity, and (vii) by SynCardia Systems, LLC if SynCardia Medical (Beijing), Inc. violates any applicable anti-bribery provisions.

In the future, and to assure that SynCardia Medical (Beijing) will adopt the same accounting, quality, and relevant management systems in place at SynCardia Systems, LLC, SynCardia Medical (Beijing) and SynCardia may enter into additional agreements that may cover R&D, intellectual property, or other activities.

Since July 2023, SynCardia Medical (Beijing) has received certain SynCardia TAH components from SynCardia Systems, LLC required to start the registration process and submissions required for the certification (approval for commercial sale) of the SynCardia TAH by the National Medical Products Administration (NMPA, formerly known as Chinese FDA (CFDA)) in China. The submissions will be based on data provided to obtain US FDA PMA for the SynCardia TAH, and NMPA-required non-clinical testing data.

SynCardia Medical (Beijing), Inc. expects to receive initial feedback on the status of the application during 2025, and we expect that the NMPA could grant approval of the SynCardia TAH within 12 months from filing. However, there is no guarantee that the NMPA will grant approval on such a timeline, or at all. The NMPA may require SynCardia Medical (Beijing) Inc. to conduct a post market study performed at high volume centers in China.

The medical device product registration process in China is broadly comparable to the approval process in the United States. Similar to the FDA’s Center for Devices and Radiological Health, the NMPA’s Center for Medical Device Evaluation (CMDE) is responsible for the technical review and acceptance of registration applications covering imported (and domestic) medical device products, and SynCardia will need to meet all requirements as set forth by the CMDE/NMPA, including the following:

●	National standards: While many of the Chinese standards are often identical, or at least similar, to FDA’s standards, the NMPA does not accept IEC 60601-X test report forms for the testing of electromagnetic compatibility and electrical safety. It also insists on several national specifications.

●	Non-clinical testing requirements: In addition to meeting non-clinical testing requirements that are comparable to those expected by the FDA, the NMPA requires additional “Type Testing” by an NMPA certified testing laboratory.

●	Local quality management system requirements: The CMDE/NMPA have their own quality management system requirements. While these “GMP requirements” are similar to ISO 13485, CMDE/NMPA will review ISO 13485 certificate against the Chinese GMP requirements.

●	Clinical testing requirements: Requirements for clinical investigation are still significantly different. While clinical evaluations can be based on the results of clinical investigations/studies and on non-clinical data obtained from a pivotal PMA study conducted outside of China, clinical investigations are required if no equivalent devices are approved for sale in China, and if safety and efficacy cannot be proven with other clinical and non-clinical data. In addition, the NMPA may also require results from additional clinical investigations conducted in China.

We have initiated the process to bring our SynCardia TAH to the Indian market. In 2022, we initiated informal discussions with consultants and the CDSCO, which regulates market clearances of medical devices in India regarding pathways toward marketing clearance of the SynCardia TAH. Based on these discussions, we are pursuing two parallel strategies to enter the Indian market, including the filing of a license to import Medical Devices (“MD-15”) and by seeking “emergency use” clearance for the SynCardia TAH on a case-by-case basis. Per regulations, the filing will undergo a subject matter expert preliminary review. After that, the SynCardia TAH will be comprehensively assessed on its clinical and non-clinical data by CDSCO, a process expected to take six to nine months. If the data review is favorable, the CDSCO could issue an import license for the SynCardia TAH; however, there is no guarantee that the CDSCO will issue an import license.

In parallel, we are preparing SynCardia TAH for use under an Individual Patient License, a process whereby devices can be shipped to and stored in a free trade zone (“FTZ”) in India. Physicians can, on a case-by-case basis, petition CDSCO for use of the SynCardia TAH in patients deemed eligible for a SynCardia TAH implant. We plan to collect clinical data from these cases, in the event CDSCO asks for additional human clinical data following the review of the MD-15 license application. We intend to train selected Indian transplant hospitals in the use of the SynCardia TAH, and will initiate the process of importing and storing devices in FTZs.

We are currently seeking a local distribution partner for the Middle East. In 2022, we established relations with King Faisal Specialist Hospital & Research Center, and the National Guard Hospital in Saudi Arabia. In October 2022 we completed the first-ever SynCardia TAH sale into Saudi Arabia. An application for an Import and Distribution License for the SynCardia TAH with the Saudi Food and Drug Authority (SFDA) was submitted through our authorized representative in May 2023. We are in the process of answering questions from the SFDA.

We are also in discussions with potential partners in the United Kingdom, Southeast Asia, Eastern and Central Europe, Latin America, as well as in other markets that are of strategic interest to us. Considering access to large patient population pools, and the logistics surrounding the delivery and maintenance of the SynCardia TAH, we are considering establishing region-focused transplant hubs in several of these geographies.

While we are seeking channels to distribute our products in countries outside of the United States and while we are seeking, or will seek regulatory approvals of the SynCardia TAH in markets outside of the United States and Canada, including in the EU, the UK, China, India, the Middle East and Latin America, there is no guarantee that the SynCardia TAH will receive regulatory approvals on the timeline that we anticipate or at all.

Our Strategy and Competitive Strengths

We face competition from alternative, often more inexpensive, therapies and other total artificial heart manufacturers. However, we believe that we have, and will maintain for some time, a strong position among total artificial heart manufacturers globally and enjoys certain competitive advantages compared over other total artificial heart manufacturers because of our track record, regulatory approvals, manufacturing processes, sales and marketing expertise and long-term reputation for quality. The key differences that we have identified among the SynCardia, the Carmat, and the BiVACOR total artificial hearts are summarized in the following chart, which is based on publicly available data for Aeson and BiVACOR:

	SynCardia TAH	Carmat (Aeson)	BiVACOR
Status	Only US FDA and Health Canada approved artificial heart	Approved in the EU FDA approved re-start of EFS	Completed first 5 patients of 20 to be enrolled in Early Feasibility Study One patient implanted in Australia

Approvals	US: 2004 (BTT)	US: None	US: None
	EU: 1999-2022 (BTT)	EU: 2020 (BTT)	EU: None
	Rest of World: Canada 2005	Rest of World: None	Rest of World: None

Ventricle Blood Volume	50cc and 70cc Displacement pump	65cc Displacement pump	N/A Not a displacement pump

Total Implant Size (Volume)	250–400ml Serves men, women and children	750ml May not fit women, children and smaller-built men	400ml May not fit all patients

No. of Implants	More than 2,100 as of July 2025	108 as of July 2025	Six as of March, 2025

Implant Weight	250g	900g	650g

Development-stage advantages over other Total Artificial Hearts: We believe that we maintain a strong position among our peers in the total artificial heart category. The SynCardia TAH is the only total artificial heart that is approved for commercial use in the United States and Canada. Of our two direct competitors that have been used in human subjects, Carmat and BiVACOR, the Aeson device by Carmat is approved for commercial use in the EU only (CE mark). Carmat obtained the CE mark in December 2020 under MDD based on clinical data obtained from 5 patients (“ADVANCEHF” Study). Carmat is in the process of re-certifying the Aeson device under MDR. To this end Carmat is conducting a clinical trial that has completed enrollment of 52 patients to generate the clinical data needed to support a CE mark under MDR (“EFICAS” Study). There is no guarantee that results from the EFICAS study will be sufficient to support a CE mark under MDR, and Carmat may have to conduct additional clinical trials. In 2021, Carmat received clearance from the FDA to start an early feasibility study (“EFS”) in the U.S. with the aim to enroll 10 patients. Also in 2021, Carmat suspended this EFS following the occurrence of a quality issue affecting some of its implants. In 2024, following the occurrence of software issues that may affect the cardiac cycle of the Aeson, the company recommends transplanting patients with a natural heart as soon as possible. In April 2025, Carmat received FDA’s conditional approval to initiate the second cohort of the EFS study in the United States. On June 30, 2025, Carmat announced that it had filed for insolvency with the French commercial court. On July 1, 2025, the court placed Carmat into receivership. Under French insolvency law, Carmat will continue operations during a court-supervised observation period while evaluating strategic options, including a potential sale of assets or business segments. Carmat has publicly stated its intention to continue supporting patients implanted with its Aeson total artificial heart during this period. However, the outcome of the receivership process remains uncertain and may affect the availability of Carmat’s products and services globally, including within the United States. The BiVACOR system, which has been implanted in 5 of 20 patients that are part an EFS that started in 2024 at five centers in the U.S., has not obtained approval for any market to date. The BiVACOR heart has also been implanted in one patient in Australia.

Sales, Marketing, and clinical advantages over other Total Artificial Hearts: The SynCardia TAH is a sophisticated device, and a successful total artificial heart implant, including post-implant patient care in the hospital, requires a surgeon and a supporting team that possess a high degree of skill and training. While a complete heart replacement with a device is both critical and complex in nature, we have developed a successful training and education program informed by over 30 years and over 2,100 implants worth of clinical experience. To date, we believe that we remain the only company with this level of experience. We continually improve our education and training program by evaluating new technologies. Currently, we employ three Clinical Support Specialists to support existing certified centers and to certify new centers by training surgeons and supporting their team members. We have over 30 certified centers and 30 centers that have completed at least one implant during the 36 months preceding the date of this prospectus. A center is considered certified after completion of our four-phase training curriculum including least one proctored implant. Certification is valid for three years, and we also provide re-training to centers if needed or requested sooner (e.g. due to staff turnover). To remain certified, a center needs to implant at least one SynCardia TAH during a 12-month period.

Our customers are major medical centers operating heart transplant MCS programs. Our marketing efforts focus on heart transplant surgeons, heart failure cardiologists, MCS Coordinators, and other clinical staff specializing in MCS and heart failure. In the United States, we employ our own sales staff to market and sell our products. In Europe and other international markets, we use specialized distributors to market and sell our products. In July 2023, we entered an arrangement with SynCardia Medical (Beijing), Inc. that will service, market, and sell our products in the Chinese market. We are in discussions with potential distributors in Taiwan, the Gulf region, India, and in Brazil.

Integrated Manufacturing Processes. Our technicians assemble SynCardia TAHs and make and service drivers in our facility under an ISO 13485-certified quality management system, which is the standard required and recognized by the FDA, Health Canada, and competent authorities in Europe.

We are capable of performing the majority of manufacturing in-house in large part due to the considerable amount of proprietary manufacturing technology we have developed or acquired over the course of our operating history. All SynCardia TAHs and drivers are assembled, and selected components thereof manufactured, in our rigorously monitored and maintained production environments. The manufacturing processes consist of fabricating precision components from a variety of materials and assembling these components, as well as components purchased from third parties, into specific configurations governed by our design requirements. Both 70cc and 50cc SynCardia TAH implants are produced in a controlled environment suite while the drivers are made and serviced in a non-sterile environment. During the manufacturing process, the SynCardia TAH and driver assembly components thereof are rigorously tested to meet rigid operational and quality standards.

As a Class III medical device manufacturer, our manufacturing facility, the facilities where sterilization is conducted, and the facilities of other critical suppliers are subject to periodic inspection by the FDA and other regulatory agencies. To date, all the International Organization for Standardization (ISO) and Medical Device Single Audit Programs (“MDSAP”) audits that have been conducted at our facilities have noted no deficiencies resulting in the suspension of manufacturing or quality system licenses. We successfully completed the latest MDSAP audit in November 2024.

Intellectual Property

Our success depends in part on our ability to develop and maintain intellectual property rights relating to key aspects of the technology employed in the SynCardia TAH, maintain our licenses to use intellectual property owned by third parties, preserve the confidentiality of our trade secrets, and operate without infringing the valid and enforceable patents and other proprietary rights of third parties. We rely upon certain patents, registered and common law trademarks, trade secrets, know-how, invention, and patent assignment agreements, and continuing technological innovation to develop and maintain our competitive position. We are currently the holders of six awarded US and international patents and the applicant for more than twelve pending US and international patents. We intend to aggressively protect, defend, and extend the intellectual property rights protecting our technology.

For additional information relating to the risks associated with our intellectual property position see “Risk Factors–Risks Related to Our Intellectual Property.”

Patents

The currently active (and, therefore, in-force) patents owned by us related to our technologies include:

Patent Number	Jurisdiction	Technology	Expiration Date
U.S. No. 7,811,318	United States	Pneumatic Driver	April 23, 2028
U.S. No. 8,070,455	United States	Scotch-Yoke	May 18, 2029
U.S. No. 8,021,422	United States	Pneumatic Driver	May 18, 2029

Additionally, we have applied for, or are preparing to apply for, a number of additional patents that protect the next generation total artificial heart, product upgrades, and next generation drivers and that stem from the International Patent Application No. PCT/US20/60785. Such patents and/or pending patent applications are targeting the U.S., Europe, and China. The first two of such U.S. patents and one China patent have already been granted:

Patent Number	Jurisdiction	Technology	Expiration Date
U.S. No. 11,918,798	United States	Next Generation Total Artificial Heart	May 23, 2042
U.S. No. 12,121,711 B2	United States	Next Generation Total Artificial Heart	February 5, 2044
CN 115279450 B	China	Next Generation Total Artificial Heart (Counterpart to U.S. No. 11,918,798)	Dec 4, 2044

Furthermore, additional patent applications are in preparation and intended for protection of our intellectual property in the U.S., Canada, Europe (European Patent Convention and Eurasian Patent Convention), China (CNIPA), and India. Specifics of these additional patent applications are as follows:

Purpose(1)	Product Family	Patent Type	Expected Expiration Year
Usability-1	Driver	Utility	2044
Usability-2	Driver	Utility	2044
Usability-3	Driver	Utility	2044
Portability-1	Driver	Utility	2044
Usability-4	Driver	Utility	2044
Portability-2	Driver	Utility	2044
Reliability-1	Driver	Utility	2044
Reliability-2	Driver	Utility	2044
Portability-3	Driver	Utility	2044
Usability-5	Driver	Utility	2044
Usability-6	Driver	Utility	2044
Usability-7	Driver	Utility	2044

(1)	Each of the “Purpose” designations pertains to the function of a component of the total artificial heart that is protected by the patent.

Trademarks

Neither we nor any of our subsidiaries, including SynCardia, currently have trademarks which are registered and in effect with the United States Patent and Trademark Office or international governmental organizations. Instead, we rely on common law and other trademark protections for our products.

Trade Secrets

The majority of the intellectual property related to the current versions of the SynCardia TAH is no longer protected by any patents or registered trademarks, and we rely primarily on a combination of non-patented proprietary technology, trade secrets, processes and procedures, technical knowledge and know-how accumulated or acquired since our inception.

We consider the trade secrets relating to the manufacturing processes for our products to be particularly important. Because of the considerable amount of proprietary manufacturing technology we have developed or acquired over the course of our operating history, we perform the majority of manufacturing activities related to our products at our headquarters in Tucson, Arizona. Please refer to the section entitled “Business — Manufacturing” for a discussion of the highly technical manufacturing processes for our SPUS and valves, which comprise a substantial competitive moat for us. We protect these trade secrets, in part, by entering into nondisclosure and confidentiality agreements with parties who have access to them, such as employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. Access to key trade secrets such as manufacturing processes and formulations is limited to a small number of highly trained employees. We also enter into invention or patent assignment agreements with employees and consultants that obligate them to assign any inventions developed in the course of their work.

Regulatory Approvals

The SynCardia TAH is the only total artificial heart approved for commercial use in the United States and Canada. Commercial approval in the United States requires the successful granting of PMA by the FDA. We remain the only company with an FDA-approved PMA for a total artificial heart. Obtaining an FDA approved PMA requires significant investment and clinical data. The only other total artificial heart approved for commercial use is the Aeson device by Carmat, which obtained EU approval in December 2020 under MDD. Carmat is in the process of re-certifying the Aeson device under MDR. To this end Carmat is conducting a clinical trial that has completed enrollment of 52 patients to generate the clinical data needed to support a CE mark under MDR (“EFICAS” Study). There is no guarantee that results from the EFICAS study will be sufficient to support a CE mark under MDR, and we may have to conduct additional clinical trials. Also in 2021, Carmat suspended this EFS following the occurrence of a quality issue affecting some of its implants. In 2024, following the occurrence of software issues that may affect the cardiac cycle of the Aeson, the company recommends transplanting patients with a natural heart as soon as possible. In April 2025, Carmat received FDA’s conditional approval to initiate the second cohort of the EFS study in the United States. The BiVACOR system, which has been implanted in five of 20 patients that are part of an Early Feasibility Study (“EFS”) at five centers in the U.S., has not been approved by any regulatory body and BiVACOR, Inc has not obtained approval for any market to date.

Government Regulation

The following is a summary of regulations governing our business. Our products and operations are subject to extensive regulation by the FDA, and other federal authorities such as the Federal Trade Commission (FTC), state, and local authorities in the United States, as well as comparable authorities in foreign jurisdiction.

United States

Our products are regulated in the United States as Class III medical devices by the FDA under the Federal Food, Drug and Cosmetic Act. The FDA classifies medical devices into one of three classes based upon the degree of risk associated with the device and the extent of manufacturers and regulatory controls the FDA considers necessary to reasonably ensure their safety and effectiveness. Due to the level of risk associated with Class III devices, Class III devices are subject to the highest level of controls, require rigorous preclinical and clinical testing and generally require FDA approval of a PMA, or a PMA supplement prior to their sale. Accordingly, a PMA typically includes, but is not limited to, extensive technical information regarding device design and development, pre-clinical and clinical trial data, manufacturing information, labeling and financial disclosure information for the clinical investigators in device studies.

The PMA application must provide valid scientific evidence that demonstrates to the FDA’s satisfaction a reasonable assurance of the safety and effectiveness of the device for its intended use. A PMA application must be supported by extensive data, including the results of the clinical studies, and testing and literature to establish the device’s safety and effectiveness The PMA must also contain a full description of the device and its components, a full description of the methods, facilities, and controls used for manufacturing, and proposed labeling. Following receipt of a PMA, the FDA conducts an administrative review to determine whether the application is sufficiently complete to permit a substantive review. If it is not, the agency will refuse to file the PMA. If FDA accepts the application for substantive review, it has 180 days under the FDCA to complete its review of a filed PMA application, although in practice, the FDA’s review often takes significantly longer, and can take up to several years or longer. During this review period, the FDA may request additional information or clarification of information already provided, and the FDA may issue a major deficiency letter to the applicant, requesting the applicant’s response to deficiencies communicated by the FDA. The FDA considers a PMA or PMA supplemental application to have been voluntarily withdrawn if an applicant fails to respond to an FDA request for information (e.g., major deficiency letter) within a total of 360 days. Before approving or denying a PMA application, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to whether the FDA should approve the submission, approve it with specific conditions, or not approve it. The FDA may or may not accept the panel’s recommendation. Prior to approval of a PMA, the FDA may conduct inspections of the clinical trial data and clinical trial sites, as well as conduct inspections of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to, among other things, ensure compliance with the QSR. PMA applications are also subject to the payment of substantial user fees, though the fees are lower for small businesses.

Overall, the FDA review of a PMA application generally takes between one and three years, but may take significantly longer. The FDA can delay, limit, or deny approval of a PMA application for many reasons, including:

If the FDA evaluation of a PMA is favorable, the FDA will issue either an approval letter, or an approvable letter, the latter of which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of the device, subject to the conditions of approval and the limitations established in the approval letter. The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and effectiveness data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval. If the FDA’s evaluation of a PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. The FDA also may determine that additional tests or clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and data is submitted in an amendment to the PMA, or the PMA is withdrawn and resubmitted when the data are available. The PMA process can be expensive, uncertain, and lengthy and a number of devices for which the FDA approval has been sought by other companies have never been approved by the FDA for marketing.

Certain changes to an approved medical device, such as changes in manufacturing facilities, methods, quality control procedures, sterilization (if applicable), packaging, expiration date, labeling, device specifications, materials, or design of a device, or other changes which affect the safety or effectiveness of the device that has been approved through the PMA process require submission of a new PMA or PMA supplemental application. PMA supplemental applications often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original, approved PMA and may not require as extensive clinical data or the convening of an advisory panel, depending on the nature of the proposed change. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.

Even after the FDA permits a device to be marketed, numerous and pervasive regulatory requirements continue to apply. These include:

FDA regulations require us to register as a medical device manufacturer with the FDA. Because of this, the FDA inspects us on a routine basis for compliance with FDCA requirement, including but not limited to, the Quality System Regulation (“QSR”). These regulations require that we manufacture our products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. We have undergone and expect to continue to undergo regular QSR inspections in connection with the manufacture of our products at our facility. The FDA requires us to comply with various FDA regulations regarding labeling and strictly forbids us from promoting off-label uses of our products. Lastly, the Medical Device Reporting (MDR) laws and regulations require us to provide information to the FDA, including certain follow up reports, on deaths and serious injuries that our products have or may have caused or contributed to, as well as product malfunctions where the product or a similar device marketed by us would be likely to cause or contribute to death or serious injury if the malfunction were to recur. Failure to maintain compliance with the QSR requirements could result in the shutdown of, or restrictions on, manufacturing operations and the recall or seizure of marketed products. The discovery of previously unknown problems with a product, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

Additionally, some states also require medical device manufacturers and/or distributors doing business within the state to register with the state or apply for a state license, which could subject a manufacturer or distributor’s facility to state inspection as well as FDA inspection on a routine basis for compliance with the regulations and any applicable state requirements. These regulations require that medical devices be manufactured and documentation be maintained in a prescribed manner with respect to manufacturing, testing and control activities.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that a manufacturer has failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

Violations of the FDCA relating to the inappropriate promotion of approved products may lead to investigations alleging violations of federal and state healthcare fraud and abuse and other laws, as well as state consumer protection laws. Within the U.S., the FTC also has authority to regulate the advertising and promotion of medical devices. In addition, various state consumer protection laws exist which can similarly regulate claims that are being made by entities with respect to what benefits their products or services can provide to consumers. In some instances, FTC or U.S. states have taken action with respect to medical products based on claims being made with respect to, e.g., their benefits to patients, seeking various penalties, such as injunctions and substantial fines. Activities have focused more, to date, on products that are sold directly to consumers, such as dietary supplements, as opposed to prescription products ordered by physicians, although the possibility exists that FTC or other consumer protection bodies could take steps to regulate claims with respect to medical devices.

The below table displays a summary of the key PMA submissions, supplements, and their approval status for the SynCardia TAH. There are additional supplements not listed in the table below, and a complete list is detailed in P030011/S075.

Submission	Submission Description	Date of Approval
P03011	Original PMA Submission	October 15, 2004
S001	Post-market Surveillance Plan	October 26, 2005
S011	C2 Driver System PMA Supplement	May 16, 2012
S020	Freedom Driver PMA Supplement	June 26, 2014
S070	180-Day PMA Supplement to add 50cc SynCardia TAH	March 5, 2020
S084	Freedom Plus Software Update PMA	April 12, 2023

We are subject to various federal and state healthcare laws, including, but not limited to, anti-kickback laws, laws prohibiting fraud in obtaining government approval or payment for goods or services, laws prohibiting use of bribes to win contracts, laws protecting the unauthorized use of patient information.

Humanitarian Use Device

When a medical device is intended to treat or diagnose a disease or condition that affects or is manifested in fewer than 4,000 individuals in the United States per year, a manufacturer may seek approval through a humanitarian device exemption (“HDE”), application to market its product as a humanitarian use device (“HUD”). This pathway provides an incentive for the development of devices for the treatment or diagnosis of diseases affecting small populations and where a manufacturer’s research and development costs could exceed market return. Thus, the purpose of the HDE is to encourage device manufacturers to develop devices for rare conditions or diseases.

Prior to submitting the HDE application the device manufacturer must request HUD designation from the FDA’s Office of Orphan Products Development. The FDA seeks to respond to the request within 45 days of submission. If granted, a manufacturer may file an HDE application for HUD approval.

An HDE application is similar to a PMA application but is exempt from the effectiveness requirements of a PMA. In submitting an HDE application a manufacturer is not required to include scientifically valid clinical investigation results demonstrating that the device is effective for its intended purpose. However, the application must contain sufficient information for the FDA to determine that the device does not pose an unreasonable or significant risk of illness or injury, and that the probable benefit to health outweighs the risk of injury or illness from its use, taking into account the probable risks and benefits of currently available devices or alternative forms of treatment. The manufacturer must also demonstrate that no comparable devices are available to treat or diagnose the disease or condition, and that the manufacturer could not otherwise bring the device to market. The FDA seeks to act on an HDE application within 75 days after accepting the HDE for filing.

If the FDA approves the HDE, the manufacturer may market the HUD. However, an HUD may only be used in facilities that have established an institutional review board (“IRB”) to supervise clinical testing of devices and after an IRB has approved the use of the device to treat or diagnose the specific disease. HUDs are also subject to specific labeling requirements identifying the device as a HUD device and noting that although the device is authorized by the FDA, the effectiveness of the device for the specific indication has not been demonstrated. Moreover, a manufacturer cannot charge an amount for an HDE approved device that exceeds the costs of research and development, fabrication, and distribution.

International

Our international sales are subject to regulatory requirements in the countries in which our products are sold. The regulatory review process varies from country to country and may in some cases require the submission of clinical data. In addition, the FDA must be notified of, or approve the export to certain countries of, devices that require a PMA and are not yet approved in the United States.

CE MDD and CE MDR

The CE MDD and the CE MDR are different regulatory frameworks that govern medical devices in the European Union. The CE MDR was adopted by the EU in 2017 and has a phased implementation process, with the first deadline for compliance occurring on May 26, 2021 and full implementation expected in 2027 for Class III devices. The CE MDR replaces the CE MDD and other directives that were previously in place. The CE MDR is a more comprehensive and stringent regulatory framework than the CE MDD. For example, the CE MDR places a greater emphasis on clinical evaluation, requiring more extensive clinical data and evidence to demonstrate the safety and efficacy of a medical device. The CE MDR also requires more stringent oversight and auditing of notified bodies, which are non-governmental organizations responsible for assessing the conformity of medical devices to the applicable regulatory regime.

The SynCardia TAH 70cc implant first obtained the CE mark in Europe in 1999 under the rules of the then-active European Medical Device Directive (“MDD”) followed by a Pre-Market Authorization (“PMA”) from the FDA in 2004, and Health Canada approval in 2005. In 2015, we began clinical trials on a smaller SynCardia TAH 50cc implant designed to fit in smaller patients. This smaller implant received the MDD CE Mark in 2014 and was approved by the FDA in 2020, just as the COVID-19 pandemic began.

During the period running up to December 2021, we, together with our notified body in the European Union (“EU”), the BSI Group (“BSI”), were working on the re-certification of the SynCardia TAH under MDD. During this process, BSI highlighted several post-market surveillance (“PMS”) deficiencies and in March 2021, we received a letter from BSI concerning the possible suspension of our CE Mark Certificate because of certain PMS data had not been incorporated into the annual Clinical Evaluation Reports (“CER”), as was required under MDD regulation. The missing data included information showing that the C2 driver may have experienced more frequent adverse events compared to its predecessor, the Big Blue driver, and data on C2 valve malfunctions events. BSI also believed that prior actions taken by the Company had not mitigated risk to the lowest possible level. BSI also noted that, neither issue had been communicated to our EU customers although such notifications had been sent to our US customers.

While we worked with BSI to rectify their concerns, in December 2021, BSI suspended SynCardia’s CE mark pending completion of a PMS study needed to reinstate the CE mark under MDD. In June 2022, we asked BSI to cancel the MDD CE mark for the SynCardia TAH so that we could re-align resources and focus on the approval of the SynCardia TAH CE mark under the new MDR. Following this request, BSI cancelled the CE mark in July 2022 and SynCardia notified all of our EU distributors that the SynCardia CE Mark registration had been cancelled. EU regulations require our distributors to communicate this information to customers and authorities. Since then, we have been building up resources to address existing deficiencies and to update all documentation to align with MDR requirements and we are planning to reapply for an MDR CE mark during the second half of 2025.

SynCardia has implemented extensive quality and regulatory compliance systems that facilitated the original MDD CE Mark registration, FDA device approvals and other international regulatory approvals. Among these is a vigilance system which monitors field issues, plus a corrective and preventive action system which is engaged when product issues, including field issues, require design or process changes to prevent the recurrence of issues. The MDD required additional analysis above and beyond these two systems to ensure that the conclusions reached in the device’s Clinical Evaluation Report (“CER”, describes clinical efficacy and safety) were not affected by field experiences. This is the area where BSI was not satisfied with SynCardia’s processes with regard to field experiences and MDD PMS compliance. As part of the ongoing MDR CE marking project, SynCardia is adding a new process that satisfies the current MDR requirements for Post-Market Clinical Follow-up (“PMCF”) which is an updated extension of the MDD PMS requirements. When this new PMCF procedure is implemented, it will prevent recurrence of the PMS deficiencies identified by BSI.

Please refer to “Risk Factors — Risks Related to Regulation of Our Industry” for more information about the risks facing us with regard to this issue.

China National Medical Products Administration

The medical device product registration process in China is broadly comparable to the approval process in the United States. Similar to the FDA’s Center for Devices and Radiological Health, the NMPA’s Center for Medical Device Evaluation (CMDE) is responsible for the technical review and acceptance of registration applications covering imported (and domestic) medical device products, and we will need to meet all requirements as set forth by the CMDE/NMPA, including the following:

●	National standards: While many of the Chinese standards are often identical, or at least similar, to FDA’s standards, the NMPA does not accept IEC 60601-X test report forms for the testing of electromagnetic compatibility and electrical safety. It also insists on several national specifications.

●	Non-clinical testing requirements: In addition to meeting non-clinical testing requirements that comparable to those expected by the FDA, the NMPA requires additional “Type Testing” by an NMPA certified testing laboratory.

●	Local quality management system requirements: The CMDE/NMPA have their own quality management system requirements. While these “GMP requirements” are similar to ISO 13485, CMDE/NMPA will review any ISO 13485 certificate against the Chinese GMP requirements.

●	Clinical testing requirements: Requirements for clinical investigation are still significantly different. While clinical evaluations can be based on the results of clinical investigations/studies and on non-clinical data obtained from a pivotal PMA study conducted outside of China, clinical investigations are required if no equivalent devices are approved for sale in China, and if safety and efficacy cannot be proven with other clinical and non-clinical data. In addition, the NMPA may also require results from additional clinical investigations conducted in China.

Employees and Human Capital

We, through SynCardia, have over 75 employees. In the United States, we employ our own sales staff to market and sell our products. In Europe and other international markets, we use specialized distributors to market and sell our products. We have employed more sales specialists in 2024, including a new Director of North American Sales. We are also actively increasing our presence in social media and interacting with our heart failure patients and their families through different outreach programs.

We employ and train technicians who are trained to produce our 70cc and 50cc SynCardia TAH and who can service our Companion 2 and Freedom Drivers. Depending on expected demand, we can scale up SynCardia TAH production in Tucson, AZ to approximately 450 units per year.

We consider our relationship with our employees to be good. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating our existing and new employees, advisors, and consultants.

Facilities

Our manufacturing facilities are within our 34,443 square foot corporate office, located in Tucson, Arizona. We make implants and drivers at our facility in Tucson, Arizona with components sourced from our suppliers. Our lease for the Tucson facility expires in 2027. The facility includes a total of 7,882 square feet for manufacturing, 14,289 square feet of office space and approximately 12,272 square feet of warehouse space.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. As of the date of this prospectus, we are not a party to any material legal matters or claims. In the future, we may become party to legal matters and claims in the ordinary course of business, the resolution of which we do not anticipate would have a material adverse impact on our financial position, results of operations or cash flows.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers, directors, and director nominees as of the date of this prospectus:

Name	Age	Position(s)
Patrick NJ Schnegelsberg	61	Chief Executive Officer and Director
Bernard Skaggs	63	Chief Financial Officer
Matt Schuster	45	Chief Operating Officer
Richard Fang	60	Director
Sam Van	47	Director
George Ye	49	Director
Richard G. Smith	72	Scientific Advisor, SynCardia

Executive Officers

Patrick NJ Schnegelsberg, Chief Executive Officer and Director

Patrick NJ Schnegelsberg serves as our Chief Executive Officer. Patrick has over 25 years of executive leadership experience and a proven track record in the medical device sector. Patrick served as CEO of Syntach AB from December 2022 to July 2023, and as COO and CEO with the Occlutech Group and its subsidiaries from July 2012 to March 2021. He has also held C-level positions with European and U.S. med- and biotech start-ups, including a U.S.-listed biotech company. Before working in the medical device industry, Patrick held director-level positions with buy- and sell-side firms on Wall Street. Patrick conducted extensive research in molecular biology at MIT and graduated from Harvard Medical School and Clark University. He currently serves as independent Chairman on the advisory board of Acorai AB and is a former board member of Scandinavian Real Heart. Patrick is qualified to serve on our board due to his background as an executive of other medical device and biotech companies.

Bernard Skaggs, Chief Financial Officer

Bernard Skaggs was appointed as our Chief Financial Officer in November 2023. Bernard has over 30 years of experience in finance and accounting. Prior to his role as Chief Financial Officer, Bernard served as our Controller from February 2023 to November 2023. Prior to his time at SynCardia, Bernard was Controller at Golden Vertex Corporation from June 2022 to February 2023, Plant Controller at Asarco LLC from May 2020 to June 2022, Controller Consultant at Experis from December 2019 to May 2020, Plant Controller at Embraer Aero Seating Technologies, a subsidiary of Embraer, from December 2017 to September 2019, and Accounting Manager at Cancer Prevention Pharmaceuticals from April 2015 to December 2017. Bernard started his career with Deloitte and has held a range of positions in the United States and Japan and is a U.S. Army Veteran. Bernard received his undergraduate degree from the University of Arizona, a master’s degree in Accountancy from the University of Phoenix, and an MBA from the Thunderbird School of Global Management.

Matt Schuster, Chief Operating Officer

Matt Schuster was appointed as our Chief Operating Officer in November 2023. Prior to this role, Matt was the Director of Research and Development for SynCardia from May 2023 to November 2023. From January 2021 through May 2023, Matt held various roles with Roche, including as an Engineering Contractor, Staff Mechanical Engineer, and Systems Development Lead. Prior to his roles at Roche, Matt was the Director of Manufacturing and Facilities at SynCardia from April 2018 to January 2021. He has played a key role in development projects for SynCardia, including the smaller sized 50cc total artificial heart and next generation pneumatic driver. Matt received his Bachelor’s degree in Mechanical Engineering from Northern Arizona University.

Managers of SynCardia

Note the following individuals hold management positions with SynCardia and not with us.

Richard G. Smith, Scientific Advisor

Richard was a co-founder of SynCardia and has been involved in the biomedical engineering field for 45 years, including 37 years exclusively with circulatory support devices, as the director of the Artificial Heart and Perfusion Program at Banner University Medical Center-Tucson. His experience includes over 30 different support systems in greater than 1000 patients with the SynCardia TAH, VAD and extracorporeal membrane oxygenation (ECMO). His involvement with SynCardia began with writing the FDA Investigational Device Exemption (IDE), conducting the clinical study that resulted in the Premarket Approval (PMA), training SynCardia TAH centers around the world and being a co-founder. He is co-author on over 150 publications in the medical device field and has consulted for many medical device companies. He holds a master’s in electrical and computer engineering from the University of Wisconsin-Madison and is a certified clinical engineer.

Directors

Patrick NJ Schnegelsberg also serves as a Director of the Company. See “Executive Officers” above for additional information.

Richard Fang, Director

Richard Fang, Ph.D. is a founder and managing partner of Hunniwell Lake Ventures LLC (“HLV”), an investment group investing in the medical device space. HLV was formed in 2019. HLV, through us, recently acquired SynCardia Systems, which is now part of the HLV family of companies. In addition to HLV, Richard founded Reach Surgical, a minimally invasive surgical instruments company in California in 2005. Over a 15-year period, he drove the growth of Reach Surgical into an industry-leading brand with presence on six continents. During that time, he oversaw the development, manufacturing, marketing, and sales of three product lines including dozens of SKUs. His tenure with Reach Surgical culminated in the recent sale of the company to a private equity buyer. Richard has over 20 years of professional hands-on experience in the medical device industry, including Johnson & Johnson in the United States. He has an MBA from the University of Cincinnati, as well as a Ph.D. in Physics from Purdue University in Indianapolis. As a sci-fi fan, he believes in the ironman heart and has a vision that the SynCardia TAH will be a preferred alternative to heart transplant. We believe Richard is qualified to serve on our board due to his background in the medical device industry.

Sam Van, Director

Sam has been the founder and CEO of SRO Partners since May, 2024. He served as the Head of Advisory Services and Senior Vice President for Freedom U.S. Markets, a dividing of Freedom Holding Corp (Nasdaq: FRHC] from September 2022 to May 2024,and as president and a director of Deltec Investment Adviser Limited from May 2017 to September 2022. Earlier in his career, Sam held senior roles at the New York Stock Exchange, including Director of International Listings, where he originated over 60 listings, and as a Senior Examiner in NYSE Regulation. He has also served as a director and as audit committee chair and a member of the nominating committee of Reed’s Inc. since October 2024, as a director of Relm Insurance Limited (Bermuda) since January 2019 and as a director for Phoenix Motor, Inc. from June 2022 to May 2024. Sam began his career as an examiner with FINRA. He holds an MBA from Cornell University’s Johnson School of Business and a BS in Finance from St. John’s University. Sam is qualified to serve on our board due to his extensive regulatory, financial, and capital markets experience, and his leadership roles across both public and private companies.

George Ye, Director

George previously served in various roles at Edwards Lifesciences (NYSE: EW), including Senior Vice President and General Manager, Greater China Region from April 2019 to October 2024, Vice President and General Manager, Japan Surgical, from October 2016 to April 2019, and Senior Director, Japan and Asia Pacific Strategy from April 2015 to September 2016. Prior, George held various roles at Abbott Laboratories and Johnson & Johnson. George received his Bachelor of Science in Chemical Engineering and his MBA from Northwestern University. George is qualified to serve on our board based on his healthcare, medical technology and life sciences experience.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Controlled Company Exemptions

Hunniwell controls a majority of the voting power of the outstanding common stock. As a result of Hunniwell’s voting control, Hunniwell will effectively be able to determine the outcome of all matters requiring shareholder approval, including the election and removal of directors. Hunniwell is governed by three managers, Dr. Richard Fang, Daniel Teo and Chris Hsieh. Dr. Richard Fang serves as a director. As a result, they are effectively be able to determine the outcome of all matters requiring shareholder approval, including the election and removal of directors, and combined with their membership on the Board, effectively control mergers and acquisitions, payment of dividends and other matters of corporate or management policy. This concentration of ownership may delay or deter possible changes in control and limit the liquidity of the trading market for common stock, which may reduce the value of an investment in such shares.

Additionally, we are a “controlled company” within the meaning of applicable rules of NYSE. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

●	that a majority of the board consists of independent directors;

●	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

●	that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NYSE. See the section entitled “Risk Factors — Risks Related to Ownership of Our Securities — We are a “controlled company” within the meaning of the applicable rules of NYSE and, as a result, qualify for exemptions from certain corporate governance requirements.”

Committees of Our Board of Directors

The Board has an audit committee, a compensation committee, and a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. Copies of each board committee’s charter will be posted on our website. Our website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this prospectus. The composition and responsibilities of each of the committees of the Board are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.

The NYSE American permits a phase-in period of up to one year for an issuer registering securities in an initial public offering to meet the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee independence requirements. Under the initial public offering phase-in period, only one member of each committee is required to satisfy the heightened independence requirements at the time our registration statement becomes effective, a majority of the members of each committee must satisfy the heightened independence requirements within 90 days following the effectiveness of our registration statement, and all members of each committee must satisfy the heightened independence requirements within one year from the effectiveness of our registration statement.

Audit Committee

Sam Van and George Ye serve as members of our audit committee, with Sam Van serving as the chair of the Audit Committee. The board will determine that each member of the audit committee satisfies the independence requirements under the NYSE American Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. Sam Van, the chair of the audit committee will be an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee will be able to read and understand fundamental financial statements in accordance with applicable listing standards. In arriving at these determinations, we will examine each audit committee member’s scope of experience and the nature of his or her employment. The primary purpose of the audit committee is to discharge the responsibilities of the Board with respect to corporate accounting and financial reporting processes, systems of internal control, and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of the audit committee includes:

●	helping the Board oversee the corporate accounting and financial reporting processes;

●	managing and/or assessing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing related party transactions;

●	reviewing our policies on risk assessment and risk management;

●	reviewing, with the independent registered public accounting firm, our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues; and

●	pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter, that satisfies the applicable NYSE American Listing Rules.

Compensation Committee

Sam Van and George Ye serve as members of our compensation committee, with George Ye serving as chair of the Compensation committee. The primary purpose of our compensation committee is to discharge the responsibilities of the Board in overseeing our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of the compensation committee includes:

●	reviewing and recommending to the Board the compensation of executive officers;

●	reviewing and recommending to the Board the compensation of directors;

●	administering our equity incentive plans and other benefit programs;

●	reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management; and

●	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Our compensation committee operates under a written charter that satisfies the applicable NYSE American Listing Rules.

Nominating and Corporate Governance Committee

Sam Van and George Ye serve as members of our nominating and governance committee, with George Ye serving as the chair of the nominating and corporate governance. The board determines that each member of the nominating and corporate governance committee satisfies the independence requirements under the NYSE American Listing Rules.

Specific responsibilities of our nominating and corporate governance committee include:

●	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;

●	considering and making recommendations to the Board regarding the composition and chairpersonship of the Board and committees of the Board;

●	reviewing developments in corporate governance practices;

●	developing and making recommendations to the Board regarding corporate governance guidelines and matters; and

●	overseeing periodic evaluations of the Board performance, including committees of the Board.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable NYSE American Listing Rules.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics, or the Code of Conduct, that applies to all directors, officers, and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Our Code of Conduct applies to all directors, officers, and our employees and will be available on our website. In addition, we intend to post on our website all disclosures that are required by law or the NYSE American Listing Rules concerning any amendments to, or waivers from, any provision of the Code of Conduct. The reference to our website address does not constitute incorporation by reference of the information contained at or available through the website, and you should not consider it to be a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members or intended members of the compensation committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last calendar year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Enforcement of Civil Liabilities

The Company conducts certain operations through subsidiaries which are located outside the United States.

Enforcement of Civil Liabilities in Hong Kong

There is currently no arrangement providing for the reciprocal enforcement of judgements between Hong Kong and the United States, as such judgments of United States courts will not be directly enforced in Hong Kong. However, under common law, a foreign judgment (including one from federal or state court in the United States) obtained against the Company may generally be treated by the courts of Hong Kong as a cause of action in itself and sued upon as a debt between the parties. In a common law action for enforcement of a foreign judgment, the judgment creditor has to prove that (i) the judgment is in personam; (ii) the judgment is in the nature of a monetary award; (iii) the judgment is final and conclusive on the merits and has not been stayed or satisfied in full; and (iv) the judgement is from a court of competent jurisdiction. The defenses available to the defendant in a common law action for enforcement of a foreign judgment include breach of natural justice, fraud and contrary to public policy of Hong Kong. In order to enforce the foreign judgment at common law, fresh proceedings must be initiated in Hong Kong, which involves issuing a Writ of Summons and Statement of Claim attaching the foreign judgment as proof of the debt.

As a result of the foregoing, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

As a result, it could be difficult or impossible for you to effect service of process on this individual in the United States in the event that you believe that your rights have been infringed under applicable securities laws or otherwise or to enforce in the United States judgments obtained in U.S. courts against the Company or those persons based on civil liability provisions of the U.S. securities laws. For example, to enforce a foreign judgment in Hong Kong, you will be required to apply to the Hong Kong High Court to enforce a foreign judgment (the “Application”) for which you will be required to engage a local counsel to facilitate or prepare the Application alongside the various supporting documentations for the Application. After which, you will be required to go through the standard litigation process to sue on the judgment as a debt There can be no assurance that U.S. investors will be able to enforce against the Company, members of its board of directors, officers or certain experts named herein who are residents of countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There is uncertainty with respect to whether a foreign court would take jurisdiction on a matter of liability predicated solely upon U.S. federal securities laws, and uncertainty with respect to whether a foreign court would enforce a foreign judgement on liabilities predicated upon the securities laws of the United States.

Enforcement of Civil Liabilities in China

We also intend to purchase a majority interest in SynCardia Medical (Beijing), Inc., which will be responsible for the registration and distribution of the SynCardia TAH system in China. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or our PRC subsidiaries inside China. In addition, there is uncertainty as to whether the PRC would recognize or enforce judgments of U.S. courts against us or our PRC subsidiaries predicated upon the civil liability provisions of U.S. securities laws or those of any U.S. state.

PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions in the PRC against us or our directors who are located in the PRC in accordance with PRC laws because we are incorporated under the laws of the State of Nevada and it will be difficult for U.S. shareholders, by virtue only of holding our common stock, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law. As a result of the foregoing, it would be very expensive and time-consuming for a stockholder to either seek to enforce a U.S. judgment in China or to commence an action in a Chinese court, with a strong likelihood that the stockholder will not be successful.

It may also be difficult for a stockholder or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for stockholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the U.S. may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Enforcement of Civil Liabilities in Germany and Australia

Our wholly owned German subsidiary, SynCardia Systems Europe GmbH, (“GmbH”) facilitates the sale and distribution of SynCardia’s products throughout Europe. Our wholly owned Australian subsidiary, SynCardia Systems Australia Pty Ltd. facilitates research and development in Australia.

A substantial portion of the assets of these entities are located outside the United States. Therefore, you may not be able to effect service of process within the United States upon these entities or persons so that you may enforce judgments of United States courts against them in the United States based on the civil liability provisions of the United States federal securities laws. In addition, there are doubts as to the enforceability in Australia and Germany in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities based on United States federal securities laws. Also, judgments of United States courts (whether or not such judgments relate to United States federal securities laws) may or will not be enforceable in Australia or Germany in certain other circumstances, including, among others, where the relevant proceedings were not commenced within the relevant limitation period, where such judgments are contrary to local public policy, statute, rules of natural justice or general principles of fairness or are obtained by fraud, are obtained in circumstances where the judgment debtor did not receive notice of the proceedings in sufficient time to enable the judgment debtor to defend, are not for a fixed or readily ascertainable sum, are not between identical parties and in the same interest, are rendered by a court that did not have jurisdiction according to the private international law rules of the local court, are subject to appeal, dismissal, reversal, setting aside or stay of execution or otherwise not final and conclusive, involve multiple or punitive damages, are in respect of taxes or any revenue law (including for any fiscal penalty) or fine or other penalty or foreign governmental interests or where there has been a prior judgment in another court between the same parties concerning the same issues as are dealt with in the judgment.

EXECUTIVE COMPENSATION

Introduction

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to smaller reporting companies, as such term is defined in the rules promulgated under the Securities Act. This section describes the material components of the executive compensation program for our named executive officers (“NEOs”) for the fiscal year ended December 31, 2025 (“fiscal year 2025”).

For fiscal year 2025, our NEOs were:

●	Patrick NJ Schnegelsberg, Chief Executive Officer;

●	Matt Schuster, Chief Operating Officer;

●	Bernard Skaggs, Chief Financial Officer; and

●	Frank Tinker, Chief Technology Officer of SynCardia

This discussion may contain forward-looking statements that are based on current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in connection with or following the closing of the Initial Public Offering could vary significantly from historical practices and currently planned programs summarized in this discussion.

Executive Compensation Program

The objective of our compensation program is to provide a total compensation package to each NEO that will enable us to attract, motivate, and retain outstanding individuals, align the interests of our executive team with those of our stockholders, encourage individual and collective contributions to the successful execution of our short and long-term business strategies, and reward NEOs for favorable performance.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our NEOs during fiscal year 2025. Additional information on our NEOs annual compensation for fiscal year 2025 is provided in the narrative sections following the Summary Compensation Table.

Name and Position	Year	Salary ($)	Annual Cash Bonus Awards ($)	Total ($)
Patrick NJ Schnegelsberg,	2025	400,000	-	400,000
Chief Executive Officer

Bernard Skaggs,	2025	200,000	-	200,000
Chief Financial Officer

Matt Schuster,	2025	220,000	-	220,000
Chief Operating Officer

Frank Tinker,	2025	123,000	-	123,000
Former Chief Technology Officer

Narrative Disclosure to the Summary Compensation Table

Base Salaries

Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience, and sustained performance, as well as considering market competitive levels. For fiscal year 2025, the NEOs had the following base salary rates: Mr. Schnegelsberg - $400,000, Mr. Schuster - $220,000, Mr. Skaggs - $200,000 and Dr. Tinker - $123,000.

Annual Cash Bonuses

Annual cash bonuses can be earned if the NEOs achieve certain annual financial and operating performance metrics. In fiscal year 2025, and the following NEOs were eligible for bonus compensation for the 2025 performance year: Mr. Schnegelsberg - $200,000 or 50% of base salary, Mr. Schuster - $33,000 or 15% of base salary, and Mr. Skaggs - $40,000 or 20% of base salary.

Employee Benefits

In addition to any individual benefits set forth in each NEOs employment arrangements (described below), the NEOs are generally eligible to participate in certain executive and employee health and welfare, retirement and other employee benefit programs maintained and administered by ADP TotalSource, a third-party professional employer organization (“ADP”), on the same basis as other employees, subject to applicable law. Each NEO meeting the eligibility requirements is eligible to participate in an ADP 401(k) plan, under which participants may elect to contribute a portion of their eligible compensation as pre-tax or Roth deferrals in accordance with the limitations imposed under the Code. At this time, we do not make any employer contributions on behalf of employees to the ADP 401(k) plan.

Equity Incentive Awards

We adopted the 2021 Equity Incentive Plan, a broad-based incentive plan in which our employees, including our NEOs, may receive options to purchase shares of our common stock. The 2021 Equity Incentive Plan included an initial share reserve of 5,565,159 shares of our common stock available for issuance via future grants made under the plan. On July 1, 2024, an increase of an additional 2,829,200 share reserve under the plan was approved. The awards described below have been adjusted to reflect the Stock Split. On February 15, 2022, we granted the following stock option awards (intended to be incentive stock options under Code Section 422) to the NEOs: 204,478 options to Dr. Tinker, with a vesting commencement date of November 8, 2021 (the “2022 Options”). On June 28, 2024. We granted the following stock option awards (intended to be incentive stock options under Code Section 422) to the NEOs: 2,378,124 options to Patrick Schnegelsberg, with a vesting commencement date of July 5, 2023, 102,239 options and 408,956 options to Bernard Skaggs, with a vesting commencement date of February 21, 2023 and November 27, 2023, respectively, and 102,239 options, 408,956 options and 68,608 options to Matt Schuster, with a vesting commencement date of May 29, 2023, November 27, 2023, and May 29, 2023, respectively (the “2024 Options”). One quarter of the options cliff vest upon the first anniversary of the vesting commencement date, and the remaining options vest ratably in equal monthly installments over the 36 months following the first anniversary of the vesting commencement date, generally subject to the continued service of the NEO through each applicable vesting date. As of December 31, 2025, Patrick Schnegelsberg was vested in 1,436,783 options, Bernard Skaggs was vested in 285,416 options, Matt Schuster was vested in 323,335 options and Dr. Tinker was vested in 204,478 options.

If in connection with a Change of Control (as defined under the 2021 Equity Incentive Plan), and the acquiring entity fails to assume, replace, fully accelerate, cash out, or substitute the 2022 Options, then provided the NEO has remained in continued service through such Change of Control, we will accelerate the vesting of all then-unvested 2022 Options.

For purposes of this section, “Change of Control” means the transaction(s) which results in (i) a change in more than 50% of the combined voting power of our then outstanding shares, (ii) a merger, consolidation, or similar transaction which results in our shareholders owning less than 50% of (x) our voting shares thereafter or (y) the surviving parent entity’s voting power, or (iii) sale, lease, exclusive license or other disposition of all or substantially all of our consolidated assets and our subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of our consolidated assets and our subsidiaries to a person or entity, more than 50% of the combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such sale, lease, license or other disposition.

Agreements with our NEOs

We have entered into employment offer letters with Dr. Tinker, the relevant terms of which are summarized below. Capitalized terms appearing in the following descriptions but not defined therein are as defined in the applicable agreement. The below summary is qualified in all respects by reference to the underlying agreement. Frank Tinker. Dr. Tinker is party to an employment offer letter with SynCardia, dated November 1, 2021 (the “Tinker Offer Letter”), pursuant to which he serves as Chief Technology Officer. The agreement provides for (i) an annual base salary of $120,000 and (ii) a royalty of $200 for every Freedom II Driver entering service, up to a maximum of $500,000. The Tinker Offer Letter also provides that Dr. Tinker is entitled to certain benefits, including: (i) paid vacation, (ii) reimbursement of ordinary and reasonable business expenses, and (iii) eligibility for participation in Company-sponsored benefits available to other full-time employees. As of March 2023, Dr. Tinker’s annual base salary increased to $123,000.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table shows information regarding equity awards held by the NEOs as of December 31, 2025. The awards described below have been adjusted to reflect the Stock Split that has been affected in connection with this offering.

	Option Awards(1)
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Patrick Schnegelsberg	1,436,783	941,341	$0.71	7/2/2033
Bernard Skaggs	285,416	225,779	$0.71	2/18/2033, 11/24/2033
Matt Schuster	323,335	256,468	$0.71	5/26/2033, 11/24/2033
Frank Tinker	204,478	-	$0.23	11/8/2031

(1)	All awards reflected in this table were granted under the 2021 Equity Incentive Plan.

Potential Payments Upon Termination or Change in Control

None of our NEOs are eligible to receive any payment or benefit in connection with a termination for any reason. Except as described above under “Equity Incentive Awards,” none of our NEOs are eligible to receive any payment or benefit in connection with a change in control.

Director Compensation Program

Following the consummation of this offering, we anticipate that directors who are not also our officers or employees will receive compensation for their service on our Board and committees thereof. The amount and form of such compensation has not yet been determined.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the year ended December 31, 2024, the Company sent 136 lots of the TAH product to SynCardia Medical (Beijing), Inc, for the purpose of regulatory registration inspection and testing.

On July 7, 2025 Hunniwell exercised the option to convert all of its preferred stock to shares of common stock.

As of September 30, 2025, we have related party or affiliated loans in the form of working capital loans and convertible notes, certain of which are outstanding as noted below:

Related Party Loan 1: On June 15, 2023, we borrowed $350,000 from Hunniwell, which was interest-free and was repaid on July 6, 2023.

Related Party Loan 2: On June 26, 2023, Richard Fang, former Chief Executive Officer and current director, extended an interest free loan in the amount of $90,000. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

Related Party Loan 3: On July 13, 2023, we borrowed $350,000 from Hunniwell, which was interest-free and was repaid on September 7, 2023.

Related Party Loan 4: On August 3, 2023, Richard Fang, former Chief Executive Officer and current director, extended an interest free loan in the amount of $350,000. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

Related Party Loan 5: On October 1, 2023, we borrowed $1.0 million from Fang Family Fund, LLC, an entity affiliated with one of our executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

Related Party Loan 6: On October 18, 2023, we borrowed $180,000 from Hunniwell, which was interest free and was repaid on November 16, 2023.

Related Party Loan 7: On November 1, 2023, we borrowed $400,000 from Fang Family Fund, LLC, an entity affiliated with one of our executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

Related Party Loan 8: On November 14, 2023, we borrowed $1.2 million from Fang Family Fund, LLC, an entity affiliated with one of our executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

Related Party Loan 9: On December 20, 2023, we borrowed $1.0 million from Fang Family Fund, LLC, an entity affiliated with one of our executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

Related Party Loan 10: On January 11, 2024, we borrowed $1.0 million from Fang Family Fund, LLC, an entity affiliated with one of our executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

Related Party Loan 11: On February 6, 2024, we borrowed $450,000 from Fang Family Fund, LLC, an entity affiliated with one of our executive directors, under an interest-free loan which was repaid on February 8, 2024.

Related Party Loan 12: On February 21, 2024, we borrowed $450,000 from Fang Family Fund, LLC, an entity affiliated with one of our executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

Related Party Loan 13: On March 11, 2024, we borrowed $500,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under an interest-free loan which was repaid on May 17, 2024.

Related Party Loan 14: On March 28, 2024, we borrowed $500,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

Related Party Loan 15: On April 10, 2024, we borrowed $500,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

Related Party Loan 16: On April 17, 2024, we borrowed $200,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under an interest-free loan which was repaid on May 17, 2024.

Related Party Loan 17: On June 5, 2024, we borrowed $500,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

FFF Convertible Note: Effective July 2, 2024, Related Party loans, the above FFF Convertible Notes, were consolidated into one loan with a total principal amount of approximately $7.0 million. This loan accrues simple interest at 6%, compounding annually repayable after six months unless extended by us or the Holder and, in the event of an IPO, would be immediately converted into our common stock at a 50% discount to the IPO price.

These loans, including interest accrued, will be immediately converted into our common stock at a 50% discount to the initial public offering price. The Company evaluated the modification of the notes under ASC 470-50, Debt Modifications and Extinguishments, and determined that the notes were extinguished due to the addition of a substantive conversion option. There was no gain or loss from the debt extinguishment. The Company determined that the conversion feature on the convertible note met the definition of an embedded derivative that was required to be bifurcated recorded the fair value of the derivative liability at issuance of approximately $2.0 million as a debt discount to this convertible note and is amortized to interest expense over the term of the notes. Amortization expense for the year ended December 31, 2024, amounted to $1,970,000.

On November 12, 2024, Richard Fang, former Chief Executive Officer and current director, has donated the $7.0 million aggregated convertible note, dated July 2, 2024, and the related accrued interest, to the unrelated not-for-profit organizations, Nexus Science Foundation Inc. (“Nexus”), and Another Dimension Foundation (“Another Dimension”). Under this donation, Nexus and Another Dimension will each receive 50% of the converted value in registered shares. At the IPO, Nexus and Another Dimension each received 4,054,517 common shares.

Related Party Loan 18: On June 25, 2024, we borrowed $350,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under an interest-free loan, repayable after six months or, if sooner, on a date within two months of the loan execution date in which $1,000,000 in external funding is received. On November 18, 2024, $172,450 of this loan has been repaid. On May 6, 2025, $90,000 of this loan has been repaid. On September 3, 2025, the remaining $87,550 was repaid.

Related Party Loan 19: On July 9, 2024, we borrowed $580,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under a loan which bears interest at the LIBOR rate, compounding monthly, repayable after six months or, if sooner, on the date in which $5 million in external funding is received. We have amended this loan to reflect the change to SOFR from LIBOR. This loan plus accrued interest of $31,918 was repaid on September 4, 2025.

Related Party Loan 20: On August 7, 2024, we borrowed $110,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under an interest-free loan, repayable after six months or, if sooner, on the date on which we go public through a successful IPO or receives $5 million in external funding. This loan was repaid on September 4, 2025.

Related Party Loan 21: On August 20, 2024, the Company borrowed $250,000 from Hunniwell, an entity affiliated with one of its executive directors, under an interest-free loan, repayable upon the Company receiving the same amount of funds or greater within a 30-day period after receiving the subject loan from an external investor that is not a related party or as determined by the Board of Directors. On July 1, 2025, the Company amended this loan to the same terms as the Senior Secured Notes and issued a $93,633 loan to Hunniwell for travel expense reimbursements and a $187,190 loan to Daniel Teo, for severance from prior employment, under the same terms as the Senior Secured Notes. Under the Senior Secured Notes, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any, and all sums due under the Senior Secured Notes. On July 1, 2025, the Company extended the maturity date of the Senior Secured Notes to October 15, 2025. On September 9, 2025, the $250,000 related party working capital loan plus $15,781 interest, the $93,633 Hunniwell travel expense reimbursement loan plus $5,237 interest, and the $187,190 severance loan plus $2,042 interest have been paid.

Related Party Loan 22: On August 21, 2024, we borrowed $350,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under an interest-free loan, repayable after six months or, if sooner, on the date on which we go public through a successful IPO or receives $5 million in external funding. This loan was repaid on September 4, 2025.

Related Party Loan 23: On September 17, 2024, we borrowed $450,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under an interest-free loan, this is a short-term loan and shall become due in full and repaid upon our receipt of the same amount of funds or greater within a two-month (60 days) period after receiving the subject loan from an external investor (not a related party). If we are unable to repay the loan within a two-month period after receiving this short-term loan, the Fang Family Fund II, LLC will be entitled to all proceeds from sales until the loan is repaid. This loan was repaid on September 4, 2025.

Related Party Loan 24: On October 1, 2024, we borrowed $400,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under an interest-free loan, this is a short-term loan and shall become due in full and repaid upon our receipt of the same amount of funds or greater within a two-month (60 days) period after receiving the subject loan from an external investor (not a related party). If we are unable to repay the loan within a two-month period after receiving this short-term loan, the Fang Family Fund II, LLC will be entitled to all proceeds from sales until the loan is repaid. On September 3, 2025, this loan was paid off.

Related Party Loan 25: On October 16, 2024, we borrowed $700,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by us in cash at any time before or after twelve (12) months from the date of the transfer of funds (the “Maturity Date”) at our written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, we may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On July 1, 2025, the Company modified the maturity date of the Senior Secured Notes to October 15, 2025. On September 3, 2025, this loan was paid off.

Related Party Loan 26: On October 28, 2024, we borrowed $450,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by us in cash at any time before or after twelve (12) months from the date of the transfer of funds (the “Maturity Date”) at our written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, we may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On July 1, 2025, the Company modified the maturity date of the Senior Secured Notes to October 15, 2025. On September 3, 2025, this loan was paid off.

Related Party Loan 27: On November 13, 2024, we borrowed $480,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by us in cash at any time before or after twelve (12) months from the date of the transfer of funds (the “Maturity Date”) at our written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, we may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On July 1, 2025, the Company modified the maturity date of the Senior Secured Notes to October 15, 2025. On September 3, 2025, this loan was paid off.

Related Party Loan 28: On November 25, 2024, we borrowed $400,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by us in cash at any time before or after twelve (12) months from the date of the transfer of funds (the “Maturity Date”) at our written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, we may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On July 1, 2025, the Company modified the maturity date of the Senior Secured Notes to October 15, 2025. On September 3, 2025, this loan was paid off.

Related Party Loan 29: On December 9, 2024, we borrowed $450,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by us in cash at any time before or after twelve (12) months from the date of the transfer of funds (the “Maturity Date”) at our written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, we may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On July 1, 2025, the Company modified the maturity date of the Senior Secured Notes to October 15, 2025. On September 3, 2025, this loan was paid off.

Related Party Loan 30: On December 26, 2024, we borrowed $350,000 from Fang Family Fund I, LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by the Company in cash on the Maturity Date, which is defined as 365 days from the receipt of a deposit from a Holder at any time on or after December 26, 2025 (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On July 1, 2025, the Company modified the maturity date of the Senior Secured Notes to October 15, 2025. On September 3, 2025, this loan was paid off.

Related Party Loan 31: On January 9, 2025, we borrowed $301,000 from Fang Family Fund II LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by the Company in cash on the Maturity Date, which is defined as 365 days from the receipt of a deposit from a Holder at any time on or after January 9, 2026 (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On July 1, 2025, the Company modified the maturity date of the Senior Secured Notes to October 15, 2025. On September 3, 2025, this loan was paid off.

Related Party Loan 32: On January 22, 2025, we borrowed $376,000 from Fang Family Fund II LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by the Company in cash on the Maturity Date, which is defined as 365 days from the receipt of a deposit from a Holder at any time on or after January 22, 2026 (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On July 1, 2025, the Company modified the maturity date of the Senior Secured Notes to October 15, 2025. On September 3, 2025, this loan was paid off.

Related Party Loan 33: On March 4, 2025, we borrowed $325,000 from Fang Family Fund I LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by the Company in cash on the Maturity Date, which is defined as 365 days from the receipt of a deposit from a Holder at any time on or after March 4, 2026 (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On July 1, 2025, the Company modified the maturity date of the Senior Secured Notes to October 15, 2025. On September 3, 2025, this loan was paid off.

Related Party Loan 34: On March 21, 2025, we borrowed $350,000 from Fang Family Fund I LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by the Company in cash on the Maturity Date, which is defined as 365 days from the receipt of a deposit from a Holder at any time on or after March 4, 2026 (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On July 1, 2025, the Company modified the maturity date of the Senior Secured Notes to October 15, 2025. On September 3, 2025, this loan was paid off.

Related Party Loan 35: On April 30, 2025, we borrowed $90,000 from Fang Family Fund I LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by the Company in cash on the Maturity Date, which is defined as 365 days from the receipt of a deposit from a Holder at any time on or after March 4, 2026 (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On July 1, 2025, the Company modified the maturity date of the Senior Secured Notes to October 15, 2025. On September 3, 2025, this loan was paid off.

Related Party Loan 36: On June 24, 2025 the Company borrowed $310,000 from Fang Family Fund I, LLC, an entity affiliated with one of its executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by the Company in cash at any time before or after twelve (12) months from the date of the transfer of funds (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. Under these notes, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On July 1, 2025, the Company modified the maturity date of the Senior Secured Notes to October 15, 2025. On September 3, 2025, this loan was paid off.

On July 8, 2025, the Company borrowed $425,000 from Fang Family Fund I, LLC, an entity affiliated with one of its executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by the Company in cash on October 15, 2025 (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. Under these notes, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On September 4, 2025, the $425,000 loan plus $4,533 interest has been paid.

On August 18, 2025, the Company borrowed $450,000 from Fang Family Fund I, LLC, an entity affiliated with one of its executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by the Company in cash on October 15, 2025 (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. Under these notes, the company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On September 4, 2025, the $450,000 loan plus $1,200 interest has been paid.

The term Collateral in the above loans refers to all assets of the Company, including without limitation all of the Company’s right, title, and interest in assets, whether now owned or hereafter acquired or arising and wherever located.

Related Person Transaction Policy

We have a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “Related Person Transaction” is a transaction, arrangement, or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds the lesser of $120,000 per year or 1% of the average of our total assets for the last two completed fiscal years, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of our officers or one of our directors;

●	any person who is known by us to be the beneficial owner of more than five percent (5%) of our voting stock; and

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our charter, the audit committee has the responsibility to review related party transactions.

*	(as such term is defined in the New York Uniform Commercial Code, as in effect from time to time, “Code”)

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock. For a complete description, you should refer to our amended and restated certificate of incorporation (our “Charter”) and our bylaws.

Authorized and Outstanding Common Stock and Preferred Stock

Our Charter authorizes the issuance of 150,000,000 shares of common stock, par value $0.0001 per share and 30,000,000 shares of preferred stock, par value $0.0001 per share. The common stock issuable in connection with this prospectus will be duly authorized, validly issued, fully paid and non-assessable. The preferred stock may be issued at the discretion of our board of directors (the “Board”) pursuant to the terms and rights determined by the Board at a later date. The preferred stock, when issued, will be validly issued, fully paid and non-assessable.

Common Stock

Our Charter provides the following terms in connection with the common stock:

General: the voting, dividend, liquidation, and other rights and powers of the common stock are subject to and qualified by the rights, powers, and preferences of any series of Preferred Stock.

Voting: Each holder of common stock will be entitled to vote on each matter submitted to a vote of stockholders and will be entitled to one (1) vote for each share of common stock (subject to limitations therein the Charter).

Authorized Shares: The number of authorized shares of common stock may be increased or decreased (subject to limitations therein the Charter) by the affirmative vote of the holders of a majority of our then outstanding capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law (the “DGCL”).

Dividends: Subject to the terms therein the Charter, the holders of common stock will be entitled to the payment of dividends on the common stock when, as and if declared by the Board in accordance with applicable law.

Liquidation: Subject to the terms and limitations of the Charter, in the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, our funds and assets that may be legally distributed to our stockholders will be distributed among the holders of the then outstanding common stock pro rata in accordance with the number of shares of common stock held by each such holder.

Preferred Stock

Our board of directors is expressly granted authority to issue shares of “blank check” preferred stock, in one or more series, and to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL.

Series A-1 Preferred Stock

Following are the rights and privileges related to the Series A-1 redeemable convertible preferred stock:

●	Dividend Provision: The holders of the preferred stock in preference to the holders of common stock are entitled to receive, if and when declared by the board of directors, dividends at the rate of 12% of the original issue price, defined as $1.00, per annum. Such dividends are cumulative and compound annually. No dividends have been declared to date. In addition, the holders of the preferred stock are entitled to receive a dividend equal to any dividend paid on common stock, when and if declared by the board, on the basis of the number of common shares into which the preferred stock may be convertible. Undeclared dividends with respect to the outstanding Series A-1 Preferred Stock as of September 30, 2025, totaled $0 million, due to the Preferred Conversion described below, and as of December 31, 2024, totaled approximately $7.0 million. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series A-1 Preferred Stock will be entitled to the original issue price plus accrued dividends before any funds are available to common stockholders.

●	Conversion Rights: All holders of the Company’s preferred stock have a right to convert the outstanding balances of preferred shares at any time following the date of issuance into a number of fully paid common shares, as specified in the Articles of Incorporation. The conversion rate is the original issue price for the relevant shares divided by the conversion price of the relevant shares, subject to anti-dilution adjustments. In the event of a sale of shares in a public offering resulting in gross proceeds of $25 million to the Company, such conversion into common stock would be mandatory. The 18,406,857 shares of Series A-1 Preferred Stock outstanding on July 7, 2025 were converted, by the holders, into 39,618,919 shares of common stock. As of September 30, 2025, there were no outstanding Preferred Stockholders.

●	Liquidation Preferences: In the event of any liquidation, dissolution, winding-up or sale or merger of the Company, whether voluntarily or involuntarily, each holder of Preferred Stock is entitled to receive, in preference to the holders of common stock, a per-share amount equal to the original issue price, plus all declared but unpaid dividends. As of September 30, 2025, the redemption preference on liquidation would be approximately $0 million, due to the preferred shares conversion.

●	Voting Rights: Each holder of outstanding shares of Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Preferred Stock vote together with the holders of Common Stock on an as-converted-to-Common-Stock-basis and not as a separate class.

Anti-Takeover Effects of Provisions of the Proposed Charter, the Proposed Bylaws and Applicable Law

Certain provisions of the Charter, the Bylaws, and laws of the State of Delaware could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Board to maximize stockholder value. However, these provisions may delay, deter, or prevent a merger or acquisition of us that a stockholder might consider is in their best interest or in our best interests, including transactions that might result in a premium over the prevailing market price of common stock.

Authorized but Unissued Shares

The authorized but unissued shares of common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Listing on the NYSE American

The common stock is listed on the NYSE American under the symbol “PMI.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the Selling Stockholders of up to 17,000,000 shares of our common stock that we have reserved for issuance and sale to the Selling Stockholders under the Purchase Agreement from time to time from and after the date of this prospectus, if and when we determine to sell shares of our common stock to the Selling Stockholders under the Purchase Agreement.

We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Purchase Agreement, which we entered into with the Selling Stockholders on December 24, 2025 in which we agreed to provide certain registration rights with respect to resales by the Selling Stockholders of the shares of our common stock that have been or may be issued to the Selling Stockholders under the Purchase Agreement. The Selling Stockholders may sell some, all or none of the shares of common stock included in this prospectus. We do not know how long the Selling Stockholders will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the shares of common stock. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the Selling Stockholders as of February 3, 2026. The percentages of shares owned before and after the offering are based on 73,701,176 shares of common stock outstanding as of February 3, 2026. The information in the table below with respect to the Selling Stockholders has been obtained from the Selling Stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Throughout this prospectus, when we refer to the shares of common stock being offered for resale by the Selling Stockholders, we are referring to the shares of common stock that have been and may be issued and sold by us to the Selling Stockholders pursuant to the Purchase Agreement, unless otherwise indicated.

Name of Selling Stockholders	Number of Shares of Common Stock Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering(3)
	Number	Percent		Number	Percent
HT Investments MA LLC(4)	7,009,346	8.68%	7,009,346	0	-
High Trail Special Situations LLC(5)	0	-	9,990,654	0	-

(1)	The Selling Stockholders do not beneficially own any shares of our common stock prior to this offering other than with respect to the securities being offered hereby.
(2)	Represents the number of shares of common stock that will be registered in this prospectus and may be issued to the Selling Stockholders under the Purchase Agreement and subsequently resold pursuant to this prospectus. HT Investments MA LLC’s shares represent the shares underlying the Warrants. High Trail Special Situations LLC’s shares represent the number of shares the Company allocated to be registered from the Notes.
(3)	Assumes the Selling Stockholders sell all their shares of common stock acquired pursuant to the Purchase Agreement. The Selling Stockholders are not obligated to acquire or sell any shares.
(4)	Hudson Bay Capital Management LP, the investment manager of HT Investments MA LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of HT Investments MA LLC and Sander Gerber disclaims beneficial ownership over these securities.
(5)

Hudson Bay Capital Management LP, the investment manager of High Trail Special Situations LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of High Trail Special Situations LLC and Sander Gerber disclaims beneficial ownership over these securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. Holders in light of their particular circumstances, does not consider the potential application of the alternative minimum or Medicare contribution tax, does not deal with foreign, state and local tax consequences and does not address U.S. federal tax consequences other than income taxes (such as gift taxes or, except to the limited extent discussed below, estate taxes). Special rules different from those described below may apply to certain non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, foreign governments, international organizations, broker-dealers and traders in securities, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or integrated investment or other risk reduction strategy, partnerships and other pass-through entities, and investors in such pass-through entities or an entity that is treated as a disregarded entity for U.S. federal income tax purposes (regardless of its place of organization or formation). Such non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, perhaps retroactively, so as to result in tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion is for general information only and is not tax advice. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning, and disposing of our common stock in light of their particular situations as well as any consequences arising under other U.S. federal tax laws or the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that has not been excluded from this discussion and is not a U.S. Holder. A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock to a non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN, W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a non-U.S. Holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus are being offered by the Selling Stockholders. The shares may be sold or distributed from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the shares of our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of our common stock offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of our common stock offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Stockholders have represented and we acknowledge that it is not, and at the time of any sale will not be, an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. For the avoidance of doubt, nothing in this prospectus shall be deemed an admission by the Selling Stockholders that it is an underwriter.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts or concessions from the purchasers, for whom the broker-dealers may act as agent, of shares of our common stock sold by the Selling Stockholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Stockholders may be less than or in excess of customary commissions. Neither we nor the Selling Stockholders can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Stockholders.

We know of no existing arrangements between us, the Selling Stockholders, or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus. We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus is a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our common stock offered by this prospectus by the Selling Stockholders, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our common stock by the Selling Stockholders, any compensation paid by the Institutional Investor to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock included in this prospectus by the Selling Stockholders. We estimate that the total expenses for the offering will be approximately $52,121.

We have agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered by this prospectus, including liabilities arising under the Securities Act, or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The institutional investor has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

The Selling Stockholders have represented to us, as set forth in the purchase agreement and other transaction documents, that at no time prior to entering into the purchase agreement has the Selling Stockholders or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction that establishes a net short position with respect to our common stock. The Selling Stockholders agreed that during the term of the transaction discussed herein it, its agents, representatives and affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholders that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Stockholders.

Our common stock is currently listed on The NYSE American under the symbol “PMI”.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Charter contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We currently maintain insurance for the benefit of any director or officer, which cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Winston & Strawn LLP.

EXPERTS

The financial statements of Picard Medical, Inc. as of December 31, 2024 and 2023 and for the years then ended, included in this prospectus, have been so included in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents into this prospectus for a copy of such contract, agreement, or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

PICARD MEDICAL, INC.

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2025 and 2024
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2025 and December 31, 2024	F-35
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and nine months ended September 30, 2025 and 2024	F-36
Unaudited Condensed Consolidated Statements of Changes in Temporary Equity and Stockholders’ Deficit for the three and nine months ended September 30, 2025 and 2024	F-37
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2025 and 2024	F-39
Notes to Unaudited Condensed Consolidated Financial Statements	F-40 – F-65

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Picard Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Picard Medical, Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in temporary equity and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2022.

Houston, Texas

March 31, 2025, except for Note 1, as to which the date is July 11, 2025.

PICARD MEDICAL, INC.
CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$96	$244
Accounts receivable	513	629
Inventory, net	8,115	6,893
Due from related parties	112	112
Prepaid expenses and other current assets	955	883
Total current assets	9,791	8,761

Property and equipment, net	227	365
Finance lease right-of-use assets, net	177	23
Operating lease right-of-use assets, net	700	926
Intangible assets, net	596	684
Goodwill	615	615
Total assets	$12,106	$11,374

Liabilities, Temporary Equity and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,293	$3,083
Current portion of finance lease liability	63	10
Current portion of operating lease liability	371	300
Loans from related parties	5,148	4,057
Current portion of convertible notes payable, net	14,828	-
Derivative liability	6,759	-
Accrued interest	761	-
Other accrued liabilities	2,102	1,762
Total current liabilities	35,325	9,212

Finance lease liability, net of current portion	96	3
Operating lease liability, net of current portion	421	759
Convertible notes payable, net of current portion	-	4,282
Noncurrent other accrued liabilities	-	670
Total liabilities	35,842	14,926

Commitments and contingencies (Note 7)

Temporary equity:
Preferred stock, $0.0001 par value; 30,000,000 shares authorized; 18,406,857 Series A-1 issued and outstanding as of December 31, 2024 and 2023; liquidation value $25,405 and $22,723 as of December 31, 2024 and 2023, respectively	20,265	20,265

Stockholders’ deficit:
Common stock, $0.0001 par value; 150,000,000 shares authorized; 9,286,235 and 7,943,585 shares issued as of December 31, 2024 and December 31, 2023, respectively of which 7,943,585 and 7,943,585 are outstanding as of December 31, 2024 and 2023, respectively	1	1
Additional paid-in capital	5,561	4,675
Accumulated other comprehensive income	278	293
Accumulated deficit	(49,841)	(28,786)
Stockholders’ deficit	(44,001)	(23,817)
Total liabilities, temporary equity and stockholders’ deficit	$12,106	$11,374

The accompanying notes are an integral part of these consolidated financial statements.

PICARD MEDICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

	For the Year ended December 31,
	2024	2023
Revenues, net:
Products	$4,254	$4,941
Rentals	137	102
Total revenues	4,391	5,043

Cost of revenues:
Products	2,494	4,945
Rentals	2,009	2,409
Total cost of revenues	4,503	7,354

Gross loss	(112)	(2,311)

Operating expenses:
Research and development	3,380	2,213
Selling, general and administrative	10,220	10,978
Total operating expenses	13,600	13,191

Operating loss	(13,712)	(15,502)

Other income and (expense):
Interest income	-	2
Interest expense	(3,067)	(140)
Derivative loss	(4,291)	-
Other income (expense), net	-	69

Loss before income taxes	(21,070)	(15,571)

Provision (benefit) for income taxes	(15)	(2)

Net loss	(21,055)	(15,569)

Undeclared Series A-1 preferred dividends	(2,682)	(2,433)

Net loss attributable to common stockholders	$(23,737)	$(18,002)

Net loss per share—basic and diluted	$(2.99)	$(2.27)

Weighted average common shares outstanding—basic and diluted	7,943,585	7,943,585

Comprehensive Loss:
Net loss	$(21,055)	$(15,569)
Foreign currency translation adjustments, net of tax	(15)	(105)
Comprehensive loss	$(21,070)	$(15,674)

The accompanying notes are an integral part of these consolidated financial statements.

PICARD MEDICAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN TEMPORARY EQUITY
AND STOCKHOLDERS’ DEFICIT
 (In thousands, except share amounts)

	Series A-1 Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity
Balances as of December 31, 2023	18,406,857	$20,265	7,943,585	$1	$4,675	$(28,786)	$293	$(23,817)

Stock-based compensation	-	-	1,342,650	-	886	-	-	886

Net loss	-	-	-	-	-	(21,055)	-	(21,055)

Translation adjustment	-	-	-	-	-	-	(15)	(15)

Balances as of December 31, 2024	18,406,857	$20,265	9,286,235	$1	$5,561	$(49,841)	$278	$(44,001)

	Series A-1 Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity
Balances as of December 31, 2022	18,406,857	$20,265	7,943,585	$1	$3,922	$(13,217)	$398	$(8,896)

Stock-based compensation	-	-	-	-	133	-	-	133

Forgiveness of stockholder liabilities	-	-	-	-	620	-	-	620

Net loss	-	-	-	-	-	(15,569)	-	(15,569)

Translation adjustment	-	-	-	-	-	-	(105)	(105)

Balances as of December 31, 2023	18,406,857	$20,265	7,943,585	$1	$4,675	$(28,786)	$293	$(23,817)

The accompanying notes are an integral part of these consolidated financial statements.

PICARD MEDICAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Amounts in thousands)

	For the Year ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(21,055)	$(15,569)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	226	585
Amortization of right of use asset	318	-
Amortization of discount on debt issued	2,389	-
Derivative loss	4,291	-
Loss on disposal of property and equipment	-	58
Provision for excess and obsolete inventory	108	879
Stock-based compensation	886	133
Changes in operating assets and liabilities:
Accounts receivable	116	253
Inventory	(1,330)	(446)
Prepaid expenses and other assets	(72)	120
Accounts payable	2,210	1,606
Accrued expenses and other liabilities	350	1,747
Operating lease obligation	(311)	-
Net cash used in operating activities	(11,874)	(10,634)

Cash flows from investing activities:
Increase in note receivable from related party	-	(2)
Purchase of property and equipment	-	(7)
Net cash used in investing activities	-	(9)

Cash flows from financing activities:
Proceeds from loans from related parties	9,419	4,920
Payments to loans from related parties	(1,322)	(880)
Issuance of convertible notes	3,700	4,160
Proceeds from issuance of Preferred Stock	-	2,650
Repayment of finance lease obligations	(56)	(10)
Net cash provided by financing activities	11,741	10,840

Effect of exchange rate changes on cash and cash equivalents	(15)	(105)

Net increase (decrease) in cash and cash equivalents	(148)	92
Cash and cash equivalents at beginning of the period	244	152
Cash and cash equivalents at end of the period	$96	$244

Supplemental disclosure of cash flow information:
Cash paid for interest	$1	$1
Cash paid for income taxes	$-	$1

Non-cash investing and financing activities:
Interest added to principal on convertible notes	$56	$139
Derivative liability recognized on issuance of convertible notes	$2,468	$-
Right of use assets acquired under finance leases	$203	$-
Forgiveness of stockholder liabilities	$-	$620
Right of use assets acquired under operating leases	$43	$-

The accompanying notes are an integral part of these consolidated financial statements.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND MANAGEMENT’S PLAN

Description of Business

Picard Systems, Inc. was originally incorporated in the state of Delaware on April 8, 2021, for the purpose of investing in and acquiring medical device companies, including SynCardia Systems, LLC (“SynCardia”) and its fully consolidated subsidiary SynCardia Systems Europe, GmbH (“SynCardia GmbH”). On September 27, 2021, Picard Systems, Inc. acquired all of the authorized and outstanding membership units of SynCardia and it changed its name to Picard Medical, Inc. (“PMI”, or collectively, the “Company”).

The Company is engaged in the business of designing, manufacturing, production, supply, marketing and sale of medical device products, including the SynCardia total artificial heart for patients (“SynCardia TAH”). The SynCardia TAH is an implantable system designed to assume the full function of a failed human heart in patients suffering from advanced heart failure. SynCardia has one operating subsidiary, SynCardia GmbH, which was formed to facilitate the sale and distribution of SynCardia’s products throughout Europe.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of PMI and its subsidiaries. All intercompany transactions and account balances between PMI and its subsidiaries have been eliminated in consolidation.

On July 3, 2025, the Company completed a 1 for 2.2 forward stock split of the Company’s common stock and on July 11, 2025, the Company completed a 1.0221 for 1 reverse stock split of the Company’s common stock, resulting in an overall forward stock split of 1 for 2.1524. All share and per share amounts in the financial statements have been retrospectively adjusted for all periods presented to reflect the stock split. The Company’s authorized common stock has also been increased from 45,000,000 to 150,000,000 as a result of the stock split.

Going Concern, Liquidity and Management’s Plan

The Company has evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern for at least twelve months from the date of this report, and the near term thereafter. The Company has incurred operating losses and negative cash flows from operations for during the year December 31, 2024, and SynCardia has a history of operating losses dating back to its inception. The Company expects that operating losses and negative cash flows from operations will continue into the foreseeable future, and the Company will need to raise additional debt and/or equity financing to fund operations until it generates positive cash flows from operations.

To date, the Company’s available liquidity and operations have been financed primarily through the issuance of common stock, preferred stock and debt. During the year ended December 31, 2023, the Company raised additional proceeds from the issuance of debt of $8.2 million, net of debt repayments. In the year ended December 31, 2024, the Company raised $11.8 million, net of repayments from the issuance of debt. In order to proceed with the Company’s business plan, the Company will need to raise additional funds through the issuance of additional debt, equity, or other commercial arrangements, which may not be available to the

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND MANAGEMENT’S PLAN (cont.)

Company when needed or on terms that the Company deems to be favorable. To the extent the Company raises additional capital through the sale of equity, the ownership interest of its current shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common shareholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures, or declaring dividends. If the Company is unable to obtain sufficient financial resources, its business, financial condition, and results of operations may be materially and adversely affected. The Company may be required to delay, limit, reduce or terminate parts of its strategic business plan or future commercialization efforts. There can be no assurance the Company will be able to obtain financing on acceptable terms. Therefore, based on the Company’s current financial condition and expected future cash flows, there is substantial doubt about the Company’s ability to continue as a going concern for at least twelve months from the date of this report. The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities and reported expenses that may be necessary if the Company is unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. These estimates are based on information available through the date of the issuance of the financial statements and actual results and outcomes could differ from these estimates and assumptions. Areas requiring significant estimates and assumptions by the Company include, but are not limited to:

●	Provisions for income taxes and related valuation allowances and tax uncertainties;

●	Recoverability of long-lived assets and their related estimated useful lives;

●	Accruals for estimated liabilities;

●	Valuation of inventory;

●	Valuation of leased assets;

●	Valuation of stock-based compensation;

●	Valuation of embedded derivative liability; and

●	Valuation of common and preferred stock.

Foreign Currency Translation

The functional currency of SynCardia GmbH is the Euro. Assets and liabilities are translated into U.S. dollars, the reporting currency, at the exchange rate on the balance sheet date. Revenues and expenses are translated into U.S. dollars at the average rates of exchange prevailing during each reporting period. Foreign currency translation adjustments resulting from this process are reported as an element of other comprehensive income (loss), net of income taxes, on the consolidated statements of operations and comprehensive loss. Transactions executed in different currencies are translated at spot rates and resulting foreign exchange transaction gains and losses are charged to income.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all highly liquid debt investments with a remaining maturity of 90 days or less when purchased to be cash and cash equivalents. The Company places its cash in commercial banks. Accounts in the United States are secured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. From time to time, the Company’s total deposits at commercial banks exceed the balances insured. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk in this area.

Financial Instruments and Concentrations of Credit and Business Risk

Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents and accounts receivable.

Fair Value of Financial Instruments

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Financial instruments include cash and cash equivalents, accounts receivable, notes receivable, accounts payable, notes payable, derivative liabilities and accrued liabilities.

Fair Value Measurements

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with inputs used to measure their fair values. The accounting guidance also establishes a three-level valuation hierarchy that prioritizes the inputs to valuation techniques used to measure fair value based upon whether such inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the reporting entity.

The three-level hierarchy for the inputs to valuation techniques is briefly summarized as follows:

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 — Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 — Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

Embedded Derivatives

The Company reviews the terms of debt and equity financing transactions to identify whether there are any embedded derivatives that require separation from the related host financial instrument. Any such derivatives are presented at fair value in the consolidated balance sheets, with changes in fair value recorded in other income and expense in the consolidated statements of operations and comprehensive loss. The Company separates an embedded provision in a debt or equity contract in which (i) the economic characteristics and risks of the embedded provision are not clearly and closely related to the economic characteristics and risks of the host instrument, (ii) the host instrument itself is not carried at fair value in the consolidated balance sheets, and (iii) the embedded provision would meet the definition of a derivative financial instrument. The Company has identified embedded derivatives that require bifurcation from its host instrument, namely the Convertible Notes (see also Notes 3 and 8).

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Receivable and Allowance for Credit Losses

The Company’s accounts receivable represent amounts considered to be collectible that are owed by its customers. Credit is extended based on evaluation of customers’ financial condition and, generally, collateral is not required. An allowance for credit losses is maintained for estimated losses resulting from the inability of customers to pay. All accounts receivable are reviewed on an account-by-account basis to assess collectability. After exhausting all collection efforts on past due accounts, an account is written off against the allowance for credit losses. Any collections on accounts previously written off are recorded as income in the period of collection. The Company has not recorded an allowance against its receivables based on management’s estimate that the balances recorded in all periods presented are fully collectible.

Inventory, net

Inventory is stated at the lower of cost, determined using the first in, first out basis, or net realizable value. Inventory consists primarily of raw material components used in the manufacturing of SynCardia TAHs and related equipment as well as work-in-process inventory related primarily to SynCardia TAHs. Finished goods consist primarily of SynCardia TAHs and related equipment located at medical centers trained and certified in the implantation of the SynCardia TAH and appropriate patient aftercare (“Centers”). Work-in-process and finished goods include the cost of all direct material, labor and overhead costs. Inventory write-downs are recorded based on excess and obsolete exposures, determined primarily by future demand forecasts. These write-downs are measured as the difference between the cost of the inventory and net realizable value based upon assumptions about future demand and charged to the provision for inventory, which is a component of cost of sales. In addition, a liability is recorded for firm, noncancelable, and unconditional purchase commitments with contract manufacturers and suppliers for quantities that exceed forecasts of future demand. As of December 31, 2024, the Company had no unconditional and noncancelable purchase commitments.

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation. Improvements, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Depreciation begins at the time the asset is placed in service. Upon sale or retirement of assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses in the period realized.

The useful lives of the property and equipment are as follows:

TAH-Driver equipment	3 - 5 years
Laboratory equipment	2 - 10 years
Office and computer equipment	5 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life

Intangible Assets, net

Intangible assets comprise developed technology and trade name. Intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over useful lives of twelve years for developed technology and five years for trade name.

Goodwill

Goodwill is subject to an annual impairment test, or earlier if indicators of potential impairment exist. The annual impairment test is performed as of December 31 of each year. The Company has the option to perform a

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

qualitative assessment by examining relevant events and circumstances which could have a negative impact on goodwill, including macroeconomic conditions, industry and market conditions, cost factors, overall financial performance and other relevant events specific to the Company. If, after assessing the totality of events or circumstances described above, the Company determines that it is more likely than not that a reporting unit’s fair value is less than its carrying value, the Company will perform a quantitative impairment test. Upon performing the quantitative impairment test, if the fair value of the reporting unit is less than its carrying amount, goodwill is impaired and the excess of the reporting unit’s carrying value over the fair value is recognized as an impairment loss; however, the loss recognized would not exceed the total amount of goodwill allocated to that reporting unit. For the purpose of completing its impairment test, the Company performs either a qualitative or a quantitative analysis on a reporting unit basis. All of the goodwill is expected to be deductible for income tax purposes.

Quantitative impairment tests consider both the income approach and the market approach to estimate a reporting unit’s fair value. The income and market valuation approaches consider a number of factors that include, but are not limited to, prospective financial information, growth rates, residual values, discount rates and comparable multiples from publicly traded companies in the Company’s industry and require it to make certain assumptions and estimates regarding industry economic factors and the future profitability of the business. As of December 31, 2024 and December 31, 2023, the Company has assessed no impairment of goodwill.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, primarily property and equipment, right-of-use lease assets, developed technology and trade name, for impairment on an annual basis, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When the Company determines that it is probable that undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value. Assets to be disposed of by sale, if any, are reported at the lower of the carrying amount or fair value less cost to sell. As of December 31, 2024 and December 31, 2023, the Company has assessed no impairment of its long-lived assets.

Revenue Recognition

The Company generates revenue from the sale of its SynCardia TAH, rental of Freedom drivers, and from training and certification services, which are required before the first time a transplant center may purchase a SynCardia TAH. Revenue includes sales and services to Centers located in the United States as well as Centers domiciled in foreign countries.

The Company recognizes revenue when it transfers control of promised goods or services to its customers, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition, the Company performs the following five steps:

(i)	identification of the promised goods or services in the contract;

(ii)	determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract;

(iii)	measurement of the transaction price, including the constraint on variable consideration;

(iv)	allocation of the transaction price to the performance obligations based on estimated selling prices; and

(v)	recognition of revenue when (or as) the Company satisfies each performance obligation. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Product Revenues

The Company recognizes revenue when performance obligations identified under the terms of contracts with its customers are satisfied, which generally occurs, for SynCardia TAH kits, upon the transfer of control in accordance with the contractual terms and conditions of the sale. The majority of the Company’s revenue associated with SynCardia TAH kits are recognized at a point in time when the SynCardia TAH kit is shipped to the customer. The Company only offers assurance-type standard warranties that do not represent separate performance obligations. The Company records amounts billed to customers for reimbursement of shipping and handling costs within revenue. Shipping and handling costs associated with outbound freight after control over a SynCardia TAH kit has transferred to a customer are accounted for as fulfillment costs and are included in cost of revenues. Sales taxes and other usage-based taxes are excluded from revenue. The Company gives certain discounts to product distributors based on a contracted amount on the sale of its products. Discounts applied to invoices are not associated with future purchases and solely relate to the product invoiced. As a result, the invoice and transaction price are recorded net of any discounts. The amount of consideration to which the entity will be entitled in exchange for transferring the promised goods or services to a customer is estimated using the expected value method. Product revenue is billed at the point of sale upon shipment and typically collected within 30 days.

Rental Revenues

Rental revenues primarily consist of rental fees charged to customers who rent the Company’s driver. Rental revenue is earned over the period of usage which begins when a patient is discharged from a hospital and is recognized when it becomes likely that we will receive payment. Rental revenue is billed at month end and typically collected within 30 days.

Professional Services Revenues

Professional services revenues primarily consist of training and certification services. The Company’s professional services revenue is recognized when the services are performed. Professional services revenue is billed upon completion of services and typically collected within 30 days.

Contracts with Multiple Performance Obligations

From time to time, the Company has contracts with customers that contain multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately if they are distinct. The Company accounts for individual goods and services separately if they are distinct performance obligations, which often requires significant judgment based upon knowledge of the products and/or services, the solution provided and the structure of the sales contract. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis for those performance obligations with stable observable prices. The Company determines the standalone selling prices based on its overall pricing objectives, taking into consideration market conditions and other factors, including the value of the contracts, pricing when certain services are sold on a standalone basis, the products sold, customer demographics, geographic locations, and the volume of services purchased. As of December 31, 2024 and December 31, 2023, there were no unsatisfied performance obligations associated with its customer contracts.

Returns

The Company does not offer rights of return for its products and services in the normal course of business.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract Balances

The Company’s contract liabilities, if any, consist of advance payments for systems as well as deferred revenue on service obligations (see Note 5). As of December 31, 2024 and December 31, 2023, there was no amount of deferred revenue recorded on the Company’s consolidated balance sheet, respectively.

Practical Expedients

The Company applies a practical expedient to expense costs as incurred for costs to obtain a contract when the amortization period would have been one year or less. These costs are recorded within selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Payment Terms

Payment terms vary by customer but typically provide for the customer to pay within 30 days. Therefore, customer payment terms are for 12 months or less and do not include significant financing components. The Company performs credit evaluations of customers and evaluates the need for allowances for potential credit losses based on historical experience, as well as current and expected general economic conditions.

Cost of revenues

Cost of revenues includes product costs, labor, overhead, inbound freight, and other product-related costs including maintenance costs, excess inventory, and obsolescence charges.

Shipping and Handling Fees and Costs

The Company includes shipping and handling fees billed to customers as part of net sales and shipping and handling costs associated with the outbound freight are included in cost of sales.

Research and Development Costs

Included in research and development costs are wages, stock-based compensation and benefits of employees performing research and development, and other operational costs related to the Company’s research and development activities, including facility-related expenses, allocation of corporate costs, and external costs of outside contractors.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss), and foreign currency translation adjustments, net of tax, which are recorded within other comprehensive income (loss).

Income Taxes

The Company calculates its provision for income tax on the basis of the tax laws enacted at the balance sheet date. The Company uses an asset and liability approach for financial accounting and reporting for income taxes that allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Management makes an assessment of the likelihood that the resulting deferred tax assets will be realized. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. The Company records unrecognized tax benefits, where appropriate, for all uncertain income tax positions. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. Due to the Company’s historical operating performance and net losses, the net deferred tax assets have been fully offset by a valuation allowance.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, without consideration of potential common shares.

Diluted net loss per share is calculated by dividing net loss available to common stockholders by the weighted average number of common shares outstanding plus common share equivalents from conversion of dilutive stock options using the treasury method and Series A-1 Preferred Stock and Convertible Notes using the as-converted method, except when antidilutive. In the event of a net loss, the effects of all potentially dilutive shares are excluded from the diluted net loss per share calculation as their inclusion would be antidilutive.

Stock-Based Compensation

The Company measures the fair value of all stock-based awards, including stock options, on the grant date and records the fair value of these awards to compensation expense over the service period. The Company has elected to account for forfeitures as they occur. The fair value of stock option awards is estimated using the Black-Scholes valuation model, which considers several variables and assumptions in estimating the fair value of stock-based awards. These assumptions include:

●	per share fair value of the underlying common stock;

●	risk-free interest rate;

●	expected term;

●	expected stock price volatility over the expected term; and

●	expected annual dividend yield.

The Company calculates the expected term using the simplified method, or the arithmetic average of the original contractual term and the average vesting term, for “plain vanilla” stock option awards. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Company’s common stock is not publicly traded; therefore, it uses the weighted average of the historic volatilities of the stock price of similar publicly traded peer companies, with extra weighting attached to those companies most similar in terms of size, financial leverage and business activity. The Company utilizes a dividend yield of zero, as it has no history or plan of declaring dividends on its common stock.

Leases

The Company records operating leases as right-of-use assets and operating lease liabilities in its consolidated balance sheets for all operating leases with terms exceeding one year. Right-of-use assets represent the right to use an underlying asset for the lease term, including extension options considered reasonably certain to be exercised, and operating lease liabilities represent obligations to make lease payments. Right-of-use assets and operating lease liabilities are recognized based on the present value of lease payments over the lease term. To the extent that lease agreements do not provide an implicit rate, the Company uses its incremental borrowing rate based on information available at the lease commencement date to determine the present value of lease payments. The expense for operating lease payments is recognized on a straight-line basis over the lease term and is included in operating expenses in the Company’s consolidated statement of operations. The Company has elected to not separate lease and non-lease components of its operating leases.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) who is the Company’s chief executive officer, chief financial officer, and chief operating officer, in deciding how to allocate resources and assess the Company’s financial and operational performance. The CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated and aggregated basis. Accordingly, the Company has determined that it operates in one operating and reportable segment.

The Company internally reports the following segment financial information, on a consolidated basis, to its CODM: revenue by product and rentals, cost of revenues by product and rentals, and gross profit. Gross profit is the measure of segment profitability used by the CODM to assess performance and allocate resources and is presented on the consolidated statements of operations and comprehensive loss. The CODM also reviews the disaggregation of revenue by geography that is presented in Note 5. There are no segment operating expenses that require disclosure other than the expense categories presented on the consolidated statements of operations and comprehensive loss. The measure of segment assets is reported on the consolidated balance sheets as total assets.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, (ASU 2023-07), which applies to all public entities that are required to report segment information in accordance with Topic 280, Segment Reporting. ASC 2023-07 amendments improve reportable segment information, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 segment reporting is effective from interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company has adopted this pronouncement for the year ended December 31, 2024, with no material impact to the financial statements.

In December 2023, the FASB issued ASU 2023-09, Income taxes (Topic 740), Improvement to income tax disclosures, which enhances the disclosures required for income taxes in the Company’s annual financial statements. This standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company does not plan to adopt this standard early. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

The Company has reviewed all newly issued accounting pronouncements and concluded that they either are not applicable to the Company’s operations, or no material effect is expected on its consolidated financial statements as a result of future adoption.

3.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents information about the Company’s financial liabilities that are measured at fair value on a recurring basis and the fair value hierarchy of the valuation as of December 31, 2024. There were no financial assets or liabilities that were measured at fair value on a recurring basis as of December 31, 2023.

	Fair Value Measurements at December 31, 2024 (in thousands)
Category Class	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative Liability	$6,759	$-	$-	$6,759
Total	$6,759	$-	$-	$6,759

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

The derivative liabilities relate to the embedded redemption features in connection with the convertible promissory notes. The fair value of the embedded redemption features at issuance of the convertible promissory notes and each reporting period was estimated based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. The Company used a scenario-based model (“SBM”) and a discounted cash flow method to incorporate estimates and assumptions concerning its prospects and market indications into a model to estimate the value of the derivative liability. An SBM considers a range of various potential scenario outcomes assumed to occur with associated probabilities. Cash flow outcomes are then discounted to present value to estimate fair value. The most significant estimates and assumptions used as inputs in the SBM valuation technique impacting the fair value of the embedded redemption features are the timing and probability of a successful financing or initial public offering (“IPO”), maturity, qualified financing or change of control scenario outcomes. The calculated payments due to the holders of the convertible promissory notes were calculated with and without the embedded redemption feature and discounted to present value. The discounted cash flows were calculated using a discount rate at the issuance dates and at the reporting date, based on an assessment of the Company’s credit position and market yields of companies with similar credit risk at the date of each valuation.

The significant unobservable inputs that are included in the valuation of the derivative liabilities at issuance and as of December 31, 2024 are as follows:

Input Range
Significant Unobservable Inputs:
Discount rate	18.7%-25.0%
Expected term (in years)	0.3-0.9
Probability scenarios:
Successful financing/IPO	27.6%-63.9%
Maturity	16%-65.5%
Qualified Financing	0%-3.4%
Change of Control	0%-3.4%

The following table provides a rollforward of the aggregate fair values of the derivative liabilities for the year ended December 31, 2024 (in thousands):

Embedded Derivative
Balance as of December 31, 2023	$-
Initial fair value of derivative liabilities at issuance	2,468
Change in fair value	4,291
Balance as of December 31, 2024	$6,759

The Company has certain non-financial assets, primarily intangible assets and goodwill, which are measured at fair value on a nonrecurring basis and are adjusted to fair value only to the extent that an impairment charge is recognized. The Company estimates the fair value of these assets using primarily unobservable inputs; therefore, these are considered Level 3 fair value measurements.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.	CERTAIN BALANCE SHEET COMPONENTS

(a)	Inventory, Net

Inventory, net of provisions for potentially excess, obsolete or impaired goods, consists of the following (in thousands):

	December 31, 2024	December 31, 2023
Raw materials	$6,319	$6,287
Work in process	2,764	1,093
Finished goods	1,443	1,704
	$10,526	$9,084

Allowance for excess and obsolete inventory	(2,411)	(2,191)
Inventory, net	$8,115	$6,893

(b)	Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31, 2024	December 31, 2023
Equipment	$643	$717
Furniture and fixtures	6	6
Leasehold improvements	101	101
Total cost	750	824

Less: accumulated depreciation	(523)	(459)
Property and equipment, net	$227	$365

Depreciation expense was $138,000, of which $28,000 was included in cost of goods sold, and $228,000, of which $34,000 was included in cost of goods sold, for the years ended December 31, 2024, and 2023, respectively. During the year ended December 31, 2024 and 2023, the Company disposed of $74,000 and $0 of equipment, respectively.

(c)	Intangible Assets, Net

Intangible assets consist of the following (in thousands):

	As of December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Developed Technology	$760	$(206)	$554
Trade Name	120	(78)	42
Total	$880	$(284)	$596

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.	CERTAIN BALANCE SHEET COMPONENTS (cont.)

	As of December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Developed Technology	$760	$(142)	$618
Trade Name	120	(54)	66
Total	$880	$(196)	$684

Amortization expense was $87,000 and $87,000 for the years ended December 31, 2024 and 2023, respectively.

As of December 31, 2024, developed technology and trade name had remaining lives of 8.75 and 1.75 years, respectively. The estimated future amortization expense for the next five years and thereafter is as follows (in thousands):

December 31, 2024
2025	$87
2026	82
2027	64
2028	63
2029	63
Thereafter	237
Total	$596

(d)	Other Accrued Liabilities

Other accrued liabilities consist of the following (in thousands):

	December 31, 2024	December 31, 2023
Accrued compensation	$941	$770
Accrued clinical and manufacturing expenses	617	458
Accrued professional and consulting services	51	470
Other liabilities, current portion	493	64
Total other accrued liabilities, current portion	2,102	1,762
Other liabilities, noncurrent portion	-	670
Total current and noncurrent other accrued liabilities	$2,102	$2,432

Accrued compensation includes sales commissions, payroll, employee PTO and employee and NEO bonuses. Accrued clinical and manufacturing expenses represent royalties payable under a ten-year worldwide licensing agreement related to intellectual property covering the design and production of valves used in the SynCardia TAH and service costs on drivers returned, mostly from customers outside the U.S. The sums due to the vendor are secured by the license agreement, which is expired. Accrued professional and consulting services represent payables related to legal, accounting, and valuation services provided in preparation of the Company’s potential acquisition or its initial public offering. At the end of 2023, the Company’s management made the decision to terminate its sales and distribution agreement with State of the Art Medical Products, Inc. (SOTA). In connection with the termination of the agreement, the Company agreed to pay a termination penalty of $505,085, payable at $21,045 per month over a period of 24 months and a refund of $415,000 for returned inventory payable on May 1, 2025. Any payments not received on the due dates are subject to a monthly interest of 1%. As of December 31, 2024, and 2023, $0 and $250,000 of the termination penalty has been included in noncurrent other accrued liabilities.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.	REVENUE

Disaggregation of Revenue

The Company believes that the nature, amount, timing and uncertainty of its revenue and cash flows and how they are affected by economic factors are most appropriately depicted by (i) geographic region, based on the shipping location of the customer, and (ii) type of product or service provided.

Total revenue based on the disaggregation criteria described above is as follows (dollars in thousands):

	Year Ended December 31,
	2024		2023
	Revenue	% of revenue	Revenue	% of revenue
Revenue by geographic area
United States	$3,266	74%	$3,636	72%
Europe	991	23%	889	18%
Rest of the world	134	3%	518	10%
Total	$4,391	100%	$5,043	100%

Revenue by type
Products	$4,254	97%	$4,941	98%
Rentals	137	3%	102	2%
Total	$4,391	100%	$5,043	100%

Revenue from products includes related services, which represented less than 10% of product revenue for both periods. In the year ended December 31, 2024, sales included $135,000 or 3%, $494,000 or 11% and $193,000 or 4% of total revenue to Canada, Serbia and Germany, respectively. In the year ended December 31, 2023, sales included $737,000 or 15% and $518,000 or 10% of total revenue to Serbia and Saudia Arabia, respectively. Customer concentrations are recorded in Note 6.

Contract assets. There were no contract assets, representing unbilled receivables where revenue has been recognized in advance of customer billings, as of December 31, 2024 and 2023.

Remaining Performance Obligations. Remaining Performance Obligations (“RPO”) comprise deferred revenue plus unbilled contract revenue. As of December 31, 2024 and 2023, there was no RPO.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.	CONCENTRATIONS

Customers accounting for more than 10% of revenue in any of the periods presented are summarized as follows (in thousands, except percentages):

	Years Ended December 31,
	2024		2023
Customer A	$1,796	41%	$1,876	37%
Customer B	$494	11%	$737	15%
Customer C	$150	3%	$536	11%

As of December 31, 2024, Customer C, a U.S. distributor, has terminated our contract effective December 31, 2023.

As of December 31, 2024, Customer B, E, F and G accounted for 0%, 48%, 34% and 0% of the accounts receivable balance, respectively. As of December 31, 2023, Customer B, E, F and G accounted for 60%, 0%, 12% and 28% of the accounts receivable balance, respectively.

Concentrations of revenues derived from foreign countries are disclosed in Note 5.

Long-lived assets by geographic areas as of December 31, 2024 and December 31, 2023, are as follows (in thousands):

	December 31, 2024	December 31, 2023
United States	$213	$340
Foreign, principally in Europe	14	25
Property and equipment, net	$227	$365

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.	COMMITMENTS AND CONTINGENCIES

(a)	Leases

The Company has obtained the right of use for office and manufacturing facilities under an operating lease agreement with an initial term exceeding one year and has one operating lease agreement for office equipment with an initial term exceeding one year, and two with initial terms of less than one year. The Company also has one finance lease for office equipment with a discount rate of 6.35% and a remaining term of 0.50 years. At the end of March 2024, the Company established a new financing lease for office equipment for longer than one year. Right-of-use assets acquired under this finance lease at the time of acquisition were $177 thousand. The weighted average discount rate was 6.27% and the weighted average remaining term of this lease on December 31, 2024, was 2.25 years. In April 2024, the Company established a new financing lease for office equipment for longer than one year. Right-of-use asset acquired under this finance lease at the time of acquisition was $26 thousand. The weighted average discount rate was 10.4% and the weighted average remaining term of this lease on December 31, 2024 was 2.50 years.

Right-of-use assets acquired under finance and operating leases as of December 31, 2024 and December 31, 2023, consist of the following (in thousands):

	December 31, 2024	December 31, 2023
Finance leases:
Office equipment	$177	$23
Finance lease right-of-use assets, net	$177	$23

Operating Leases:
Facilities	$653	$907
Office equipment	47	19
Operating lease right-of-use assets, net	$700	$926

The Company obtained the right of use of real estate located in Tucson, Arizona, in February 2015 under a lease that terminated on December 31, 2022, which was subsequently renewed from February 1, 2022, until January 31, 2027, with no extension option. The first 5.5 months of the renewed term were rent-free, and rent payments escalate annually by 2.5%. As of December 31, 2024 and December 31, 2023, the weighted average discount rate for operating leases with initial terms of more than one year was 12.0% and the weighted average remaining term of these leases was 1.95 and 3.05 years, respectively. On October 14, 2024 the Company established a new twelve (12) month financing lease for equipment. Right-of-use asset acquired under this finance lease at the time of acquisition was $40,000. The lease contains a $1.00 purchase option at the end of the lease term.

The following table summarizes the Company’s undiscounted cash payment obligations for its operating and finance lease liabilities with initial terms of more than twelve months as of December 31, 2024 (in thousands):

	Operating Leases	Finance Lease
2025	$439	$77
2026	412	77
2027	35	27
2028	-	-
Undiscounted total	886	181
Less: imputed interest	(94)	(22)
Present value of future minimum payments	792	159
Current portion of lease liability	(371)	(63)
Lease liability, net of current portion	$421	$96

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.	COMMITMENTS AND CONTINGENCIES (cont.)

Certain operating lease agreements for facilities include non-lease costs, such as common area maintenance, which are recorded as variable lease costs. Cash paid for amounts included in the measurement of operating lease liabilities totaled $418,000 and $383,000 for the years ended December 31, 2024, and 2023, respectively. Operating lease expenses for the years ended December 31, 2024 and 2023, respectively, are summarized as follows (in thousands):

	Year Ended December 31,
	2024	2023
Operating lease cost	$384	$373
Short-term lease cost	11	10
Variable lease cost	29	18
Total operating lease cost	$424	$401

Cash paid under finance leases totaled $60,000 and $10,000 in the years ended December 31, 2024, and 2023, respectively.

(b)	China Corporation

On July 2, 2023, the Company granted SynCardia Medical (Beijing), Inc. (“SynCardia Beijing”) exclusive distribution rights of its products in mainland China, Hong Kong, Macau and Taiwan. Contingent on the Company becoming publicly traded on a stock exchange, it would be committed to contribute approximately $2.85 million in exchange for a 60% ownership interest and control of the board of directors of SynCardia Beijing. Should this occur, non-controlling owners would also invest approximately $2.85 million to obtain a 40% ownership interest in SynCardia Beijing and the Company would begin to consolidate its results in its consolidated financial statements. In the year ended December 31, 2024, the Company sent inventory to SynCardia Beijing primarily for the purpose of regulatory registration inspection and testing. The Company recorded the value of these inventories amounting to approximately $540,000 to general and administrative expense.

(c)	Indemnifications

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend indemnified parties for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third-party actions. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company has never incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. The Company currently has directors’ and officers’ insurance.

(d)	Litigation

From time to time the Company may be involved in claims arising in connection with its business. Based on information currently available, the Company believes that the amount, or range, of reasonably possible losses in connection with any pending actions against it in excess of established reserves, in the aggregate, not to be material to its consolidated financial condition or cash flows. However, losses may be material to the Company’s operating results for any particular future period, depending on the level of income or loss for such period.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	CONVERTIBLE NOTES

During the period May through September of 2023, the Company issued unsecured convertible notes (the “2023 Convertible Notes”) for a total of $4.2 million, $300,000 of which is from a limited partner in Hunniwell, which accrue simple interest at 6% per annum commencing on the issuance date of each 2023 Convertible Note. Issuance costs were not significant and interest accrued totaled $375,000 and $122,000 as of December 31, 2024 and December 31, 2023, respectively. The maturity date of each 2023 Convertible Note is two years after the issuance date. Each 2023 Convertible Note shall be automatically converted into a number of shares of PMI’s common stock equaling the outstanding balance of the note, being the principal plus accrued interest, divided by 3.2714, on the maturity date or, if sooner, on the day before the Company becomes publicly traded on a stock exchange. The Company is in the process of modifying this loan’s conversion price to a conversion price equal to 50% of the lowest price per share paid by purchasers of our securities in the event we consummate an IPO, or an equity, debt or other financing, which would be dilutive to current and future investors in our common stock. The Company determined that the 2023 Convertible Notes did not contain any embedded derivatives requiring bifurcation.

During April 2024, the Company delivered a Convertible Note Purchase Agreement (“2024 Convertible Note Agreement”) to prospective investors seeking to raise an aggregate amount of up to $15.0 million (“2024 Convertible Note”). The unsecured 2024 Convertible Notes accrue simple interest at 6% per annum commencing on the issuance date of each 2024 Convertible Note. The maturity date of each 2024 Convertible Note is six months after the issuance date, or if sooner, on the date in which the Company consummates an IPO. Each 2024 Convertible Note, together with unpaid accrued interest, shall be automatically converted into the securities issued in the IPO at a conversion price equal to fifty percent (50%) of the lowest price per share paid by the other purchasers of equity securities in the IPO (“conversion price”). Alternatively, in the event the Company consummates an equity, debt, or other financing prior to an IPO, then all principal, together with all unpaid accrued interest under the 2024 Convertible Notes, shall automatically convert, in the event of an equity financing, into the securities issued at a conversion price equal to fifty percent (50%) of the lowest price per share paid by the other purchasers of equity securities prior to such financing, or, in the event of a debt financing prior to an IPO, the terms of these 2024 Convertible Notes shall be amended and restated to match the terms of such debt financing at the lender’s option. The Company has raised total principal of approximately $3.7 million as of December 31, 2024. The Company determined that the conversion features on the Convertible Notes met the definition of embedded derivatives that were required to be bifurcated and accounted for as derivative liabilities. The Company recorded the fair value of the derivative liabilities at issuance of $475,790 as a debt discount to the Convertible Notes and is amortized to interest expense over the term of the notes. Amortization expense for the year ended December 31, 2024 amounted to $419,005. In July 2024, $2.7 million of the $3.7 million 2024 Convertible Notes were modified to reduce the conversion percentage from 80% to 50%. The Company evaluated the modification of the $2.7 million Convertible Notes under the guidance in ASC 470-50, Debt Modifications and Extinguishments, and determined that the modification was not substantive. Since the embedded conversion feature is accounted for at fair value both before and after modification, changes in the fair value of the conversion option are charged to earnings. The 2024 Convertible notes are currently past due. The Company is working with the lenders to extend the maturity dates of these notes.

On November 12, 2024, Richard Fang, former Chief Executive Officer and current director, has donated the $7.0 million aggregated convertible note, dated July 2, 2024, and the related accrued interest, to the not for profits organizations, Nexus Science Foundation Inc. (“Nexus”), and Another Dimension Foundation (“Another Dimension”). Under this donation, Nexus and Another Dimension will each receive 50% of the converted value in registered shares.

The following table summarizes the balances of the convertible notes (in thousands):

	As of
	December 31,
	2024	2023
2023 Convertible Notes	$4,160	$4,160
2024 Convertible Notes	10,746	-
Less: unamortized debt discount	(78)	-

Subtotal	$14,828	$4,160

Less: Current portion	(14,828)	(4,160)

Convertible notes, net of current portion	$-	$-

Accrued cumulative interest:	$725	$122

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.	TEMPORARY EQUITY AND STOCKHOLDER’S DEFICIT

(a)	Redeemable Convertible Preferred Stock

In September 2021, the Company amended the Articles of Incorporation to allow for the issuance of 30,000,000 shares of Series A-1 Preferred Stock. Upon certain change in control events that are outside of the Company’s control, including sale of substantially all of the Company’s assets or the occurrence of a Deemed Liquidation Event, the holders of the Preferred Shares may cause redemption of the Preferred Shares. Accordingly, these shares are considered contingently redeemable and are classified as temporary equity on the accompanying consolidated balance sheets. The Series A-1 Preferred Stock may be converted at the option of the holder at any time and without the payment of additional consideration by the holder into a number of fully paid and non-assessable shares of common stock based on the terms within the Articles of Incorporation.

In September 2021, 10,000,000 shares of Series A-1 Preferred Stock were sold for cash proceeds of $1.00 per share, and 2,065,000 shares of Series A-1 Preferred Stock were issued as conversion shares to holders of the then outstanding convertible notes at a price of $1.00 per share. In December 2022, 5,550,000 shares of Series A-1 Preferred Stock were issued for payment in kind of notes payable at a price of $1.00 per share. In December 2022, 791,857 shares of Series A-1 Preferred Stock were issued for a total consideration of $2,650,000. No gain or loss is recognized on the settlement of the $5,550,000 notes as the conversion of the notes and the proceeds received of $2,650,000 were considered capital contributions to reach the $20 million capital raise provided for in the acquisition agreement with Sindex.

Following are the rights and privileges related to the Series A-1 redeemable convertible preferred stock:

●	Dividend Provision: The holders of the preferred stock in preference to the holders of common stock are entitled to receive, if and when declared by the board of directors, dividends at the rate of 12% of the original issue price, defined as $1.00, per annum. Such dividends are cumulative and compound annually. No dividends have been declared to date. In addition, the holders of the preferred stock are entitled to receive a dividend equal to any dividend paid on common stock, when and if declared by the board, on the basis of the number of common shares into which the preferred stock may be convertible. As of December 31, 2024 and December 31, 2023, undeclared dividends with respect to the outstanding Series A-1 Preferred Stock totaled approximately $7.0 million and $4.3 million, respectively. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series A-1 Preferred Stock will be entitled to the original issue price plus accrued dividends before any funds are available to common stockholders.

●	Conversion Rights: All holders of the Company’s preferred stock have a right to convert the outstanding balances of preferred shares at any time following the date of issuance into a number of fully paid common shares, as specified in the Articles of Incorporation. The conversion rate is the original issue price for the relevant shares divided by the conversion price of the relevant shares, subject to anti-dilution adjustments. In the event of a sale of shares in a public offering resulting in gross proceeds of $25 million to the Company, such conversion into common stock would be mandatory. The 18,406,857 shares of Series A-1 Preferred Stock outstanding as of December 31, 2024, would be converted into 39,618,919 shares of common stock.

●	Liquidation Preferences: In the event of any liquidation, dissolution, winding-up or sale or merger of the Company, whether voluntarily or involuntarily, each holder of Preferred Stock is entitled to receive, in preference to the holders of common stock, a per-share amount equal to the original issue price, plus all declared but unpaid dividends. As of December 31, 2024, the redemption preference on liquidation would be approximately $25.4 million.

●	Voting Rights: Each holder of outstanding shares of Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Preferred Stock vote together with the holders of Common Stock on an as-converted-to-Common-Stock-basis and not as a separate class.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.	TEMPORARY EQUITY AND STOCKHOLDER’S DEFICIT (cont.)

(b)	Common Stock

The Company is authorized to issue 150,000,000 shares of common stock, $0.0001 par value per share. The voting, dividend and liquidation rights of the common stock are subject to and qualified by the rights, powers and preferences of the holders of the Series A-1 Preferred Stock. The Company shall not declare or pay a dividend on any share of Preferred Stock without also declaring or paying a dividend on any share of common stock that is equal to the dividend declared and or paid on the share of Preferred Stock divided by the number of shares of common stock into which such share of Preferred Stock is then convertible.

The holders of common stock are entitled to one vote per share at all meetings of stockholders, provided that they may not vote to amend the Certificate of Incorporation relating to the terms of any outstanding series of Preferred Stock if the holders of that series are entitled to vote thereon. The number of authorized shares of common stock may only be changed by the affirmative vote of the holders of a majority of shares outstanding. There are no sinking fund provisions applicable to the common stock.

The Company had shares of common stock reserved for issuance as follows:

	December 31, 2024	December 31, 2023
Conversion of Convertible Notes	1,386,344	1,308,771
Options issued and outstanding	7,210,742	3,544,945
Available for future grants of equity awards	1,183,618	2,020,215
Total	9,780,704	6,873,931

(c)	US Unicorn Agreement

On August 19, 2024, the Company entered into an agreement with the US Unicorn Foundation, Inc. (“Unicorn”) to provide advisory services in relation to the Company’s planned IPO listing (“Listing”). More specifically, Unicorn will make its best effort to raise, $5 million in capital for the pre-IPO financing round, and connect the Company with underwriters that could support the Listing, as well as other Listing related services in exchange for 2% of Company equity due on signing of the Unicorn agreement, followed by an additional 3% of Company equity if a follow-on financing is completed within 12 months of the Listing. The agreement allows for a return of the 2% equity if Unicorn is unsuccessful. On August 25, 2024, the Company issued 1,342,650 shares at a fair value of $0.80 per share to Unicorn in satisfaction of the 2% of Company equity due on signing of the Unicorn agreement. Given the performance qualifications listed above, the Company has concluded that the 1,342,650 shares will vest and will be expensed upon the occurrence of a successful IPO.

10.	SHARE BASED COMPENSATION

On September 26, 2021, the Company’s board of directors approved the adoption of the 2021 Equity Incentive Plan (the “2021 Plan”), under which the Company is authorized to issue incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock awards and performance awards that may be settled in cash, stock, or other property.

The aggregate number of shares of common stock authorized for issuance under the 2021 Plan is 8,394,360 shares, which may be increased through an amendment to the 2021 Plan adopted by the board of directors. The number of shares authorized is subject to standard adjustments in the event of a stock split, stock dividend or other extraordinary dividend, or other similar change in the Company’s common stock or capital structure. Awards that expire or are cancelled generally become available for issuance again under the 2021 Plan. Awards have a maximum term of ten years from the grant date and generally vest over four years, but may vest over varying periods, as specified by the Company’s board of directors for each grant.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.	SHARE BASED COMPENSATION (cont.)

A summary of stock option transactions in the year ended December 31, 2024 is as follows:

	Shares Available For Grant	Number of Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2023	2,020,215	3,544,945	$0.23
Board Approved pool increase	2,829,200	-	-
Granted	(4,344,342)	4,344,342	$0.71
Forfeited	567,497	(567,497)	$0.61
Cancelled	111,048	(111,048)	$0.32
Balance at December 31, 2024	1,183,618	7,210,742	$0.49

As of December 31, 2024, there were 7,210,742 options outstanding, with a weighted average exercise price of $0.49, a weighted average remaining term of 7.81 years, and an aggregate intrinsic value of $2.3 million. Of these, 3,796,872 were vested, with a weighted average exercise price of $0.40, a weighted average remaining term of 7.35 years and an aggregate intrinsic value of $1.6 million.

The aggregate intrinsic value represents the total pre-tax value (i.e., the difference between the Company’s stock price and the exercise price) of stock options outstanding as of December 31, 2024, which, due to the absence of an active market for the Company’s common stock, is based on an Internal Revenue Code Section 409A valuation of $0.80 per share, which would have been received by the option holders had all their in-the-money options been exercised and sold as of that date. No options have been exercised since the 2021 Plan’s adoption.

During the year ended December 31, 2024, the Company granted 4,344,342 stock options with an exercise price of $0.71 and a term of 10 years. The options vest over a period of 4 years. The Company measures the fair value of all stock-based awards on the grant date and records the fair value of these awards to compensation expense over the vesting period. The fair market value of all stock-based awards as of June 28, 2024, was determined using the Black-Scholes option pricing model which used the following assumptions:

Stock Price	$0.71
Expected dividend yield	0%
Expected stock price volatility	93.87-95.22%
Risk-free interest rate	4.24%
Expected term (years)	4.86-5.75

Total stock-based compensation recognized for options was as follows (in thousands):

	Year Ended
	December 31, 2024	December 31, 2023
Cost of revenue	$12	$2
Research and development	13	11
Selling, general and administrative	861	120
Total stock-based compensation	$886	$133

As of December 31, 2024, the unrecognized stock-based compensation cost related to outstanding stock options that are expected to vest was $1,437,000 which the Company expects to recognize over an estimated weighted average period of 2.54 years.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.	INCOME TAXES

The components of income (loss) before taxes are as follows (in thousands):

	2024	2023
	(in thousands)
Domestic	$(20,570)	$(14,741)
Foreign	(500)	(830)
Income before Income Taxes	$(21,070)	$(15,571)

The provision/(benefit) for income taxes consists of:

	Year Ended December 31,
	2024	2023
	(in thousands)
Current:
Federal	$-	$-
State	(15)	(2)
Foreign	-	-
Total Current	(15)	(2)

Deferred:
Federal	-	-
State	-	-
Total Deferred	-	-

Total provision/(benefit)	$(15)	$(2)

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.	INCOME TAXES (cont.)

Reconciliation of the benefit for income taxes calculated at the statutory rate to our benefit for income taxes is as follows:

	Year Ended December 31,
	2024	2023
	(in thousands)
U.S. federal taxes at statutory rate	$(4,421)	$(3,238)
State Taxes, net of federal benefit	(189)	3
Foreign Rate Differential	(9)	43
Permanent non-deductible items	509	51
Change in fair value of derivative liability	902	-
Debt discount amortization	645	-
Research Tax Credits	(178)	(186)
Change in Valuation Allowance	2,835	3,434
Other	(109)	(107)
Release of FIN 48	-	(2)
Total Provision/(Benefit) for income taxes	(15)	(2)

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2024	2023
	(in thousands)
Deferred Tax Assets:
Net operating loss carry-forwards	$7,440	$5,253
Research and development tax credits	543	365
Capitalized research and development	1,319	872
Accruals and reserves	502	528
Inventory allowance	687	684
Lease liability	242	283
Other	58	36
Total deferred tax assets	10,791	8,021
Valuation allowance	(10,483)	(7,648)
Deferred tax assets net of valuation allowance	308	373
Deferred Tax Liabilities:
Depreciation and amortization	(85)	(123)
Right-of-use asset	(223)	(250)
Total deferred tax liabilities	(308)	(373)
Net deferred tax assets	$-	$-

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.	INCOME TAXES (cont.)

As of December 31, 2024, the Company had federal and state net operating loss carryforwards of approximately $28.6 million and 25.8 million, respectively. Federal net operating loss (“NOL”) carryforwards generated after tax year 2017 are subject to an 80% limitation on taxable income, do not expire and will carryforward indefinitely. State net operating loss carryforwards in the amount of $25.2 million begin expiring in 2031.

In addition, as of December 31, 2024, the Company also had federal research and development tax credit carryforwards of $0.5 million, which may be available to reduce future tax liabilities and expire beginning in 2042.

Utilization of the U.S. federal and state net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, or the Code, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income and tax liabilities.

Realization of deferred tax assets is dependent upon future earnings, if any, the timing, and amount of which are uncertain. Due to the lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. Management believes, based on a variety of factors, it is more likely than not that the deferred income tax assets will not be fully realized. The valuation allowance increased by approximately $2.8 million and $4.2 million during the years ended December 31, 2024 and 2023, respectively.

The Tax Cuts and Jobs Act of 2017, requires taxpayers to capitalize and amortize research and development costs for the tax years beginning after December 31, 2021. For the year ended December 31, 2024, the capitalization and amortization of research and development costs resulted in a $7.1 million reduction of federal and state net operating loss carryforwards before considering tax amortization for said addbacks. In accordance with Section 174 of the Tax Act, the Company will amortize research and development costs for tax purposes over 5 years for costs of research and development performed in the U.S. and over 15 years for costs of research and development performed outside the U.S.

Uncertain Tax Positions

The Company applies the provisions of ASC Topic 740 to account for uncertain income tax positions. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2024	2023
	(in thousands)
Beginning balance	-	2
Additions based on tax positions related to the current year	-	-
Decreases related to prior year’s positions	-	(2)
Ending balance	-	-

It is the Company’s policy to include penalties and interest expense related to income taxes as a component of interest and other income, net, as necessary. As of December 31, 2024, and 2023, there were no accrued interest and penalties related to uncertain tax positions. There are no uncertain tax positions as of December 31, 2024.

The Company is subject to examination by U.S. federal or state tax authorities for all years since the Company’s inception in 2021.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	NET LOSS PER SHARE

Basic and diluted net loss per share are shown in the consolidated statements of operations and comprehensive loss.

No adjustment has been made to the net loss for charges related to the Convertible Notes or Series A-1 Convertible Preferred Stock as the effect would be anti-dilutive due to the Company’s net loss. The following outstanding stock options and shares issuable upon conversion of the Convertible Notes and the Series A-1 Convertible Preferred Stock were not considered in the computation of diluted net loss per share attributable to holders of common stock as they had antidilutive effects for the year ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Common shares issuable upon exercise of common stock options	7,210,742	3,544,945
Common shares issuable upon conversion of Convertible Notes	1,386,344	1,308,771
Shares issuable upon conversion of Series A-1 Preferred Stock	39,618,919	39,618,919
Total common shares excluded from denominator for diluted earnings per share computation	48,216,005	44,472,635

13.	RETIREMENT PLANS

The Company maintains a 401(k) Plan for the benefit of eligible employees in the United States. The 401(k) Plan includes a cash or deferred arrangement pursuant to Section 401(k) of the Internal Revenue Code sponsored by the Company to provide eligible employees an opportunity to defer compensation and have such deferred amounts contributed to the 401(k) Plan on a pre-tax basis, subject to certain limitations. The Company, at the discretion of the Board of Directors, may make contributions of cash to match deferrals of compensation by participants in the 401(k) Plan. To date, the Company has made no matching contributions to the 401(k) Plan.

14.	RELATED PARTY TRANSACTIONS

Versa Capital Management, LLC (“Versa”) shares common ownership with Sindex SSI Financing, LLC (“Sindex”), which owned 100% of the outstanding membership interest of SynCardia prior to the acquisition by PMI. To enable Versa to pay transaction costs on behalf of SynCardia in conjunction with PMI’s acquisition, on September 27, 2021, PMI advanced $100,000 to Versa under an unsecured promissory note (the “Versa Note”) which accrues interest at 8% per annum, compounding annually, repayable within 18 months. The balance receivable under the Versa Note, including accrued interest, was $112,000 and $112,000 as of December 31, 2024 and 2023, respectively. This note receivable has not been collected. The Versa Note is included within the caption “Due from related parties” within current assets.

On June 15, 2023, we borrowed $350,000 from Hunniwell, which was interest-free and was repaid on July 6, 2023.

On June 26, 2023, Richard Fang, former Chief Executive Officer and current director, extended an interest free loan in the amount of $90,000. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

On July 13, 2023, we borrowed $350,000 from Hunniwell, which was interest-free and was repaid on September 7, 2023.

On August 3, 2023, Richard Fang, former Chief Executive Officer and current director, extended an interest free loan in the amount of $350,000. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY TRANSACTIONS (cont.)

On September 25, 2023, we borrowed $300,000 from a limited partner in Hunniwell under a loan agreement which bears 6% interest per annum and matures after two years. The loan shall be automatically converted into a number of shares of our common stock equal to the outstanding balance of the loan, being the principal plus accrued interest, divided by 3.2714, on the maturity date or, if sooner, on the day before we become publicly traded on a stock exchange.

In September 2023, the Company determined that a related party payable of $620,000 to Sindex was no longer owed and recognized the forgiveness of this liability as a contribution to capital.

On October 1, 2023, we borrowed $1.0 million from Fang Family Fund, LLC, an entity affiliated with one of our executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

On October 18, 2023, we borrowed $180,000 from Hunniwell, which was interest free and was repaid on November 16, 2023.

On November 1, 2023, we borrowed $400,000 from Fang Family Fund, LLC, an entity affiliated with one of our executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

On November 14, 2023, we borrowed $1.2 million from Fang Family Fund, LLC, an entity affiliated with one of our executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

On December 20, 2023, we borrowed $1.0 million from Fang Family Fund, LLC, an entity affiliated with one of our executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

On January 11, 2024, the Company borrowed $1.0 million from Fang Family Fund, LLC, an entity affiliated with one of its executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

On February 6, 2024, the Company borrowed $450,000 from Fang Family Fund, LLC, an entity affiliated with one of its executive directors, under an interest-free loan which was repaid on February 8, 2024.

On February 21, 2024, the Company borrowed $450,000 from Fang Family Fund, LLC, an entity affiliated with one of its executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

On March 11, 2024, the Company borrowed $500,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors, under an interest-free loan which was repaid on May 17, 2024.

On March 28, 2024, the Company borrowed $500,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

On April 10, 2024, the Company borrowed $500,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

On April 17, 2024, the Company borrowed $200,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors, under an interest-free loan which was repaid on May 17, 2024.

On June 5, 2024, the Company borrowed $500,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY TRANSACTIONS (cont.)

On June 25, 2024, the Company borrowed $350,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors, under an interest-free loan, repayable after six months or, if sooner, on a date within two months of the loan execution date in on which $1,000,000 in external funding is received. On November 18, 2024, $172,450 of this loan has been repaid.

Effective July 2, 2024, all loans outstanding as of June 20, 2024, from Richard Fang, Fang Family Fund, LLC and Fang Family Fund II, LLC, were consolidated into one loan with a total principal amount of approximately $7.0 million. This loan accrues simple interest at the rate of 6% per annum, and is repayable after six months, unless amended. However, in the event of an initial public offering, while the loan remains outstanding, all principal, together with all unpaid accrued interest, would be automatically converted into common stock of the Company at a 50% discount to the lowest price per share paid by the other purchasers of the equity securities in the initial public offering. The Company evaluated the modification of the notes under ASC 470-50, Debt Modifications and Extinguishments, and determined that the notes were extinguished due to the addition of a substantive conversion option. There was no gain or loss from the debt extinguishment. The Company determined that the conversion feature on the convertible note met the definition of an embedded derivative that was required to be bifurcated recorded the fair value of the derivative liability at issuance of approximately $2.0 million as a debt discount to this convertible note and is amortized to interest expense over the term of the notes. Amortization expense for the year ended December 31, 2024 amounted to $1,970,000. On November 12, 2024, Richard Fang, former Chief Executive Officer and current director, has donated the $7.0 million aggregated convertible note, dated July 2, 2024, and the related accrued interest, to the unrelated not-for-profit organizations, Nexus Science Foundation Inc. (“Nexus”), and Another Dimension Foundation (“Another Dimension”). Under this donation, Nexus and Another Dimension will each receive 50% of the converted value in registered shares. The Nexus and Another Dimension notes are currently past due. The Company is working with the lenders to extend the maturity date of these notes.

On July 9, 2024, the Company borrowed $580,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors, under a loan which bears interest at the LIBOR rate, compounding monthly, repayable after six months or, if sooner, on the date in which $5 million in external funding is received. The Company has amended this loan to reflect the change to SOFR from LIBOR.

On August 7, 2024, the Company borrowed $110,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors, under an interest-free loan, repayable after six months or, if sooner, on the date on which the Company goes public through a successful IPO or receives $5 million in external funding.

On August 20, 2024, the Company borrowed $250,000 from Hunniwell, an entity affiliated with one of its executive directors, under an interest-free loan, repayable upon the Company receiving the same amount of funds or greater within a 30-day period after receiving the subject loan from an external investor that is not a related party or as determined by the Board of Directors. This loan remains outstanding.

On August 21, 2024, the Company borrowed $350,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors, under an interest-free loan, repayable after six months or, if sooner, on a date within in which $5,000,000 in external funding is received or the Company successfully completes an Initial Public Offering (“IPO”).

On September 17, 2024, the Company borrowed $450,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors, under an interest-free loan, repayable after sixty (60) days. If, after the Company does not receive the same amount from an external investor (not related party) during the sixty (60) day period, the Fang Family Fund II, LLC will be entitled to all proceeds from sales until the loan is paid.

On October 1, 2024, the Company borrowed $400,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors, under an interest-free loan, repayable after sixty (60) days. If, after the Company does not receive the same amount from an external investor (not related party) during the sixty (60) day period, the Fang Family Fund II, LLC will be entitled to all proceeds from sales until the loan is paid.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.	RELATED PARTY TRANSACTIONS (cont.)

On October 16, 2024, we borrowed $700,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by us in cash at any time before or after twelve (12) months from the date of the transfer of funds (the “Maturity Date”) at our written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, we may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note.

On October 28, 2024, we borrowed $450,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by us in cash at any time before or after twelve (12) months from the date of the transfer of funds (the “Maturity Date”) at our written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, we may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note.

On November 13, 2024, we borrowed $480,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by us in cash at any time before or after twelve (12) months from the date of the transfer of funds (the “Maturity Date”) at our written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, we may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note.

On November 25, 2024, we borrowed $400,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by us in cash at any time before or after twelve (12) months from the date of the transfer of funds (the “Maturity Date”) at our written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, we may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note.

On December 9, 2024, we borrowed $450,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by us in cash at any time before or after twelve (12) months from the date of the transfer of funds (the “Maturity Date”) at our written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, we may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note.

On December 26, 2024, the Company borrowed $350,000 from Fang Family I, LLC and $2.78 million from Fang Family Fund II, LLC, both entities affiliated with one of its executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of these Notes will be due and payable by the Company in cash at any time before or after twelve (12) months from the date of the transfer of funds (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. Under this note, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note.

PICARD MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.	SUBSEQUENT EVENTS

In connection with the issuance of the consolidated financial statements for the year ended December 31, 2024, the Company has evaluated subsequent events through the date the consolidated financial statements were issued.

Related Party Transactions

On various dates in January and March 2025, the Company borrowed $1.35 million from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by the Company in cash at any time before or after twelve (12) months from the date of the transfer of funds (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. Under these notes, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note.

Convertible Notes Payable

On January 27, 2025, we borrowed $1,000,000 from one investor under the same terms and conditions of the 2024 Convertible Note Purchase Agreement. See also Note 8.

In January 2025, the Company initiated an intention to extend the maturity date to August 22, 2025, for $3.7 million of the 2024 Convertible notes and for $7.0 million of the Nexus and Another Dimension Convertible notes.

16.	EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR’S REPORT

Common Stock Issuance

Between March and April 2025, the Company entered into subscription agreements with certain investors for the sale of 906.987 shares of the Company’s common stock at a price of $1.42 per share for total consideration of $1,285,222.

PICARD MEDICAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$2,813	$96
Accounts receivable	892	513
Inventory, net	6,552	8,115
Due from related parties	271	112
Prepaid expenses and other current assets	1,060	955
Total current assets	11,588	9,791

Property and equipment, net	169	227
Finance lease right-of-use assets, net	144	177
Operating lease right-of-use assets, net	474	700
Intangible assets, net	531	596
Goodwill	615	615
Total assets	$13,521	$12,106

Liabilities, Temporary Equity, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,120	$5,293
Current portion of finance lease liability	64	63
Current portion of operating lease liability	372	371
Loans from related parties	-	5,148
Convertible notes payable, net	-	14,828
Derivative liability	-	6,759
Accrued interest	-	761
Other accrued liabilities	1,817	2,102
Total current liabilities	5,373	35,325

Finance lease liability, net of current portion	44	96
Operating lease liability, net of current portion	136	421
Total liabilities	5,553	35,842

Commitments and contingencies (Note 7)

Temporary equity:
Preferred stock, $0.0001 par value; 30,000,000 shares authorized; 0 and 18,406,857 Series A-1 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively; liquidation value $0 and $25,405 as of September 30, 2025 and December 31, 2024, respectively	-	20,265

Stockholders’ deficit:
Common stock, $0.0001 par value; 150,000,000 shares authorized; 73,701,176 and 9,286,235 shares issued as of September 30, 2025 and December 31, 2024, respectively of which 73,701,176 and 7,943,585 are outstanding as of September 30, 2025 and December 31, 2024, respectively	7	1
Additional paid-in capital	80,283	5,561
Accumulated other comprehensive income	230	278
Accumulated deficit	(72,552)	(49,841)
Stockholders’ equity (deficit)	7,968	(44,001)
Total liabilities, temporary equity, and stockholders’ equity (deficit)	$13,521	$12,106

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PICARD MEDICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	For the		For the
	Three Months ended		Nine Months ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2025	2024	2025	2024
Revenues, net:
Products	$1,115	$881	$3,859	$3,498
Rentals	72	-	72	57
Total revenues	1,187	881	3,931	3,555

Cost of revenues:
Products	880	1,077	2,999	2,374
Rentals	437	477	1,547	1,429
Total cost of revenues	1,317	1,554	4,546	3,803

Gross loss	(130)	(673)	(615)	(248)

Operating expenses:
Research and development	951	961	2,502	2,591
Selling, general and administrative	2,406	2,810	7,137	7,301
Total operating expenses	3,357	3,771	9,639	9,892

Operating loss	(3,487)	(4,444)	(10,254)	(10,140)

Other expense:
Interest expense	(2,404)	(1,382)	(5,386)	(1,636)
Derivative loss	(4,535)	(380)	(7,040)	(441)
Total other expense, net	(6,939)	(1,762)	(12,426)	(2,077)

Loss before income taxes	(10,426)	(6,206)	(22,680)	(12,217)

Provision for income taxes	-	-	(31)	-

Net loss	(10,426)	(6,206)	(22,711)	(12,217)

Undeclared Series A-1 preferred dividends	-	(683)	-	(2,011)

Net loss attributable to common stockholders	$(10,426)	$(6,889)	$(22,711)	$(14,228)

Net loss per share—basic and diluted	$(0.19)	$(0.87)	$(0.96)	$(1.79)

Weighted average common shares outstanding—basic and diluted	54,452,140	7,943,585	23,744,640	7,943,585

Comprehensive Loss:
Net loss	$(10,426)	$(6,206)	$(22,711)	$(12,217)
Foreign currency translation adjustments, net of tax	(32)	8	(48)	(24)
Comprehensive loss	$(10,458)	$(6,198)	$(22,759)	$(12,241)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PICARD MEDICAL, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN TEMPORARY EQUITY
AND STOCKHOLDERS’ DEFICIT
(In thousands, except share amounts)

							Accumulated
	Series A-1				Additional		Other
	Preferred Stock		Common Stock		Paid-In	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Total
Balances as of December 31, 2024	18,406,857	$20,265	9,286,235	$1	$5,561	$(49,841)	$278	$(44,001)

Common Stock issuance	-	-	352,852	-	500	-	-	500

Stock-based compensation	-	-	-	-	141	-	-	141

Net loss	-	-	-	-	-	(5,561)	-	(5,561)

Translation adjustment	-	-	-	-	-	-	(1)	(1)

Balances as of March 31, 2025	18,406,857	$20,265	9,639,087	$1	$6,202	$(55,402)	$277	$(48,922)

Common Stock issuance	-	-	695,276	-	985	-	-	985

Stock-based compensation	-	-	-	-	183	-	-	183

Net loss	-	-	-	-	-	(6,724)	-	(6,724)

Translation adjustment	-	-	-	-	-	-	(15)	(15)

Balances as of June 30, 2025	18,406,857	$20,265	10,334,363	$1	$7,370	$(62,126)	$262	$(54,493)

Common Stock issuance - IPO	-	-	4,887,500	-	15,209	-	-	15,209

Common Stock issuance - Pre-IPO Subscriptions	-	-	568,184	-	750	-	-	750

Common Stock cancellation	-	-	(1,342,650)	-	-	-	-	-

Common Stock issuance for conversion of Convertible Notes	-	-	19,634,860	2	36,489	-	-	36,491

Preferred Stock Conversion to Common Stock	(18,406,857)	(20,265)	39,618,919	4	20,261	-	-	20,265

Stock-based compensation	-	-	-	-	204	-	-	204

Net loss	-	-	-	-	-	(10,426)	-	(10,426)

Translation adjustment	-	-	-	-	-	-	(32)	(32)

Balances as of September 30, 2025	-	$-	73,701,176	$7	$80,283	$(72,552)	$230	$7,968

							Accumulated
	Series A-1				Additional		Other
	Preferred Stock		Common Stock		Paid-In	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Total
Balances as of December 31, 2023	18,406,857	$20,265	7,943,585	$1	$4,675	$(28,786)	$293	$(23,817)

Stock-based compensation	-	-	-	-	31	-	-	31

Net loss	-	-	-	-	-	(1,954)	-	(1,954)

Translation adjustment	-	-	-	-	-	-	(27)	(27)

Balances as of March 31, 2024	18,406,857	$20,265	7,943,585	$1	$4,706	$(30,740)	$266	$(25,767)

Stock-based compensation	-	-	-	-	194	-	-	194

Net loss	-	-	-	-	-	(4,057)	-	(4,057)

Translation adjustment	-	-	-	-	-	-	(5)	(5)

Balances as of June 30, 2024	18,406,857	$20,265	7,943,585	$1	$4,900	$(34,797)	$261	$(29,635)

Stock-based compensation	-	-	-	-	435	-	-	435

Stock-based compensation - Unicorn	-	-	1,342,650	-	-	-	-	-

Net loss	-	-	-	-	-	(6,206)	-	(6,206)

Translation adjustment	-	-	-	-	-	-	8	8

Balances as of September 30, 2024	18,406,857	$20,265	9,286,235	$1	$5,335	$(41,003)	$269	$(35,398)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PICARD MEDICAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the
	Nine Months ended
	September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(22,711)	$(12,217)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	123	184
Amortization of right of use asset	259	233
Amortization of discount on debt issued	4,524	1,218
Derivative loss	7,040	441
Provision for excess and obsolete inventory	643	563
Stock-based compensation	528	660
Changes in operating assets and liabilities:
Accounts receivable	(379)	114
Inventory	921	(1,596)
Prepaid expenses and other assets	(105)	(311)
Accounts payable	(2,173)	2,012
Accrued expenses and other liabilities	318	198
Operating lease obligation	(284)	(221)
Net cash used in operating activities	(11,296)	(8,722)

Cash flows from investing activities:
Net cash used in investing activities	-	-

Cash flows from financing activities:
Proceeds from loans from related parties	2,908	5,996
Repayments of loans from related parties	(8,214)	(1,150)
Issuance of convertible notes	2,000	3,700
Payments of convertible notes	(25)	-
Proceeds from issuance of Common Stock	15,209	-
Proceeds from subscription of Common Stock	2,235	-
Repayment of finance lease obligations	(52)	(38)
Net cash provided by financing activities	14,061	8,508

Effect of exchange rate changes on cash and cash equivalents	(48)	(24)

Net increase (decrease) in cash and cash equivalents	2,717	(238)
Cash and cash equivalents at beginning of the period	96	244
Cash and cash equivalents at end of the period	$2,813	$6

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$17	$-
Cash paid for interest	$254	$-

Non-cash financing activities:
Derivative liability recognized on issuance of convertible notes	$4,447	$2,468
Property and equipment acquired under finance leases	$-	$203
Interest added to principal on convertible note	$-	$56
Preferred stock conversion to common stock	$20,265	$-
Conversion of convertible note and accrued interest to common stock	$18,245	$-
Derecognition of derivative liability upon conversion of the convertible notes	$18,246	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PICARD MEDICAL, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND MANAGEMENT’S PLAN

Description of Business

Picard Systems, Inc. was originally incorporated in the state of Delaware on April 8, 2021, for the purpose of investing in and acquiring medical device companies, including SynCardia Systems, LLC (“SynCardia”) and its fully consolidated subsidiary SynCardia Systems Europe, GmbH (“SynCardia GmbH”). On September 27, 2021, Picard Systems, Inc. acquired all of the authorized and outstanding membership units of SynCardia and it changed its name to Picard Medical, Inc. (“PMI”, or collectively, the “Company”).

The Company is engaged in the business of designing, manufacturing, production, supply, marketing, and sale of medical device products, including the SynCardia total artificial heart for patients (“SynCardia TAH”). The SynCardia TAH is an implantable system designed to assume the full function of a failed human heart in patients suffering from advanced heart failure. SynCardia has one operating subsidiary, SynCardia GmbH, which was formed to facilitate the sale and distribution of SynCardia’s products throughout Europe.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to interim financial statements. These consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2024, and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The December 31, 2024, condensed consolidated balance sheet was derived from the Company’s audited financial statements. These unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s condensed consolidated financial position as of September 30, 2025, and its results of operations, changes in temporary equity and stockholders’ equity (deficit) and cash flows for the nine months ended September 30, 2025 and 2024. The results of operations for the nine months ended September 30, 2025, are not necessarily indicative of the results to be expected for the year ending December 31, 2025, or for any other future annual or interim period.

The consolidated financial statements include the financial statements of PMI and its subsidiaries. All intercompany transactions and account balances between PMI and its subsidiaries have been eliminated in consolidation.

On July 3, 2025, the Company completed a 1 for 2.2 forward stock split of the Company’s common stock and on July 11, 2025, the Company completed a 1.0221 for 1 reverse stock split of the Company’s common stock, resulting in an overall forward stock split of 1 for 2.1524. All share and per share amounts in the financial statements have been retrospectively adjusted for all periods presented to reflect the stock split. The Company’s authorized common stock has also been increased from 45,000,000 to 150,000,000 as a result of the stock split.

Going Concern, Liquidity and Management’s Plans

The Company has evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern for at least twelve months from the date of this report, and the near term thereafter. The Company has incurred operating losses and negative cash flows from operations for the nine months ended September 30, 2025, and SynCardia has a history of operating losses dating back to its inception. The Company expects that operating losses and negative cash flows from operations will continue into the foreseeable future, and the Company will need to raise additional debt and/or equity financing to fund operations until it generates positive cash flows from operations.

1.	DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND MANAGEMENT’S PLAN (cont.)

To date, the Company’s available liquidity and operations have been financed primarily through the issuance of common stock, preferred stock, and debt. For the year ended December 31, 2024, the Company raised $11.8 million, net of repayments from the issuance of debt. For the nine months ended September 30, 2025, the Company raised $3.7 million, net of repayments, from the issuance of debt and $17.4 million of net proceeds from the issuance of common stock. In order to proceed with the Company’s business plan, the Company will need to raise additional funds through the issuance of additional debt, equity, or other commercial arrangements, which may not be available to the Company when needed or on terms that the Company deems to be favorable. To the extent the Company raises additional capital through the sale of equity, the ownership interest of its current shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common shareholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures, or declaring dividends. If the Company is unable to obtain sufficient financial resources, its business, financial condition, and results of operations may be materially and adversely affected. The Company may be required to delay, limit, reduce or terminate parts of its strategic business plan or future commercialization efforts. There can be no assurance the Company will be able to obtain financing on acceptable terms. Therefore, based on the Company’s current financial condition and expected future cash flows, there is substantial doubt about the Company’s ability to continue as a going concern for at least twelve months from the date of these financial statements issued. The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities and reported expenses that may be necessary if the Company is unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. These estimates are based on information available through the date of the issuance of the financial statements and actual results and outcomes could differ from these estimates and assumptions. Areas requiring significant estimates and assumptions by the Company include, but are not limited to:

●	Provisions for income taxes and related valuation allowances and tax uncertainties;

●	Recoverability of long-lived assets and their related estimated useful lives;

●	Accruals for estimated liabilities;

●	Valuation of inventory;

●	Valuation of leased assets;

●	Valuation of stock-based compensation;

●	Valuation of embedded derivative liability; and

●	Valuation of common and preferred stock.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Foreign Currency Translation

The functional currency of the Company’s subsidiaries in Germany and Australia is their respective local currency. Assets and liabilities are translated into U.S. dollars, the reporting currency, at the exchange rate on the balance sheet date. Revenues and expenses are translated into U.S. dollars at the average rates of exchange prevailing during each reporting period. Foreign currency translation adjustments resulting from this process are reported as an element of other comprehensive income (loss), net of income taxes, on the consolidated statements of operations and comprehensive loss. Transactions executed in different currencies are translated at spot rates and resulting foreign exchange transaction gains and losses are charged to income.

Cash and Cash Equivalents

The Company considers all highly liquid debt investments with a remaining maturity of 90 days or less when purchased to be cash and cash equivalents. The Company places its cash in commercial banks. Accounts in the United States are secured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. From time to time, the Company’s total deposits at commercial banks exceed the balances insured. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk in this area.

Financial Instruments and Concentrations of Credit and Business Risk

Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents and accounts receivable.

Fair Value of Financial Instruments

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Financial instruments include cash and cash equivalents, accounts receivable, notes receivable, accounts payable, notes payable, derivative liabilities and accrued liabilities.

Fair Value Measurements

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with inputs used to measure their fair values. The accounting guidance also establishes a three-level valuation hierarchy that prioritizes the inputs to valuation techniques used to measure fair value based upon whether such inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the reporting entity.

The three-level hierarchy for the inputs to valuation techniques is briefly summarized as follows:

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 — Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 — Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Embedded Derivatives

The Company reviews the terms of debt and equity financing transactions to identify whether there are any embedded derivatives that require separation from the related host financial instrument. Any such derivatives are presented at fair value in the consolidated balance sheets, with changes in fair value recorded in other income and (expense) in the consolidated statements of operations and comprehensive loss. The Company separates an embedded provision in a debt or equity contract in which (i) the economic characteristics and risks of the embedded provision are not clearly and closely related to the economic characteristics and risks of the host instrument, (ii) the host instrument itself is not carried at fair value in the consolidated balance sheets, and (iii) the embedded provision would meet the definition of a derivative financial instrument. The Company has identified embedded derivatives that require bifurcation from its host instrument, namely the Convertible Notes (see also Notes 3 and 8).

Accounts Receivable and Allowance for Credit Losses

The Company’s accounts receivable represent amounts considered to be collectible that are owed by its customers. Credit is extended based on evaluation of customers’ financial condition and, generally, collateral is not required. An allowance for credit losses is maintained for estimated losses resulting from the inability of customers to pay. All accounts receivable are reviewed on an account-by-account basis to assess collectability. After exhausting all collection efforts on past due accounts, an account is written off against the allowance for credit losses. Any collections on accounts previously written off are recorded as income in the period of collection. The Company has not recorded an allowance against its receivables based on management’s estimate that the balances recorded in all periods presented are fully collectible.

Inventory, net

Inventory is stated at the lower of cost, determined using the first in, first out basis, or net realizable value. Inventory consists primarily of raw material components used in the manufacturing of SynCardia TAHs and related equipment as well as work-in-process inventory related primarily to SynCardia TAHs. Finished goods consist primarily of SynCardia TAHs and related equipment located at medical centers trained and certified in the implantation of the SynCardia TAH and appropriate patient aftercare (“Centers”). Work-in-process and finished goods include the cost of all direct material, labor, and overhead costs. Inventory write-downs are recorded based on excess and obsolete exposures, determined primarily by future demand forecasts. These write-downs are measured as the difference between the cost of the inventory and net realizable value based upon assumptions about future demand and charged to the provision for inventory, which is a component of cost of sales. In addition, a liability is recorded for firm, noncancelable, and unconditional purchase commitments with contract manufacturers and suppliers for quantities that exceed forecasts of future demand. As of September 30, 2025, the Company had no unconditional and noncancelable purchase commitments.

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation. Improvements, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Depreciation begins at the time the asset is placed in service. Upon sale or retirement of assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses in the period realized.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The useful lives of the property and equipment are as follows:

TAH-Driver equipment (years)	3 – 5
Laboratory equipment (years)	2 – 10
Office and computer equipment (years)	5
Leasehold improvements	Shorter of remaining lease term or estimated useful life

Intangible Assets, net

Intangible assets comprise developed technology and trade name. Intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over useful lives of twelve years for developed technology and five years for trade name.

Goodwill

Goodwill is subject to an annual impairment test, or earlier if indicators of potential impairment exist. The annual impairment test is performed as of December 31 of each year. The Company has the option to perform a qualitative assessment by examining relevant events and circumstances which could have a negative impact on goodwill, including macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, and other relevant events specific to the Company. If, after assessing the totality of events or circumstances described above, the Company determines that it is more likely than not that a reporting unit’s fair value is less than its carrying value, the Company will perform a quantitative impairment test. Upon performing the quantitative impairment test, if the fair value of the reporting unit is less than its carrying amount, goodwill is impaired and the excess of the reporting unit’s carrying value over the fair value is recognized as an impairment loss; however, the loss recognized would not exceed the total amount of goodwill allocated to that reporting unit. For the purpose of completing its impairment test, the Company performs either a qualitative or a quantitative analysis on a reporting unit basis. All of the goodwill is expected to be deductible for income tax purposes.

Quantitative impairment tests consider both the income approach and the market approach to estimate a reporting unit’s fair value. The income and market valuation approaches consider a number of factors that include, but are not limited to, prospective financial information, growth rates, residual values, discount rates and comparable multiples from publicly traded companies in the Company’s industry and require it to make certain assumptions and estimates regarding industry economic factors and the future profitability of the business. As of September 30, 2025 and December 31, 2024, the Company has assessed no impairment of goodwill.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, primarily property and equipment, right-of-use lease assets, developed technology and trade name, for impairment on an annual basis, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When the Company determines that it is probable that undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value. Assets to be disposed of by sale, if any, are reported at the lower of the carrying amount or fair value less cost to sell. As of September 30, 2025 and December 31, 2024, the Company has assessed no impairment of its long-lived assets.

Revenue Recognition

The Company generates revenue from the sale of its SynCardia TAH, rental of Freedom drivers, and from training and certification services, which are required before the first time a transplant center may purchase a SynCardia TAH. Revenue includes sales and services to Centers located in the United States as well as Centers domiciled in foreign countries.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes revenue when it transfers control of promised goods or services to its customers, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition, the Company performs the following five steps:

(i)	identification of the promised goods or services in the contract;

(ii)	determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract;

(iii)	measurement of the transaction price, including the constraint on variable consideration;

(iv)	allocation of the transaction price to the performance obligations based on estimated selling prices; and

(v)

recognition of revenue when (or as) the Company satisfies each performance obligation. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account.

Product Revenues

The Company recognizes revenue when performance obligations identified under the terms of contracts with its customers are satisfied, which generally occurs, for SynCardia TAH kits, upon the transfer of control in accordance with the contractual terms and conditions of the sale. The majority of the Company’s revenue associated with SynCardia TAH kits are recognized at a point in time when the SynCardia TAH kit is shipped to the customer. The Company only offers assurance-type standard warranties that do not represent separate performance obligations. The Company records amounts billed to customers for reimbursement of shipping and handling costs within revenue. Shipping and handling costs associated with outbound freight after control over a SynCardia TAH kit has transferred to a customer are accounted for as fulfillment costs and are included in cost of revenues. Sales taxes and other usage-based taxes are excluded from revenue. The Company gives certain discounts to product distributors based on a contracted amount on the sale of its products. Discounts applied to invoices are not associated with future purchases and solely relate to the product invoiced. As a result, the invoice and transaction price are recorded net of any discounts. The amount of consideration to which the entity will be entitled in exchange for transferring the promised goods or services to a customer is estimated using the expected value method. Product revenue is billed at the point of sale upon shipment and typically collected within 30 days.

Rental Revenues

Rental revenues primarily consist of rental fees charged to customers who rent the Company’s driver. Rental revenue is earned over the period of usage which begins when a patient is discharged from a hospital and is recognized when it becomes likely that we will receive payment. Rental revenue is billed at month end and typically collected within 30 days.

Professional Services Revenues

Professional services revenues primarily consist of training and certification services. The Company’s professional services revenue is recognized when the services are performed. Professional services revenue is billed upon completion of services and typically collected within 30 days.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contracts with Multiple Performance Obligations

From time to time, the Company has contracts with customers that contain multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately if they are distinct. The Company accounts for individual goods and services separately if they are distinct performance obligations, which often requires significant judgment based upon knowledge of the products and/or services, the solution provided and the structure of the sales contract. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis for those performance obligations with stable observable prices. The Company determines the standalone selling prices based on its overall pricing objectives, taking into consideration market conditions and other factors, including the value of the contracts, pricing when certain services are sold on a standalone basis, the products sold, customer demographics, geographic locations, and the volume of services purchased. As of September 30, 2025 and December 31, 2024, there were no unsatisfied performance obligations associated with its customer contracts.

Returns

The Company does not offer rights of return for its products and services in the normal course of business.

Contract Balances

The Company’s contract liabilities, if any, consist of advance payments for systems as well as deferred revenue on service obligations (see Note 5). As of September 30, 2025 and December 31, 2024, there was no amount of deferred revenue recorded on the Company’s consolidated balance sheets, respectively.

Practical Expedients

The Company applies a practical expedient to expense costs as incurred for costs to obtain a contract when the amortization period would have been one year or less. These costs are recorded within selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Payment Terms

Payment terms vary by customer but typically provide for the customer to pay within 30 days. Therefore, customer payment terms are for 12 months or less and do not include significant financing components. The Company performs credit evaluations of customers and evaluates the need for allowances for potential credit losses based on historical experience, as well as current and expected general economic conditions.

Cost of revenues

Cost of revenues includes product costs, labor, overhead, inbound freight, and other product-related costs including maintenance costs, excess inventory, and obsolescence charges.

Shipping and Handling Fees and Costs

The Company includes shipping and handling fees billed to customers as part of net sales and shipping and handling costs associated with the outbound freight are included in cost of sales.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Research and Development Costs

Included in research and development costs are wages, stock-based compensation and benefits of employees performing research and development, and other operational costs related to the Company’s research and development activities, including facility-related expenses, allocation of corporate costs, and external costs of outside contractors.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss), and foreign currency translation adjustments, net of tax, which are recorded within other comprehensive income (loss).

Income Taxes

The Company calculates its provision for income tax on the basis of the tax laws enacted at the balance sheet date. The Company uses an asset and liability approach for financial accounting and reporting for income taxes that allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Management makes an assessment of the likelihood that the resulting deferred tax assets will be realized. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. The Company records unrecognized tax benefits, where appropriate, for all uncertain income tax positions. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. Due to the Company’s historical operating performance and net losses, the net deferred tax assets have been fully offset by a valuation allowance.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, without consideration of potential common shares.

Diluted net loss per share is calculated by dividing net loss available to common stockholders by the weighted average number of common shares outstanding plus common share equivalents from conversion of dilutive stock options using the treasury method and Series A-1 Preferred Stock and Convertible Notes using the as-converted method, except when antidilutive. In the event of a net loss, the effects of all potentially dilutive shares are excluded from the diluted net loss per share calculation as their inclusion would be antidilutive.

Stock-Based Compensation

The Company measures the fair value of all stock-based awards, including stock options, on the grant date and records the fair value of these awards to compensation expense over the service period. The Company has elected to account for forfeitures as they occur. The fair value of stock option awards is estimated using the Black-Scholes valuation model, which considers several variables and assumptions in estimating the fair value of stock-based awards. These assumptions include:

●	per share fair value of the underlying common stock;

●	risk-free interest rate;

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

●	expected term;

●	expected stock price volatility over the expected term; and

●	expected annual dividend yield.

The Company calculates the expected term using the simplified method, or the arithmetic average of the original contractual term and the average vesting term, for “plain vanilla” stock option awards. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Company’s common stock is not publicly traded; therefore, it uses the weighted average of the historic volatilities of the stock price of similar publicly traded peer companies, with extra weighting attached to those companies most similar in terms of size, financial leverage, and business activity. The Company utilizes a dividend yield of zero, as it has no history or plan of declaring dividends on its common stock.

Leases

The Company records operating leases as right-of-use assets and operating lease liabilities in its consolidated balance sheets for all operating leases with terms exceeding one year. Right-of-use assets represent the right to use an underlying asset for the lease term, including extension options considered reasonably certain to be exercised, and operating lease liabilities represent obligations to make lease payments. Right-of-use assets and operating lease liabilities are recognized based on the present value of lease payments over the lease term. To the extent that lease agreements do not provide an implicit rate, the Company uses its incremental borrowing rate based on information available at the lease commencement date to determine the present value of lease payments. The expense for operating lease payments is recognized on a straight-line basis over the lease term and is included in operating expenses in the Company’s consolidated statement of operations. The Company has elected to not separate lease and non-lease components of its operating leases.

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) who is the Company’s chief executive officer, chief financial officer, and chief operating officer, in deciding how to allocate resources and assess the Company’s financial and operational performance. The CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated and aggregated basis. Accordingly, the Company has determined that it operates in one operating and reportable segment.

The Company internally reports the following segment financial information, on a consolidated basis, to its CODM: revenue by product and rentals, cost of revenues by product and rentals, and gross profit. Gross profit is the measure of segment profitability used by the CODM to assess performance and allocate resources and is presented on the consolidated statements of operations and comprehensive loss. The CODM also reviews the disaggregation of revenue by geography that is presented in Note 5. There are no segment operating expenses that require disclosure other than the expense categories presented on the consolidated statements of operations and comprehensive loss. The measure of segment assets is reported on the consolidated balance sheets as total assets.

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income taxes (Topic 740), Improvement to income tax disclosures, which enhances the disclosures required for income taxes in the Company’s annual financial statements. This standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company has adopted this pronouncement on January 1, 2025, with no material impact on the Company’s financial statements.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE), which applies to all public business entities. This standard is effective for annual reporting periods beginning after December 15, 2026, with early adoption permitted. The Company expects to adopt this standard for the period beginning after December 15, 2026.

The Company has reviewed all newly issued accounting pronouncements and concluded that they either are not applicable to the Company’s operations, or no material effect is expected on its consolidated financial statements as a result of future adoption.

3.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following tables present information about the Company’s financial liabilities that are measured at fair value on a recurring basis and the fair value hierarchy of the valuation as of September 30, 2025 and December 31, 2024.

Fair Value Measurements at September 30, 2025
(in thousands)
Quoted
Prices in
		Active Markets	Significant	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Category Class	Total	(Level 1)	(Level 2)	(Level 3)
Derivative Liability	$-	$-	$-	$-
Total	$-	$-	$-	$-

	Fair Value Measurements at December 31, 2024
	(in thousands)
		Quoted
		Prices in
		Active Markets	Significant	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Category Class	Total	(Level 1)	(Level 2)	(Level 3)
Derivative Liability	$6,759	$-	$-	$6,759
Total	$6,759	$-	$-	$6,759

3.	FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

The derivative liabilities relate to the embedded redemption features in connection with the convertible promissory notes. The fair value of the embedded redemption features at issuance of the convertible promissory notes and each reporting period was estimated based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. The Company used a scenario-based model (“SBM”) and a discounted cash flow method to incorporate estimates and assumptions concerning its prospects and market indications into a model to estimate the value of the derivative liability. An SBM considers a range of various potential scenario outcomes assumed to occur with associated probabilities. Cash flow outcomes are then discounted to present value to estimate fair value. The most significant estimates and assumptions used as inputs in the SBM valuation technique impacting the fair value of the embedded redemption features are the timing and probability of a successful financing or initial public offering (“IPO”), maturity, qualified financing or change of control scenario outcomes. The calculated payments due to the holders of the convertible promissory notes were calculated with and without the embedded redemption feature and discounted to present value. The discounted cash flows were calculated using a discount rate at the issuance dates and at the reporting date, based on an assessment of the Company’s credit position and market yields of companies with similar credit risk at the date of each valuation.

The significant unobservable inputs that are included in the valuation of the derivative liabilities at issuance are as follows:

Input Range
Significant Unobservable Inputs:
Discount rate	18.7%-25.0%
Expected term (in years)	0.1-0.06
Probability scenarios:
Successful financing/IPO	27.6%-98%
Maturity	0%-20%
Qualified Financing	0%-3.4%
Change of Control	0%-3.4%

On September 2, 2025 the Company successfully completed its IPO. On September 2, 2025, $4.135 million of the 2023 Convertible Notes plus $0.54 million of accrued interest were converted to a total 5,029,463 common shares, $5.7 million of the 2024 Convertible Notes plus $0.34 million of accrued interest were converted to a total 6,496,363 common shares, the $3.523 million of the Nexus loan, plus $0.24 million of accrued interest was converted to 4,054,517 common shares, and $3.523 million of the Another Dimension loan, plus $0.24 million of accrued interest was converted to 4,054,517 common shares. For all convertible loans, the balance of the derivative liability was reclassed to Additional Paid In Capital and the remaining unamortized debt discount was recorded as interest expense. The following table provides a rollforward of the aggregate fair values of the derivative liabilities for the nine months ended September 30, 2025 (in thousands):

Embedded
Derivative
Balance as of December 31, 2024	$6,759
Initial fair value of derivative liabilities at issuance	4,447
Change in fair value	7,040
Extinguishment of derivative liability	(18,246)
Balance as of September 30, 2025	$-

The Company has certain non-financial assets, primarily intangible assets, and goodwill, which are measured at fair value on a nonrecurring basis and are adjusted to fair value only to the extent that an impairment charge is recognized. The Company estimates the fair value of these assets using primarily unobservable inputs; therefore, these are considered Level 3 fair value measurements.

4.	CERTAIN BALANCE SHEET COMPONENTS

(a)	Inventory, Net

Inventory, net of provisions for potentially excess, obsolete, or impaired goods, consists of the following (in thousands):

	September 30,	December 31,
	2025	2024
Raw materials	$5,924	$6,319
Work in process	2,280	2,764
Finished goods	1,402	1,443
	$9,606	$10,526

Allowance for excess and obsolete inventory	(3,054)	(2,411)
Inventory, net	$6,552	$8,115

(b)	Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	September 30,	December 31,
	2025	2024
Equipment	$643	$643
Furniture and fixtures	6	6
Leasehold improvements	101	101
Total cost	750	750

Less: accumulated depreciation	(581)	(523)
Property and equipment, net	$169	$227

Depreciation expense was $58,000, of which $16,000 was included in cost of goods sold, and $119,000, of which $13,000 was included in cost of goods sold, for the nine months ended September 30, 2025, and 2024, respectively.

(c)	Intangible Assets, Net

Intangible assets consist of the following (in thousands):

	As of September 30, 2025
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Value
Developed Technology	$760	$(254)	$506
Trade Name	120	(95)	25
Total	$880	$(349)	$531

	As of December 31, 2024
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Value
Developed Technology	$760	$(206)	$554
Trade Name	120	(78)	42
Total	$880	$(284)	$596

4.	CERTAIN BALANCE SHEET COMPONENTS (cont.)

Amortization expense for the nine months ended September 30, 2025 and 2024 was $65,000, of which $48,000 was included in cost of goods sold for each period.

As of September 30, 2025, developed technology and trade name had remaining lives of 8.0 and 1.0 years, respectively. The estimated future amortization expense for the next five years and thereafter is as follows (in thousands):

September 30,
2025
2025 (three months remaining)	$22
2026	82
2027	64
2028	63
2029	63
Thereafter	237
Total	$531

(d)	Other Accrued Liabilities

Other accrued liabilities consist of the following (in thousands):

	September 30,	December 31,
	2025	2024
Accrued compensation	$1,077	$941
Accrued clinical and manufacturing expenses	685	617
Accrued professional and consulting services	49	51
Other liabilities, current portion	6	493
Total other accrued liabilities, current portion	1,817	2,102
Other liabilities, noncurrent portion	-	-
Total current and noncurrent other accrued liabilities	$1,817	$2,102

Accrued compensation includes sales commissions, payroll, employee paid time off and employee and executive officer bonuses. Accrued clinical and manufacturing expenses represent royalties payable under a ten-year worldwide licensing agreement related to intellectual property covering the design and production of valves used in the SynCardia TAH and service costs on drivers returned, mostly from customers outside the U.S. The sums due to the vendor are secured by the license agreement, which is expired. Accrued professional and consulting services represent payables related to legal, accounting, and valuation services provided in preparation of the Company’s period end reporting. At the end of 2023, the Company’s management made the decision to terminate its sales and distribution agreement with State of the Art Medical Products, Inc. In connection with the termination of the agreement, the Company agreed to pay a termination penalty of $505,085, payable at $21,045 per month over a period of 24 months and a refund of $415,000 for returned inventory payable on May 1, 2025. Any payments not paid on the due dates are subject to a monthly interest of 1%. On September 30, 2025 $500,000 of the termination penalty has been paid. As of September 30, 2025, and December 31, 2024, the termination penalty of $5,000 and $505,000, respectively, has been included in other accrued liabilities. As of September 30, 2025 and December 31, 2024, $72,000 and $16,000 of interest for the termination penalty has been included in accounts payable. As of September 30, 2025, the returned inventory of $415,000 is included in accounts payable.

5.	REVENUE

Disaggregation of Revenue

The Company believes that the nature, amount, timing and uncertainty of its revenue and cash flows and how they are affected by economic factors are most appropriately depicted by (i) geographic region, based on the shipping location of the customer, and (ii) type of product or service provided.

Total revenue based on the disaggregation criteria described above is as follows (dollars in thousands):

	Nine Months Ended September 30,
	2025		2024
		% of		% of
	Revenue	revenue	Revenue	revenue
Revenue by geographic area
United States	$3,522	90%	$2,657	75%
Europe	409	10%	763	21%
Rest of the world	-	0%	135	4%
Total	$3,931	100%	$3,555	100%

Revenue by type
Products	$3,859	98%	$3,498	98%
Rentals	72	2%	57	2%
Total	$3,931	100%	$3,555	100%

Revenue from products includes related services, which represented less than 10% of product revenue for both periods. In the nine months ended September 30, 2025, sales included $485,000 or 12% of total revenue to Serbia and $3.5 million or 90% of total revenue to the United States. In the nine months ended September 30, 2024, sales included $494,000 or 14% of total revenue to Serbia. Customer concentrations are recorded in Note 6.

Contract assets. There were no contract assets, representing unbilled receivables where revenue has been recognized in advance of customer billings, as of September 30, 2025 and December 31, 2024.

Remaining Performance Obligations. Remaining Performance Obligations (“RPO”) comprise deferred revenue plus unbilled contract revenue. As of September 30, 2025 and December 31, 2024, there was no RPO.

6.	CONCENTRATIONS

Customers accounting for more than 10% of revenue in any of the periods presented are summarized as follows (in thousands, except percentages):

	Nine Months Ended September 30,
	2025		2024
Customer A	$1,944	49%	$1,796	51%
Customer C	$546	14%	$5	0%
Customer E	$485	12%	$494	14%

As of September 30, 2025, Customer A accounted for $357,000 or 40%, Customer E accounted for $174,000 or 20%, Customer F accounted for $179,000 or 20%, and Customer D accounted for $182,000 or 20% of the accounts receivable balance.

6.	CONCENTRATIONS (cont.)

As of December 31, 2024, Customer B accounted for $249,000 or 48% and Customer D accounted for $173,000 or 34% of the accounts receivable balance.

Concentrations of revenues derived from foreign countries are disclosed in Note 5.

Long-lived assets by geographic areas as of September 30, 2025 and December 31, 2024, are as follows (in thousands):

	September 30,	December 31,
	2025	2024
United States	$157	$213
Foreign, principally in Europe	12	14
Property and equipment, net	$169	$227

7.	COMMITMENTS AND CONTINGENCIES

(a)	Leases

The Company has obtained the right of use for office and manufacturing facilities under an operating lease agreement with an initial term exceeding one year and has one operating lease agreement for office equipment with an initial term exceeding one year, and two with initial terms of less than one year. At the end of March 2024, the Company established a new financing lease for office equipment for longer than one year. Right-of-use assets acquired under this finance lease at the time of acquisition were $177 thousand. The weighted average discount rate was 6.27% and the weighted average remaining term of this lease at September 30, 2025 was 1.5 years. In April 2024, the Company established a new financing lease for office equipment for longer than one year. Right-of-use asset acquired under this finance lease at the time of acquisition was $26 thousand. The weighted average discount rate was 10.4% and the weighted average remaining term of this lease on September 30, 2025 was 1.75 years.

Right-of-use assets acquired under finance and operating leases as of September 30, 2025 and December 31, 2024, consist of the following (in thousands):

	September 30,	December 31,
	2025	2024
Finance leases:
Office equipment	$144	$177
Finance lease right-of-use assets, net	$144	$177

Operating Leases:
Facilities	$440	$653
Office equipment	34	47
Operating lease right-of-use assets, net	$474	$700

The Company obtained the right of use of real estate located in Tucson, Arizona, in February 2015 under a lease that terminated on December 31, 2022, which was subsequently renewed from February 1, 2022, until January 31, 2027, with no extension option. The first 5.5 months of the renewed term were rent-free, and rent payments escalate annually by 2.5%. As of September 30, 2025 and December 31, 2024, the weighted average discount rate for operating leases with initial terms of more than one year was 12.0% and the weighted average remaining term of these leases was 1.21 and 1.95 years, respectively. On October 14, 2024 the Company established a new twelve (12) month financing lease for equipment. Right-of-use asset acquired under this finance lease at the time of acquisition was $40,000. The lease contains a $1.00 purchase option at the end of the lease term.

7.	COMMITMENTS AND CONTINGENCIES (cont.)

The following table summarizes the Company’s undiscounted cash payment obligations for its operating and finance lease liabilities with initial terms of more than twelve months as of September 30, 2025 (in thousands):

	Operating	Finance
	Leases	Lease
2025 (three months remaining)	$116	$12
2026	412	77
2027	35	27
2028	-	-
Undiscounted total	563	116
Less: imputed interest	(55)	(8)
Present value of future minimum payments	508	108
Current portion of lease liability	(372)	(64)
Lease liability, net of current portion	$136	$44

Certain operating lease agreements for facilities include non-lease costs, such as common area maintenance, which are recorded as variable lease costs. Cash paid for amounts included in the measurement of operating lease liabilities totaled $339,000 and $305,000 for the nine months ended September 30, 2025 and September 30, 2024, respectively. Operating lease expenses for the nine months ended September 30, 2025 and September 30, 2024, are summarized as follows (in thousands):

	Nine Months Ended
	September 30,
	2025	2024
Operating lease cost	$307	$286
Short-term lease cost	8	10
Variable lease cost	51	9
Total operating lease cost	$366	$305

Cash paid under finance leases totaled $59,000 and $38,000 in the nine months ended September 30, 2025, and 2024, respectively.

(b)	China Corporation

On July 2, 2023, the Company granted SynCardia Medical (Beijing), Inc. (“SynCardia Beijing”) exclusive distribution rights of its products in mainland China, Hong Kong, Macau, and Taiwan. Contingent on the Company becoming publicly traded on a stock exchange, it would be committed to contribute approximately $2.85 million in exchange for a 60% ownership interest and control of the board of directors of SynCardia Beijing. Should this occur, non-controlling owners would also invest approximately $2.85 million to obtain a 40% ownership interest in SynCardia Beijing and the Company would begin to consolidate its results in its consolidated financial statements.

As of September 30, 2025, the Company had not consummated the contemplated investment, and SynCardia Beijing continued to operate solely as an independent distributor. The agreement remains in effect; however, the Company is monitoring international and market conditions and intends to proceed when such conditions have stabilized and are supportive of the planned investment. Accordingly, no amounts related to this arrangement have been recognized in the Company’s condensed consolidated financial statements as of and for the three and nine months ended September 30, 2025.

7.	COMMITMENTS AND CONTINGENCIES (cont.)

(c)	Indemnifications

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend indemnified parties for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third-party actions. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company has never incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. The Company currently has directors’ and officers’ insurance.

(d)	Litigation

From time to time the Company may be involved in claims arising in connection with its business. Based on information currently available, the Company believes that the amount, or range, of reasonably possible losses in connection with any pending actions against it in excess of established reserves, in the aggregate, not to be material to its consolidated financial condition or cash flows. However, losses may be material to the Company’s operating results for any particular future period, depending on the level of income or loss for such period.

8.	CONVERTIBLE NOTES

During the period May through September of 2023, the Company issued unsecured convertible notes (the “2023 Convertible Notes”) for a total of $4.2 million, $300,000 of which is from a limited partner in Hunniwell Picard I, LLC (“Hunniwell”), which, immediately subsequent to our IPO closing, owns a majority of the Company’s outstanding common stock, which accrue simple interest at 6% per annum commencing on the issuance date of each 2023 Convertible Note. Issuance costs were not significant and interest accrued totaled $0 and $375,000 as of September 30, 2025 and December 31, 2024, respectively. The maturity date of each 2023 Convertible Note is two years after the issuance date. Each 2023 Convertible Note shall be automatically converted into a number of shares of PMI’s common stock equaling the outstanding balance of the note, being the principal plus accrued interest, divided by 3.2714, on the maturity date or, if sooner, on the day before the Company becomes publicly traded on a stock exchange. The Company determined that the 2023 Convertible Notes did not contain any embedded derivatives requiring bifurcation.

In April, May and July 2025, the Company amended $4.135 million of the $4.160 million 2023 Convertible Notes to extend the maturity date until August 25, 2025, and change the automatic conversion rate to a conversion price equal to 50% (23% post split) of the lowest price per share paid by purchasers of our securities in the event we consummate an IPO (the “Amended Conversion”). On September 9, 2025 $0.025 million of the 2023 Convertible Notes plus interest was paid in cash.

The Company determined that the Amended Conversion features on the 2023 Convertible Notes met the definition of embedded derivatives that were required to be bifurcated and accounted for as derivative liabilities. The Company recorded the fair value of the derivative liabilities at issuance of $3,097,542 as a debt discount to the 2023 Convertible Notes and is amortized to interest expense over the term of the notes. Amortization expense for the three and nine months ended September 30, 2025 amounted to $11,459,854 and $3,097,542, respectively. The debt discount was fully amortized as of September 2, 2025. The Company evaluated the amendment of the $4.135 million 2023 Convertible Notes under the guidance in ASC 470-50, Debt Modifications and Extinguishments, and determined that the amendment was substantive. The original debt and amended debt have the same principal, interest rate and no consideration was received by the debtor in exchange for the amended note, meaning the net carrying amount of the original debt is equal to the reacquisition amount of the amended debt, therefore no gain or loss on the extinguishment accounting was recognized. As such, the embedded conversion feature is accounted for at fair value at the amendment date and changes in the fair value of the Amended Conversion option are charged to earnings. On September, 2, 2025, $4.135 million of the 2023 Convertible Notes plus $0.54 million of related interest were converted to a total 5,029,463 common shares, and the balance of the derivative liability was reclassed to Additional Paid In Capital.

8.	CONVERTIBLE NOTES (cont.)

Between April 2024 and May, 2025, the Company delivered a Convertible Note Purchase Agreement (“2024 Convertible Note Agreement”) to prospective investors seeking to raise an aggregate amount of up to $15.0 million (“2024 Convertible Note”). The unsecured 2024 Convertible Notes accrue simple interest at 6% per annum commencing on the issuance date of each 2024 Convertible Note. The maturity date of each 2024 Convertible Note is six months after the issuance date, or if sooner, on the date in which the Company consummates an IPO. Each 2024 Convertible Note, together with unpaid accrued interest, shall be automatically converted into the securities issued in the IPO at a conversion price equal to 50% (23% post split) of the lowest price per share paid by the other purchasers of equity securities in the IPO (“conversion price”). Alternatively, in the event the Company consummates an equity, debt, or other financing prior to an IPO, then all principal, together with all unpaid accrued interest under the 2024 Convertible Notes, shall automatically convert, in the event of an equity financing, into the securities issued at a conversion price equal to 50% (23% post-split) of the lowest price per share paid by the other purchasers of equity securities prior to such financing, or, in the event of a debt financing prior to an IPO, the terms of these 2024 Convertible Notes shall be amended and restated to match the terms of such debt financing at the lender’s option. The Company has raised total principal of approximately $5.7 million as of September 30, 2025. The Company determined that the conversion features on the 2024 Convertible Notes met the definition of embedded derivatives that were required to be bifurcated and accounted for as derivative liabilities. The Company recorded the fair value of the derivative liabilities at issuance of $1,825,280 as a debt discount to the 2024 Convertible Notes and is amortized to interest expense over the term of the notes. Amortization expense for the three and nine months ended September 30, 2025 amounted to $719,598 and $1,405,891, respectively. In July 2024, $2.7 million of the $5.7 million 2024 convertible notes were modified to reduce the conversion percentage from 80% to 50% (37% to 23% post-split). The Company evaluated the modification of the $2.7 million 2024 Convertible Notes under the guidance in ASC 470-50, Debt Modifications and Extinguishments, and determined that the modification was not substantive. Since the embedded conversion feature is accounted for at fair value both before and after modification, changes in the fair value of the conversion option are charged to earnings. On September 2, 2025, $5.7 million of the 2024 Convertible Notes plus $0.34 million of related interest were converted to a total 6,496,363 common shares, the balance of the derivative liability was reclassed to Additional Paid In Capital and the remaining unamortized debt discount was fully amortized to interest expense.

On November 12, 2024, Richard Fang, former Chief Executive Officer and current director, donated the $7.0 million aggregated convertible note, dated July 2, 2024, and the related accrued interest, to the not for profits organizations, Nexus Science Foundation Inc. (“Nexus”), and Another Dimension Foundation (“Another Dimension”). Under this donation, Nexus and Another Dimension will each receive 50% of the converted value in registered shares. On September 2, 2025, $3.5 million of the Nexus note plus $0.24 million of related interest, and $3.5 million of the Another Dimension note plus $0.24 million of related interest were converted to 4,054,517 and 4,054,517 common shares, respectively, the balance of the derivative liability was reclassed to Additional Paid In Capital and the remaining unamortized debt discount was fully amortized to interest expense.

The following table summarizes the balances of the convertible notes (in thousands):

	As of
	September 30,	December 31,
	2025	2024
2023 Convertible Notes	$-	$4,160
2024 Convertible Notes	-	10,746
Less: unamortized debt discount	-	(78)

Subtotal	$-	$14,828

Less: Current portion	-	(14,828)

Convertible notes, net of current portion	$-	$-

Accrued cumulative interest:	$-	$725

9.	TEMPORARY EQUITY AND STOCKHOLDER’S DEFICIT

(a)	Redeemable Convertible Preferred Stock

In September 2021, the Company amended the Articles of Incorporation to allow for the issuance of 30,000,000 shares of Series A-1 Preferred Stock (as defined below). Upon certain change in control events that are outside of the Company’s control, including sale of substantially all of the Company’s assets or the occurrence of a Deemed Liquidation Event (as defined in the Company’s amended and restated Articles of Incorporation), the holders of the shares of Series A-1 Preferred Stock may cause redemption of the shares of the Series A-1 Preferred Stock. Accordingly, these shares are considered contingently redeemable and are classified as temporary equity on the accompanying consolidated balance sheets. The Series A-1 Preferred Stock may be converted at the option of the holder at any time and without the payment of additional consideration by the holder into a number of fully paid and non-assessable shares of common stock based on the terms within the Articles of Incorporation.

In September 2021, 10,000,000 shares of Series A-1 Preferred Stock were sold for cash proceeds of $1.00 per share, and 2,065,000 shares of Series A-1 Preferred Stock were issued as conversion shares to holders of the then outstanding convertible notes at a price of $1.00 per share. In December 2022, 5,550,000 shares of Series A-1 Preferred Stock were issued for payment in kind of notes payable at a price of $1.00 per share. In December 2022, 791,857 shares of Series A-1 Preferred Stock were issued for a total consideration of $2,650,000. No gain or loss is recognized on the settlement of the $5,550,000 notes as the conversion of the notes and the proceeds received of $2,650,000 were considered capital contributions to reach the $20 million capital raise provided for in the acquisition agreement with Sindex SSI Financing, LLC (“Sindex”).

Following are the rights and privileges related to the Series A-1 redeemable convertible preferred stock (the “Series A-1 Preferred Stock”):

●

Dividend Provision: The holders of the preferred stock in preference to the holders of common stock are entitled to receive, if and when declared by the board of directors, dividends at the rate of 12% of the original issue price, defined as $1.00, per annum. Such dividends are cumulative and compound annually. No dividends have been declared to date. In addition, the holders of the preferred stock are entitled to receive a dividend equal to any dividend paid on common stock, when and if declared by the board, on the basis of the number of common shares into which the preferred stock may be convertible. Undeclared dividends with respect to the outstanding Series A-1 Preferred Stock as of September 30, 2025 totaled $0 million, due to the Preferred Conversion described below, and as of December 31, 2024, totaled approximately $7.0 million. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series A-1 Preferred Stock will be entitled to the original issue price plus accrued dividends before any funds are available to common stockholders.

●

Conversion Rights: All holders of the Company’s preferred stock have a right to convert the outstanding balances of preferred shares at any time following the date of issuance into a number of fully paid common shares, as specified in the Articles of Incorporation. The conversion rate is the original issue price for the relevant shares divided by the conversion price of the relevant shares, subject to anti-dilution adjustments. In the event of a sale of shares in a public offering resulting in gross proceeds of $25 million to the Company, such conversion into common stock would be mandatory. The 18,406,857 shares of Series A-1 Preferred Stock outstanding on July 7, 2025 were converted, by the holders, into 39,618,919 shares of common stock. As of September 30, 2025, the were no outstanding Preferred Stock holders.

●

Liquidation Preferences: In the event of any liquidation, dissolution, winding-up or sale or merger of the Company, whether voluntarily or involuntarily, each holder of Preferred Stock is entitled to receive, in preference to the holders of common stock, a per-share amount equal to the original issue price, plus all declared but unpaid dividends. As of September 30, 2025, the redemption preference on liquidation would be approximately $0 million, due to the Preferred Conversion described below.

●

Voting Rights: Each holder of outstanding shares of Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Preferred Stock vote together with the holders of Common Stock on an as-converted-to-Common-Stock-basis and not as a separate class.

Preferred Conversion: On July 7, 2025, Hunniwell exercised the option to convert all of its Series A-1 Preferred Stock to 39,619,919 shares of common stock. At the time of conversion, no dividends were declared or paid.

9.	TEMPORARY EQUITY AND STOCKHOLDER’S DEFICIT (cont.)

(b)	Common Stock

The Company is authorized to issue 150,000,000 shares of common stock, $0.0001 par value per share. The voting, dividend and liquidation rights of the common stock are subject to and qualified by the rights, powers, and preferences of the holders of the Series A-1 Preferred Stock. The Company shall not declare or pay a dividend on any share of Preferred Stock without also declaring or paying a dividend on any share of common stock that is equal to the dividend declared and or paid on the share of Preferred Stock divided by the number of shares of common stock into which such share of Preferred Stock is then convertible.

The holders of common stock are entitled to one vote per share at all meetings of stockholders, provided that they may not vote to amend the Certificate of Incorporation relating to the terms of any outstanding series of Preferred Stock if the holders of that series are entitled to vote thereon. The number of authorized shares of common stock may only be changed by the affirmative vote of the holders of a majority of shares outstanding. There are no sinking fund provisions applicable to the common stock.

The Company had shares of common stock reserved for issuance as follows:

	September 30,	December 31,
	2025	2024
Conversion of Convertible Notes	-	1,386,344
Options issued and outstanding	7,647,597	7,210,742
Available for future grants of equity awards	746,763	1,183,618
Total	8,394,360	9,780,704

(c)	US Unicorn Agreement

On August 19, 2024, the Company entered into an Acceleration Program Participation Agreement (the “Participation Agreement”), a memorandum of understanding (the “MOU”), a Share Issuance Agreement (the “Share Issuance Agreement”) and a side letter (the “Side Letter,” and, together with the Participation Agreement, the MOU and the Share Issuance Agreement, the “Unicorn Agreements”) with the US Unicorn Foundation, Inc. (“Unicorn”) to provide advisory services in relation to the Company’s planned IPO listing (“Listing”). More specifically, Unicorn will make its best effort to raise, $5 million in capital for the pre-IPO financing round, and connect the Company with underwriters that could support the Listing, as well as other Listing related services in exchange for 2% of Company equity due on signing of the Unicorn agreement, followed by an additional 3% of Company equity if a follow-on financing is completed within 12 months of the Listing. The Side Letter also provides that if the Company does not complete an IPO within 12 months from the date of the agreement or if the Company abandons its pursuit of an initial public offering, Unicorn shall promptly return the Unicorn Shares to the Company. On August 25, 2024, the Company issued 1,342,650 shares at a fair value of $0.80 per share to Unicorn in satisfaction of the 2% of Company equity due on signing of the Unicorn agreement. On July 21, 2025, the Company sent a notice of termination to Unicorn to terminate Unicorn Agreements. On August 22, 2025, the 1,342,650 shares were returned and were then cancelled by the Company.

(d)	Common Stock Issuance

In March 2025, the Company entered into subscription agreements with certain investors for the sale of 352,852 shares of the Company’s common stock at a price of $1.42 per share for total consideration of $500,000.

In April 2025, the Company entered into subscription agreements with certain investors for the sale of 695,277 shares of the Company’s common stock at a price of $1.42 per share for total consideration of $1.0 million.

On July 7, 2025, Hunniwell exercised the option to convert all of its Series A-1 Preferred Stock to 39,618,919 shares of common stock. At the time of conversion, no dividends were declared or paid.

In July 2025, the Company received $0.75 million from three investors for the purchase of 568,184 shares of common stock at a price of $1.32 per share.

9.	TEMPORARY EQUITY AND STOCKHOLDER’S DEFICIT (cont.)

(e) Completion of Initial Public Offering (“IPO”)

On September 2, 2025, the Company completed its IPO of 4,250,000 shares of common stock at a price of $4.00 per share for gross proceeds to the Company of $17 million. In connection with the IPO, the 2023 Convertible Notes, 2024 Convertible Notes and Another Dimension and Nexus notes were automatically converted into 19,634,860 shares of common stock. The offering cost of the IPO included approximately $4.16 million in underwriter commissions, legal expenses and other related offering costs resulting to net proceeds to the Company of $12.859 million.

On September 9, 2025, the Company completed the closing of the underwriter over allotment for 637,500 shares of common stock at a price of $4.00 per share for gross proceeds to the Company of $2.6 million. The offering costs of this closing were $0.2 million in underwriter commissions and expenses, for net proceeds to the Company of $2.35 million.

10.	SHARE BASED COMPENSATION

On September 26, 2021, the Company’s board of directors approved the adoption of the 2021 Equity Incentive Plan (the “2021 Plan”), under which the Company is authorized to issue incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock awards and performance awards that may be settled in cash, stock, or other property.

The aggregate number of shares of common stock authorized for issuance under the 2021 Plan is 8,394,360 shares, which may be increased through an amendment to the 2021 Plan adopted by the board of directors. The number of shares authorized is subject to standard adjustments in the event of a stock split, stock dividend or other extraordinary dividend, or other similar change in the Company’s common stock or capital structure. Awards that expire or are cancelled generally become available for issuance again under the 2021 Plan. Awards have a maximum term of ten years from the grant date and vest over four years, but may vest over varying periods, as specified by the Company’s board of directors for each grant. In October, 2025, the Company amended the 2021 Plan as described in the below footnote 15. Subsequent Events.

A summary of stock option transactions for the nine months ended September 30, 2025 is as follows:

			Weighted
	Shares	Number of	Average
	Available	Options	Exercise
	For Grant	Outstanding	Price
Balance at December 31, 2024	1,183,618	7,210,742	$0.49
Granted	(833,588)	833,588	$2.11
Forfeited	107,323	(107,323)	$0.23
Cancelled	289,410	(289,410)	$0.41
Balance at September 30, 2025	746,763	7,647,597	$0.66

As of September 30, 2025, there were 7,647,597 options outstanding, with a weighted average exercise price of $0.66, a weighted average remaining term of 7.36 years, and an aggregate intrinsic value of $60.0 million. Of these, 4,930,433 were vested, with a weighted average exercise price of $0.43, a weighted average remaining term of 6.81 years and an aggregate intrinsic value of $39.8 million. The options vest over a period of 4 years.

The aggregate intrinsic value represents the total pre-tax value (i.e., the difference between the Company’s stock price and the exercise price) of stock options outstanding as of September 30, 2025, which, based on the active market for the Company’s common stock, was valued at $8.50 per share, which would have been received by the option holders had all their in-the-money options been exercised and sold as of that date. No options have been exercised since the 2021 Plan’s adoption.

10.	SHARE BASED COMPENSATION (cont.)

On May 30, 2025, the Company granted 833,588 stock options with a post stock split exercise price of $2.11 and a term of 10 years. The options vest over a period of 4 years. The Company measures the fair value of all stock-based awards on the grant date and records the fair value of these awards to compensation expense over the vesting period. The fair market value of the May 30, 2025 stock-based awards was determined using the Black-Scholes option pricing model which used the following assumptions:

Stock Price	$1.42
Expected dividend yield	0%
Expected stock price volatility	189%
Risk-free interest rate	4.69%
Expected term (years)	6.08

Total stock-based compensation recognized for options was as follows (in thousands):

	Nine Months Ended
	September 30,	September 30,
	2025	2024
Cost of revenue	$42	$9
Research and development	15	10
Selling, general and administrative	471	641
Total stock-based compensation	$528	$660

As of September 30, 2025, the unrecognized stock-based compensation cost related to outstanding stock options that are expected to vest was $1,923,000 which the Company expects to recognize over an estimated weighted average period of 2.76 years.

11.	INCOME TAXES

The primary differences between the federal statutory income tax rate and the Company’s effective tax rate are due to permanent differences such as meals and entertainment expenses that are non-deductible for tax, state income taxes, the net change in valuation allowance, and other non-taxable items.

The tax effects of temporary differences and carryforwards that gave rise to significant portions of the deferred tax assets and liabilities for the nine months ended September 30, 2025 and 2024, were net operating loss carryforwards, accruals and reserves, credits, fixed assets, and other items.

At December 31, 2024, a full valuation allowance was provided for the tax benefits that may not be realized and is still in effect at September 30, 2025. Management believes, based on a variety of factors, it is more likely than not that the deferred income tax assets will not be fully realized.

12.	NET LOSS PER SHARE

Basic and diluted net loss per share are shown in the consolidated statements of operations and comprehensive loss.

No adjustment has been made to the net loss for charges related to the 2023 Convertible Notes, 2024 Convertible Notes or Series A-1 Preferred Stock as the effect would be anti-dilutive due to the Company’s net loss. The following outstanding stock options and shares issuable upon conversion of the Convertible Notes and the Series A-1 Preferred Stock were not considered in the computation of diluted net loss per share attributable to holders of common stock as they had antidilutive effects for the nine months ended September 30, 2025 and 2024:

	Nine Months Ended
	September 30,
	2025	2024
Common shares issuable upon exercise of common stock options	7,647,597	7,670,413
Common shares issuable upon conversion of Convertible Notes	-	1,367,908
Shares issuable upon conversion of Series A-1 Preferred Stock	-	39,618,919
Total common shares excluded from denominator for diluted earnings per share computation	7,647,597	48,657,240

13.	RETIREMENT PLANS

The Company maintains a 401(k) Plan for the benefit of eligible employees in the United States. The 401(k) Plan includes a cash or deferred arrangement pursuant to Section 401(k) of the Internal Revenue Code sponsored by the Company to provide eligible employees an opportunity to defer compensation and have such deferred amounts contributed to the 401(k) Plan on a pre-tax basis, subject to certain limitations. The Company, at the discretion of the Board of Directors, may make contributions of cash to match deferrals of compensation by participants in the 401(k) Plan. To date, the Company has made no matching contributions to the 401(k) Plan.

14.	RELATED PARTY TRANSACTIONS

Versa Capital Management, LLC (“Versa”) shares common ownership with Sindex, which owned 100% of the outstanding membership interest of SynCardia prior to the acquisition by PMI. To enable Versa to pay transaction costs on behalf of SynCardia in conjunction with PMI’s acquisition, on September 27, 2021, PMI advanced $100,000 to Versa under an unsecured promissory note (the “Versa Note”) which accrues interest at 8% per annum, compounding annually, repayable within 18 months. The balance receivable under the Versa Note, including accrued interest, was $137,000 as of September 30, 2025, and $112,000 as of September 30, 2024. This note receivable has not been collected. The Versa Note is included within the caption “Due from related parties” within current assets.

On January 11, 2024, the Company borrowed $1.0 million from Fang Family Fund, LLC, an entity affiliated with one of its executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

On February 6, 2024, the Company borrowed $450,000 from Fang Family Fund, LLC, an entity affiliated with one of its executive directors, under an interest-free loan which was repaid on February 8, 2024.

On February 21, 2024, the Company borrowed $450,000 from Fang Family Fund, LLC, an entity affiliated with one of its executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

14.	RELATED PARTY TRANSACTIONS (cont.)

On March 11, 2024, the Company borrowed $500,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors, under an interest-free loan which was repaid on May 17, 2024.

On March 28, 2024, the Company borrowed $500,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

On April 10, 2024, the Company borrowed $500,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

On April 17, 2024, the Company borrowed $200,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors, under an interest-free loan which was repaid on May 17, 2024.

On June 5, 2024, the Company borrowed $500,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors. This loan was consolidated in a convertible note on July 2, 2024 (“FFF Convertible Note”) as described below.

On June 25, 2024, the Company borrowed $350,000 from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors, under an interest-free loan, repayable after six months or, if sooner, on a date within two months of the loan execution date in on which $1,000,000 in external funding is received. On November 18, 2024, $172,450 of this loan has been repaid. On May 6, 2025, $90,000 of this loan has been repaid. On September 3, 2025 the $87,500 remaining balance on this loan was repaid.

Effective July 2, 2024, all loans outstanding as of June 20, 2024, from Richard Fang, Fang Family Fund, LLC and Fang Family Fund II, LLC, were consolidated into one loan with a total principal amount of approximately $7.0 million. This loan accrues simple interest at the rate of 6% per annum, and is repayable after six months, unless amended. However, in the event of an initial public offering, while the loan remains outstanding, all principal, together with all unpaid accrued interest, would be automatically converted into common stock of the Company at a 77% discount to the lowest price per share paid by the other purchasers of the equity securities in the initial public offering. The Company evaluated the modification of the notes under ASC 470-50, Debt Modifications and Extinguishments, and determined that the notes were extinguished due to the addition of a substantive conversion option. There was no gain or loss from the debt extinguishment. The Company determined that the conversion feature on the convertible note met the definition of an embedded derivative that was required to be bifurcated recorded the fair value of the derivative liability at issuance of approximately $2.0 million as a debt discount to this convertible note and is amortized to interest expense over the term of the notes. Amortization expense for the nine months ended September 30, 2025 amounted to $22,000. On November 12, 2024, Richard Fang, former Chief Executive Officer and current director, has donated the $7.0 million aggregated convertible note, dated July 2, 2024, and the related accrued interest, to the unrelated not-for-profit organizations, Nexus Science Foundation Inc. (“Nexus”), and Another Dimension Foundation (“Another Dimension”). Under this donation, Nexus and Another Dimension will each receive 50% of the converted value in registered shares. On September 2, 2025, the Nexus note and the Another Dimension note were converted, see also 8. Convertible Notes.

On July 9, 2024, we borrowed $580,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under a loan which bears interest at the LIBOR rate, compounding monthly, repayable after six months or, if sooner, on the date in which $5 million in external funding is received. We have amended this loan to reflect the change to SOFR from LIBOR. This loan plus accrued interest of $31,918 was repaid on September 4, 2025.

On August 7, 2024, we borrowed $110,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under an interest-free loan, repayable after six months or, if sooner, on the date on which we go public through a successful IPO or receives $5 million in external funding. This loan was repaid on September 4, 2025.

14.	RELATED PARTY TRANSACTIONS (cont.)

On August 21, 2024, we borrowed $350,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under an interest-free loan, repayable after six months or, if sooner, on the date on which we go public through a successful IPO or receives $5 million in external funding. This loan was repaid on September 4, 2025.

On September 17, 2024, we borrowed $450,000 from Fang Family Fund II, LLC, an entity affiliated with one of our executive directors, under an interest-free loan, this is a short-term loan and shall become due in full and repaid upon our receipt of the same amount of funds or greater within a two-month (60 days) period after receiving the subject loan from an external investor (not a related party). If we are unable to repay the loan within a two-month period after receiving this short-term loan, the Fang Family Fund II, LLC will be entitled to all proceeds from sales until the loan is repaid. This loan was repaid on September 4, 2025.

As of September 30, 2025, the Company determined that it overpaid interest on the above Fang Family loans of $134,712 and recognized this amount as a receivable reported in “Due from related parties” in the consolidated balance sheet as of September 30, 2025.

Senior Secured Notes:

On various dates in January and June 2025, the Company borrowed $1.75 million from Fang Family Fund II, LLC, an entity affiliated with one of its executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by the Company in cash at any time before or after twelve (12) months from the date of the transfer of funds (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. Under these notes, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On September 4, 2025 the $1.75 million loan plus $0.05 million in interest has been paid.

On July 1, 2025, the Company amended a $250,000 related party working capital loan, issued on August 20, 2024, and issued a $93,633 loan to Hunniwell for travel expense reimbursements and a $187,190 loan to Daniel Teo, for severance from prior employment, under the same terms as the Senior Secured Notes. Under the Senior Secured Notes, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any, and all sums due under the Senior Secured Notes. On July 1, 2025, the Company extended the maturity date of the Senior Secured Notes to October 15, 2025. On September 9, 2025, the $250,000 related party working capital loan plus $15,781 interest, the $93,633 Hunniwell travel expense reimbursement loan plus $5,237 interest, and the $187,190 severance loan plus $2,042 interest have been paid.

On July 8, 2025 the Company borrowed $425,000 from Fang Family Fund I, LLC, an entity affiliated with one of its executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by the Company in cash on October 15, 2025 (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. Under these notes, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On September 4, 2025 the $425,000 loan plus $4,533 interest has been paid.

On August 18, 2025 the Company borrowed $450,000 from Fang Family Fund I, LLC, an entity affiliated with one of its executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by the Company in cash on October 15, 2025 (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. Under these notes, the Company unconditionally grants, assigns, and pledges to the Holder a continuing security interest in all of the Company’s right, title, and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all sums due under this note. On September 4, 2025 the $450,000 loan plus $1,200 interest has been paid.

The term Collateral in the above loans refers to all assets of the Company, including without limitation all of the Company’s right, title, and interest in assets, whether now owned or hereafter acquired or arising and wherever located.

15.	SUBSEQUENT EVENTS

In connection with the issuance of the consolidated financial statements for the nine months ended September 30, 2025, the Company has evaluated subsequent events through the date the consolidated financial statements were issued.

Amended Incentive Plan:

On October 10, 2025, the Company’s stockholders approved an amendment to the Company’s 2021 Equity Incentive Plan (the “Amended Incentive Plan”) to (i) increase the aggregate number of shares of Common Stock available under the 2021 Equity Incentive Plan to a total of 18,000,000 shares, (ii) include warrant as a type of awards issuable under the Amended Incentive Plan, and (iii) to ratify the 2021 Equity Incentive Plan.

Related Party Loan and Receivable:

On November 26, 2025, the Company borrowed $1,000,000 from Fang Family Fund I, LLC, an entity affiliated with one of its executive directors, under a loan agreement which bears 6% interest per annum. The principal and accrued interest of this Note will be due and payable by the Company in cash on November 27, 2026 (the “Maturity Date”) at the Company’s written election or upon written demand by the Holder. Notwithstanding the foregoing sentence, the Company may, with the written consent of Holder, elect to extend the Maturity Date. On January 5, 2026, the $1,000,000 loan plus $6,575 interest, less the amount of the $134,712 Related Party Receivable has been paid.

Senior Secured Notes

On December 24, 2025, we entered into a Securities Purchase Agreement with the Institutional Investor pursuant to which we agreed to issue and sell senior secured notes due 2028 and warrants to purchase shares of our common stock. An initial $15,000,000 aggregate principal amount of notes was issued at the initial closing on December 26, 2025, and we may issue up to an additional $35,000,000 aggregate principal amount of notes in one or more subsequent closings, in each case subject to the terms and conditions set forth in the Purchase Agreement. The warrants issued at the initial closing are exercisable for up to 7,009,346 shares of our common stock at an initial exercise price of $2.675 per share, subject to adjustment as provided in the warrants.

PICARD MEDICAL, INC.

17,000,000 Shares of Common Stock

PROSPECTUS

February 10, 2026